The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC. This prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant To Rule 424(b)(3)
Registration Nos. 333-112216 and 333-125385

PROSPECTUS SUPPLEMENT (Subject To Completion)	Issued June 1, 2005
(To Prospectus dated March 1, 2004)
3,690,000 Shares
Common Stock

        We are offering 3,690,000 shares of our common stock.

      Our common stock is listed on the New York Stock Exchange under the symbol “URS.” On May 31, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $33.83 per share.

       Investing in our common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 4 of the accompanying prospectus.

PRICE $          A SHARE

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	URS

Per Share	$	$	$
Total	$	$	$
      We have granted the underwriters the right to purchase up to an additional 369,000 shares of common stock from us to cover over-allotments, if any.
      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriters expect to deliver the shares to purchasers on                           , 2005.

Joint Book-Running Managers

Morgan Stanley	Merrill Lynch & Co.

Credit Suisse First Boston

Lehman Brothers

UBS Investment Bank

D.A. Davidson & Co.	Morgan Joseph & Co. Inc.
                          , 2005

[INSIDE FRONT COVER]

PHOTO:

From left to right: National Archives Building, Washington DC; U.S. Naval Academy Bridge, Annapolis MD; Hyperion Wastewater Treatment Plant, Los Angeles, CA; Orlando International Airport, Orlando FL; The Pentagon, Arlington VA; Tampa Ybor Historic Electric Streetcar, Tampa FL; URS logo.
Bottom: Hiawatha Corridor LRT, Minneapolis MN.

CAPTION:

The URS Division provides services to federal, state and local government agencies, and to private sector clients. We offer the full range of services needed to design, maintain and improve infrastructure—including highways, bridges, mass transit systems, airports, utilities, and water supply and wastewater treatment facilities, as well as healthcare complexes, schools and other public buildings. We also provide environmental services for military, commercial and industrial facilities.

      Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “our,” “URS,” “us” or “we” refer to URS Corporation, a Delaware corporation, and its subsidiaries. Except as otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option to purchase up to 369,000 shares of common stock.

      This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, including a description of our common stock beginning on page 6. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.
      You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of the prospectus supplement entitled “Incorporation of Certain Documents by Reference.”

INDUSTRY AND MARKET DATA
      Industry and market data presented in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference, including information relating to our relative position in the engineering design services industry, is based upon our review of industry publications, such as Engineering News-Record and publications by the Government Electronics Industry Association, and other publicly available information. Although we believe that these sources are reliable, we have not verified the information and cannot assure you that such information is accurate or complete.

ii

PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and/or the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and the related notes contained in this prospectus supplement and the documents incorporated by reference. Effective January 1, 2005, we adopted a 52/53 week fiscal year ending on the Friday closest to December 31st, with interim quarters ending on the Fridays closest to March 31st, June 30th and September 30th. References in this prospectus supplement to “fiscal year 2004” or “fiscal year ended 2004” mean our fiscal year ended October 31, 2004.
OUR COMPANY
      We are one of the world’s largest engineering design services firms and a major U.S. federal government contractor for systems engineering and technical assistance, and operations and maintenance services. We operate through two divisions: the URS Division and the EG&G Division. Our URS Division provides a comprehensive range of professional planning and design, program and construction management, and operations and maintenance services to all client types. Our EG&G Division provides operations and maintenance, systems engineering and technical assistance, and program management services to various U.S. federal government agencies, primarily the Departments of Defense (the “DOD”) and Homeland Security (the “DHS”). We have grown our business organically and through acquisitions, thus diversifying our client base, service offerings and markets served. As a result, we are well positioned to service clients locally, nationally and globally and are able to capitalize on trends such as increased infrastructure spending and federal government spending and outsourcing. In fiscal year ended 2004, we had revenues of $3.4 billion, net income of $61.7 million and more than 27,000 employees.
      Through our extensive network of more than 300 principal offices and contract-specific job sites across the U.S. and in more than 20 countries, we serve federal, state and local government agencies and private industry clients, worldwide. Our URS Division provides the full range of services required to plan, design, maintain and improve infrastructure, including highways, bridges, mass transit systems, airports, and water supply and wastewater treatment facilities, as well as schools, healthcare complexes and other public buildings. Our URS Division also provides a variety of environmental services for military, commercial and industrial facilities. Our EG&G Division provides a wide range of services to the U.S. federal government, including maintaining and upgrading military aircraft, vehicles and equipment and supporting the design and development of new weapons systems. Our EG&G Division also operates and maintains military installations, provides flight training to the U.S. armed forces and its allies, and provides logistics support for government warehousing and distribution centers. In addition, our EG&G Division provides a variety of technical support services for global threat reduction programs.
      The following charts illustrate the balance and diversity of our revenue base for fiscal year 2004:

      The diversity of our client base and service offerings across numerous markets and geographies enables us to direct our resources to meet changing market and project demands. We are able to balance our workload during temporary downturns and have the flexibility to respond quickly to increased demand in growth markets. Consequently, we are well positioned to benefit from fundamental market trends, including:

•	increased spending and outsourcing by the federal government;

•	increased use of large, omnibus contracts by the federal government;

•	greater emphasis on domestic security;

•	growing need for public infrastructure;

•	consolidation of engineering and environmental service providers by our private industry clients; and

•	growing demand for cost-effective compliance with environmental regulations.
      In our federal government business, we believe we are well suited to provide a broad range of outsourced defense and homeland security services to the DOD and the DHS. Operations and maintenance services represented 31% of our revenue for fiscal year 2004. The market for operations and maintenance services for the DOD is expected to total more than $198 billion in 2005, or approximately 40% of the DOD budget. In addition, the proposed DOD budget supports the Defense Transformation initiative, designed to improve the efficiency and cost-effectiveness of the military by converting up to 320,000 military jobs to civilian positions. Many of these outsourced positions are in areas presently served by our EG&G Division. In our state and local government business, we anticipate that spending will increase as agencies address their public infrastructure needs and funding becomes available for deferred infrastructure projects. Moreover, federal appropriations provide a significant portion of state and local funding for transportation and infrastructure improvement projects. For example, the proposed Highways Authorization bill, the successor to TEA-21, which was recently passed by Congress, would provide approximately $284 billion of transportation spending over the next six years. In addition, Vision-100, the successor to AIR-21, authorizes $10.8 billion to be spent on air transportation programs from 2005 to 2007. In our private industry business, our clients, such as Alcoa, BP, Chevron, ConocoPhillips, Williams, Tennessee Valley Authority and U.S. Steel, are increasingly addressing their environmental engineering and consulting requirements by entering into Master Service Agreements (“MSAs”) with us and a select number of other providers on a national and global basis.
      The following table provides a summary of our business by client type, services and markets:

Client Type	Representative Services	Representative Markets	Representative Clients

Federal Government	• Operations & Maintenance
— Manage military base logistics, including overseeing the operation of government warehousing and distribution centers, as well as government property and asset management
— Logistics management
— Maintain, modify and overhaul military vehicles, vessels and aircraft
— Pilot training programs
— Support high security systems
— Operate and maintain military flight training services	• Installations & Logistics • Defense Systems • Surface, Air & Rail Transportation • Environmental • Homeland Security • Facilities	• Department of Defense
• Department of Homeland Security
• Department of Energy
• Department of Justice
• Department of State
• NASA
• Federal Aviation Administration
• Environmental Protection Agency
• General Services Administration
• United States Postal Service

Client Type	Representative Services	Representative Markets	Representative Clients

• Systems Engineering & Technical Assistance — Define operational requirements and develop specifications
— Review hardware and software design data
— Develop engineering documentation for weapons systems
• Planning & Design
— Master, land-use and transportation planning
— Technical and economic feasibility studies
— Environmental impact assessments
— Permitting to ensure compliance with applicable regulations
— Analysis of alternative designs
— Development of conceptual and final design documents
• Program Management
— Oversee large military programs for naval, group, vessel and airborne military platforms
— Manage large capital improvement programs, including planning, coordination, schedule and cost control, and design, construction and commissioning oversight
• Construction Management
— Cost and schedule management
— Change management
— Document control
— Contract administration
— Inspection
— Quality control and quality assurance
— Claims and dispute resolution
State & Local Government	• Planning & Design
— Studies, analyses, planning and engineering and architectural design for:
   — Bridges, highways and roads
   — Airports, mass transit systems and railroads
   — Schools, courthouses, correctional facilities and other public use facilities
— Water/wastewater and hazardous waste treatment facilities	• Surface, Air & Rail Transportation • Facilities • Water/Wastewater • Environmental • Homeland Security	• State departments of transportation, airports, transit authorities and railroad systems
• Municipalities
• State environmental protection agencies
• Local planning boards
• School authorities
• Water and sewer authorities

Client Type	Representative Services	Representative Markets	Representative Clients

• Program & Construction Management
— Manage all phases of a project, from planning and design through construction, for project types listed above under planning and design
— Manage the construction process, including schedule, cost and quality, for project types listed above under planning and design
• Operations & Maintenance
— Operation of state highway management systems

Private Industry	• Planning & Design — Environmental assessment, due diligence and permitting at commercial and industrial facilities — Design for hazardous waste remediation and treatment systems	• Commercial/Industrial • Facilities • Water/Wastewater • Environmental • Homeland Security	• More than half of the Fortune 500 companies, including Alcoa, BP, Chevron, ConocoPhillips, Williams and U.S. Steel • Tennessee Valley Authority
• Program & Construction Management
— Manage all projects under large environmental programs for commercial and industrial clients, involving work at multiple sites around the world
— Manage the construction of hazardous waste remediation and treatment systems
— Manage the construction process, including schedule, cost and quality, for project types listed above under planning and design
• Operations & Maintenance
— Manage environmental remediation programs at commercial and industrial facilities and Superfund sites
International	• All service types	• All market types	• All client types
Strengths
      Market Leadership in Attractive Market Segments. We are one of the world’s largest engineering design services firms and a major U.S. federal government contractor for systems engineering and technical assistance, and operations and maintenance services. We hold leading positions in the significant engineering markets we serve, and are ranked by Engineering News-Record among the top ten service providers in each of these markets. For example, we are the leading provider of design services to the hazardous waste industry and rank second among providers to the transportation industry. We are one of the nation’s largest providers of services to the DOD and the DHS and we also provide services to the Department of Energy, the Environmental Protection Agency, NASA and other federal agencies. Revenues under contracts with federal government agencies represented approximately 48% of our total revenues for fiscal year 2004. Our worldwide network of more than 300 principal offices and contract-specific job sites provides us with a strong local presence in 47 states and more than 20 countries in which we operate and helps us better serve our private industry clients. As a result of our market leadership and reputation for high-quality service, we believe we are well positioned to benefit from anticipated spending increases by clients in our markets, particularly in the areas of defense and homeland security, as well as public infrastructure as state and local governments seek to restore, expand and upgrade existing facilities.
      Comprehensive Range of Services. We believe that we are one of the few engineering design services firms that can perform major projects over their full life cycles, providing a comprehensive range of services from engineering planning and design to operations and maintenance. As a result of our national and international presence, we can offer our clients local knowledge and expertise backed by the support of one of the largest engineering design services firms worldwide. Our scale allows us to successfully perform major multi-service contracts around the world. Increasingly, our private industry clients seek to contract with fewer service providers that can offer a more comprehensive range of services. Our broad range of services and global capabilities enable us to maximize revenue per customer and position us to capture additional market share with clients that seek to enter into omnibus contracts or MSAs.
      Diversified Client Base with Recurring Revenues. We offer our comprehensive range of services to a diverse client base in multiple markets. Our clients include more than 25 federal government agencies, 300 state and local government agencies and 2,300 private industry clients, which have included over half of the Fortune 500 companies. Market leadership, breadth of services and a reputation for high-quality, value-added services have enabled us to establish strong, long-term client relationships and provide us with a recurring base of revenues. For example, during fiscal year 2004, more than 80% of our revenues were generated from existing repeat clients and our EG&G Division achieved a 80% success rate on recompetes for federal contracts. In addition, approximately 55% of our private industry revenue was derived from MSAs for fiscal year 2004. Our substantial backlog and strong client relationships help provide a high degree of visibility into our future financial results. Based on historical conversion rates, we estimate converting approximately 56% of our backlog of $3.8 billion at October 31, 2004 into revenues within the next 12 months. Our book of business, which includes backlog, project designations, option years and indefinite delivery contracts, was $10.1 billion at October 31, 2004.
      Attractive Operating Model that Generates Strong Cash Flow. Our strong operating model contributed to the generation of $95.5 million in net cash from operating activities during fiscal year 2004. This enabled us to rapidly repay debt and strengthen our balance sheet. Since the acquisition of EG&G, we have reduced our outstanding debt from $955.6 million as of October 31, 2002 to $540.1 million as of April 1, 2005. We have a variable cost structure that allows us to rapidly respond to changes in the demand for our services. Additionally, we have achieved economies of scale that allow us to increase our revenues without proportionately increasing our general and administrative expenses. We also have an established risk assessment and management process that includes rigorous guidelines regarding the type and scope of our projects and requires management review and approval for contracts. Our contract mix is weighted toward providing professional engineering and operations and maintenance services via cost-plus, time-and-materials and negotiated fixed-price contracts, which are generally lower risk than lump-sum, low-bid fixed-price contracts.
      Successful Acquisition Track Record. Since 1996, we have made five significant acquisitions that have strategically positioned us as an industry leader. Through acquisitions, we have broadened our markets, geographic reach and technical expertise and greatly diversified our client and service base. We have also successfully integrated these acquisitions, retained the key employees of acquired companies and achieved cost savings. The acquisition of the EG&G Division in August 2002 significantly enhanced our ability to provide operations and maintenance services to the federal government.
      Experienced Management Team and Skilled Workforce. Our senior management has successfully grown our business through a highly disciplined acquisition strategy and steady focus on managing key aspects of our business, including costs, cash and risk. Our senior management has an average of over 20 years of experience in our industry. We also have an experienced and skilled workforce of over 27,000 employees, including planners, engineers, architects, scientists, environmental specialists, technicians, program and construction managers and operations and maintenance specialists. Many of our employees developed specialized skills while working for the military and over 17% of our EG&G Division’s employees hold security clearances, enabling them to work on classified government projects.
Growth Strategy
      Capitalize on Underlying Trends in Core Markets. We believe that we are well positioned to capitalize on the growth in our primary customer segments:
           Federal. Our federal government customers present continued growth opportunities for us, based on secured funding and anticipated spending by the DOD and the DHS. The DOD supplemental financing bill, which includes approximately $76 billion to fund military operations in the Middle East, has been passed by the House of Representatives. If approved, a portion of this funding will be used to maintain and update military equipment. As a result, we expect continued demand for our EG&G Division’s operations and maintenance services. We also expect an increased volume of work under existing DOD contracts to provide environmental services for military sites and architectural and engineering services for facilities projects. In addition, we have been awarded several homeland defense-related assignments under existing contracts and believe that our participation in this emerging market will continue to grow. Furthermore, the proposed DOD budget supports the Defense Transformation initiative, designed to improve the efficiency and cost-effectiveness of the military by converting approximately 320,000 military jobs to civilian positions. Many of these outsourced positions are in areas presently served by our EG&G Division. In addition, the next phase of the BRAC or Base Realignment and Closure program is proceeding, and Congress is expected to approve the list of bases to be closed or realigned by the end of 2005. A large number of the military’s bases worldwide will be affected by BRAC, and many will require environmental, planning and design services before they can be closed or redeveloped. Accordingly, BRAC may offer some opportunities for the URS Division.
           State and Local. Due to budget challenges at the state and local government level, a large portion of spending for public infrastructure projects has been deferred. However, since 2004, the state budget picture has improved moderately as tax revenues continue to grow. In addition, the expected passage of the Highways Authorization bill should help re-start some of the awarded projects that have been on hold and start the procurement process for many other transportation projects. Because of our strong local presence in 47 states, long-term relationships with state and local government agencies, and past performance on projects, we believe we are poised to win significant new contracts when spending for public infrastructure projects recovers. We also continue to benefit from strength in several markets where spending does not track as closely with state and local tax revenues. These include projects in the water/wastewater market, where demand is driven by regulatory mandates, such as the Clean Water Act, and projects funded by user fees. There also is strong demand for work on school facilities, which are often supported by bond initiatives. In addition, our local professionals are able to leverage our significant resources and expertise to focus on winning and implementing the most complex engineering projects. Furthermore, we believe we are well positioned to capitalize on increased state and local government spending on homeland security projects for which they receive federal funding.
           Private Industry. Environmental regulations and compliance requirements are driving ongoing demand for environmental services. One example is our emerging business in emissions control, where the Clean Air Interstate Rule and the Clean Air Mercury Rule issued in March 2005 have accelerated the requirements for power companies to cut sulfur dioxide and mercury emissions. The Clean Air Interstate Rule applies to eastern states and is expected to affect over 200 coal-fired power plants. The Clean Air Mercury Rule establishes new mercury emissions limits in all 50 states, and could affect approximately 300 coal-fired power plants nationally. Our expertise is well suited to improve productivity and minimize environmental impact in a cost-effective manner for our private industry clients. In addition, the increase in the scaleability and breadth of our services coincides with our clients’ desire to consolidate their service providers. As a result of our extensive network of national and international offices and broad range of service offerings, we can leverage our geographic reach to meet clients’ needs and compete successfully for new MSAs.
      Realize Benefits of Breadth of Services. The federal government is increasingly using large “bundled” contracts that require diverse services and resources, a trend mirrored by private industry clients that are using MSAs. We expect that these contracts, which typically require the provision of a full range of services — from planning and design through operations and maintenance — at multiple sites throughout the world, will provide increased opportunities for our URS and EG&G Divisions. Our comprehensive service offerings, from planning and design, systems engineering and technical assistance, through program and construction management to operations and maintenance, combined with our significant national and international presence, should allow us to increase revenues from clients focused on consolidating their vendor base. For example, we are now providing program and construction management services to several clients for whom we had previously provided design and consulting services. We also intend to enhance our revenue per client by cross-selling our services. For example, we have the opportunity to transfer the expertise we have developed for the homeland defense-related market, such as disaster drill analyses and preparedness, to our transportation and facilities clients.
      Expand Services Across Existing Geographic Regions. We continue our strategy of broadening our service offerings in each of our geographies. Traditionally, many of our local offices have not offered the full range of our services in their markets. We have established business development teams to identify and pursue opportunities to capitalize on our breadth of services. For example, we have proven capabilities in providing program and construction management services for large and complex transportation projects, such as the New York Transit Authority’s Roosevelt Avenue/74th Street station project in New York, and have translated this experience to win new services contracts for the management of the San Francisco Transbay Terminal Program. We are also applying this strategy to other markets such as facilities and water/wastewater, all areas in which we have significant expertise but do not currently provide services at many of our principal offices. In addition, our federal government business is highly localized and provides us with access to approximately 108 government sites, including military installations. We are pursuing a similar strategy to expand the range of services that we provide at each of these government sites.
      Pursue Selected Strategic Acquisitions. We believe we have a well established track record of identifying acquisition opportunities, effectively integrating acquired businesses and benefiting from cost savings. We will continue to pursue growth through selective strategic acquisitions of businesses or assets that will expand, complement or further diversify our current portfolio of clients and services. We are committed to maintaining a conservative capital structure when evaluating future potential acquisition opportunities.
The Refinancing
      This offering is part of a refinancing plan (the “Refinancing”) designed to repurchase all $130 million of our outstanding 11 1/2% senior notes due 2009 (the “11 1/2% Notes”). This offering is not conditioned upon the completion of any of the transactions described below. We cannot assure you that any of these transactions will be successfully completed. The series of transactions consist of the following:

•	This Offering. We will sell approximately $124.8 million of our common stock in this offering. We intend to use the net proceeds of this offering, together with available cash and borrowings, if necessary, to repurchase the 11 1/2% Notes tendered to us in the Note Repurchase described below and to pay associated fees and expenses. If the Note Repurchase is not consummated, we will use the net proceeds from this offering to repay a portion of our borrowings under our senior secured credit facility (the “Existing Credit Facility”).

•	Note Repurchase. On June 1, 2005, we commenced a tender offer to purchase, for cash, any and all of the outstanding $130 million aggregate principal amount of 11 1/2% Notes (the “Note Repurchase”). The total estimated consideration of approximately $148.4 million, or $1,141.90 per $1,000 principal amount of 11 1/2% Notes, includes a consent payment of $30 per $1,000 principal amount of 11 1/2% Notes payable only to holders who tender their 11 1/2% Notes and deliver their consents to the proposed amendments to the indenture for the 11 1/2% Notes on or prior to June 14, 2005. The proposed amendments would eliminate from the indenture substantially all of the restrictive covenants and certain events of default and related provisions. Holders who tender their 11 1/2% Notes after June 14, 2005 and prior to the expiration of the Note Repurchase on June 29, 2005 will be entitled to receive the total consideration less the consent payment. The Note Repurchase will expire on June 29, 2005 unless the offer is earlier terminated or extended by us. The completion of the Note Repurchase is conditioned upon the tender of at least two-thirds of the outstanding principal amount of the 11 1/2% Notes, the completion of this offering and certain other conditions. Assuming all 11 1/2% Notes are tendered and accepted by us at the offer price, we will recognize a charge, net of income taxes, of approximately $16.2 million in the second quarter of fiscal 2005.

•	New Credit Facility. On June 1, 2005, we commenced negotiations to enter into a new credit facility (the “New Credit Facility”) to replace and refinance our Existing Credit Facility and reduce our debt services costs, extend certain of our debt maturities and increase our financial flexibility. We expect to enter into the New Credit Facility on or about July 1, 2005 for up to $650 million, consisting of a $300 million revolving credit facility, with a term of six years, and a $350 million term loan, with a term of six years. Initial borrowings under the New Credit Facility will be used primarily to repay amounts outstanding under the Existing Credit Facility and, thereafter, borrowings may be used for working capital and general corporate purposes. In addition, if the net proceeds of this offering are not sufficient to repurchase all of the 11 1/2% Notes tendered for repurchase, we intend to use available cash and borrowings under either the Existing Credit Facility or the New Credit Facility, as applicable, to the extent necessary to repurchase all of the 11 1/2% Notes so tendered.

      We are incorporated in Delaware and our principal corporate office is located at 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728. Our telephone number is (415) 774-2700. Our website address is www.urscorp.com. Information contained on our website does not constitute part of this prospectus supplement.

THE OFFERING

Common stock offered by URS	3,690,000 shares(1)

Common stock to be outstanding after the offering	48,245,503 shares(1)(2)

Over-allotment option	We have granted to the underwriters an option to purchase up to an additional 369,000 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise this option at any time until 30 days from the date of this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from this offering to fund the repurchase of our 11 1/2% Notes pursuant to the Note Repurchase. If the Note Repurchase is not consummated, we will use the net proceeds from this offering to repay borrowings under our Existing Credit Facility. See “Use of Proceeds.”

New York Stock Exchange symbol	URS

(1)	Assumes the underwriters’ over-allotment option is not exercised. See “Underwriters.”

(2)	The information above is based on shares of common stock outstanding as of May 25, 2005. It does not include the following shares of common stock as of May 25, 2005:

•	4,739,907 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $21.25 per share;

•	1,257,000 shares of common stock reserved for future awards under our 1999 Equity Incentive Plan; and

•	1,342,851 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.

SUMMARY FINANCIAL DATA
      The following summary historical financial information was derived from our audited and unaudited historical consolidated financial statements included elsewhere in, or incorporated by reference into, this prospectus supplement.
      Because the information below is a summary, you should read the following information in conjunction with the other information contained under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Financial Information” and our consolidated financial statements and the accompanying notes thereto, and other financial information and statistical data included elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. Effective January 1, 2005, we adopted a 52/53 week fiscal year ending on the Friday closest to December 31st, with interim quarters ending on the Fridays closest to March 31st, June 30th and September 30th. We filed a transition report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the two months ended December 31, 2004. Our 2005 fiscal year began on January 1, 2005 and will end on December 30, 2005.

							Two Months Ended		Three Months Ended
	Year Ended October 31,						December 31,
									March 31,	April 1,
	2002		2003		2004		2003	2004	2004	2005

							(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$2,427,827		$3,186,714		$3,381,963		$489,665	$566,997	$830,328	$922,000
Direct operating expenses	1,489,386		2,005,339		2,140,890		314,485	369,527	521,075	588,839

Gross profit	938,441		1,181,375		1,241,073		175,180	197,470	309,253	333,161
Indirect, general and administrative expenses	791,625		1,000,970		1,079,996		153,702	188,626	267,697	288,785

Operating income	146,816		180,405		161,077		21,478	8,844	41,556	44,376
Interest expense, net	55,705		83,571		59,833		12,400	6,561	18,621	10,329

Income before income taxes	91,111		96,834		101,244		9,078	2,283	22,935	34,047
Income tax expense	35,940		38,730		39,540		3,630	1,120	9,170	13,960

Net income	55,171		58,104		61,704		5,448	1,163	13,765	20,087
Preferred stock dividend	5,939		—		—		—	—	—	—

Net income after prefered stock dividend	$49,232		$58,104		$61,704		$5,448	$1,163	$13,765	$20,087

Net income per common share:
Basic	$2.18		$1.78		$1.58		$.16	$.03	$.40	$.46

Diluted	$2.03		$1.76		$1.53		$.16	$.03	$.39	$.45

Weighted average shares outstanding:
Basic	22,138		32,184		39,123		33,682	43,643	34,392	43,731

Diluted	26,722		32,538		40,354		34,782	45,313	35,125	44,823

Other Data:
Depreciation and amortization	$33,737		$43,988		$41,407		$7,200	$6,909	$11,047	$9,787
Capital expenditures	53,393		18,246		19,016		2,830	1,597	5,474	3,962
Backlog (at end of period) (unaudited)	2,828,400		3,661,800		3,822,700		3,399,600	3,633,400	3,736,400	3,732,300
Total debt (at end of period)	955,563		812,593		543,737		830,581	556,922	829,627	540,117
Cash Flow Data:
Net cash provided by (used in) operating activities	$68,065	(1)	$177,082	(1)	$95,520	(1)	$(39,535)	$14,999	$35,396	$13,540
Net cash provided by (used in) investing activities	(388,093)		(18,246)		(19,016)		(2,830)	(1,597)	(5,474)	(3,962)
Net cash provided by (used in) financing activities	307,357	(1)	(155,346	) (1)	(43,512	) (1)	40,834	25,338	(11,223)	(50,453)

	As of April 1, 2005

	Actual	As Adjusted(2)

	(Unaudited)
	(In thousands)
Balance Sheet Data:
Working capital	$540,095	$581,377
Accounts receivable, net	970,261	970,261
Total assets	2,288,225	2,276,696
Total debt	540,117	450,258
Total stockholders’ equity	1,114,298	1,210,780

(1)	Amounts restated. See Note 1 to our consolidated financial statements on page F-7.

(2)	“As adjusted” column reflects this offering (assuming no exercise of the underwriters’ over-allotment option), the Note Repurchase (assuming all of the outstanding 11 1/2% Notes are tendered for repurchase) and the refinancing of our Existing Credit Facility.

RISK FACTORS
      You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations.
      Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.
      This prospectus supplement and the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could materially differ from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference.
Risks Related to Our Business

Demand for our services is cyclical and vulnerable to economic downturns. If the current economy worsens, then our revenues, profits and our overall financial condition may deteriorate.
Demand for our services is cyclical and vulnerable to economic downturns, which may result in clients delaying, curtailing or canceling proposed and existing projects. Our clients may demand better pricing terms and their ability to pay our invoices may be affected by the economy. Our government clients may face budget deficits that prohibit them from funding proposed and existing projects. Our business traditionally lags the overall recovery in the economy; therefore, our business may not recover immediately when the economy improves. Although some economic fundamentals have improved, demand for services from some of our clients has not increased. If the current economy worsens, then our revenues, profits and overall financial condition may deteriorate.

Unexpected termination of a substantial portion of our book of business could harm our operations and adversely affect our future revenues.
We account for all contract awards that may be recognized as revenues as our book of business, which includes backlog, designations, option years and indefinite delivery contracts. Our backlog consists of the amounts we can earn for future services under signed contracts at a particular point in time. As of April 1, 2005, our backlog was approximately $3.7 billion. Our designations consist of projects that clients have awarded us, but for which we do not yet have signed contracts. Our option year contracts are multi-year contracts with base periods plus option years that are exercisable by our clients without the need for us to go through another competitive bidding process. Our indefinite delivery contracts are signed contracts under which we perform work only when our client issues specific task orders. Our book of business estimates may not result in actual revenues in any particular period since clients may terminate or delay projects, or decide not to award task orders under indefinite delivery contracts. Unexpected termination of a substantial portion of our book of business could harm our operations and adversely affect our future revenues.

As a government contractor, we are subject to a number of procurement laws and regulations and government audits; a violation of such laws and regulations could result in sanctions, contract termination, loss of reputation or loss of status as an eligible government contractor.
We must comply with and are affected by federal, state, local and foreign laws and regulations relating to the formation, administration and performance of government contracts. For example, we must comply with the Federal Acquisition Regulation (“FAR”), the Truth in Negotiations Act, the Cost Accounting Standards (“CAS”), the Service Contract Act, and DOD security regulations, as well as many other rules and regulations. These laws and regulations affect how we transact business with our clients and in some instances, impose added costs on our business operations.

      As a federal government contractor, we must maintain our status as a responsible contractor. Even though we take precautions to prevent and deter fraud and misconduct, we face the risk that our employees or outside partners may engage in misconduct, fraud or other improper activities. Government agencies, such as the U.S. Defense Contract Audit Agency (“DCAA”), routinely audit and investigate government contractors. These government agencies review and audit a government contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. In addition, during the course of its audits, the DCAA may question incurred costs if the DCAA believes we have accounted for such costs in a manner inconsistent with the requirements for the FAR or CAS and recommend that our U.S. government corporate administrative contracting officer disallow such costs. Historically, we have not experienced significant disallowed costs as a result of such audits. However, we can provide no assurance that the DCAA audits will not result in material disallowances for incurred costs in the future. A violation of specific laws and regulations could result in the imposition of civil and criminal penalties or sanctions, contract termination, forfeiture of profit, and/or suspension of payment, any of which could cause us to lose our status as an eligible government contractor. We could also suffer serious harm to our reputation.

Because we depend on federal, state and local governments for a significant portion of our revenue, our inability to win profitable government contracts could harm our operations and adversely affect our net income.
Revenues from federal government contracts and state and local government contracts represented approximately 47% and 23%, respectively, of our total revenues for the three months ended April 1, 2005. Our inability to win profitable government contracts could harm our operations and adversely affect our net income. Government contracts are typically awarded through a heavily regulated procurement process. Some government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. The competition and pricing pressure, in turn may require us to make sustained post-award efforts to reduce costs in order to realize revenues under these contracts. If we are not successful in reducing the amount of costs we anticipate, our profitability on these contracts will be negatively impacted. Moreover, even if we are qualified to work on a new government contract, we may not be awarded the contract because of existing government policies designed to protect small businesses and underrepresented minority contractors. Finally, government clients can generally terminate or modify their contracts with us at their convenience.

Funding for many of our multi-year government contracts must be appropriated each year. If appropriations are not made in subsequent years for a multiple-year contract, we may not realize all of our potential revenues and profits from that contract.
We derive a significant amount of our revenues from multi-year government contracts, many of which are appropriated on an annual basis. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a project, the related contract may only be partially funded, and additional funding is normally committed only as appropriations are made in each subsequent year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, budget constraints, the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years of a multiple-year contract, we may not realize all of our potential revenues and profits from that contract.

If we are unable to accurately estimate the overall risks, revenues or costs on contracts, we may incur losses on those contracts or generate lower profits.
We generally enter into three principal types of contracts with our clients: cost-plus, fixed-price and time-and-materials. Under cost-plus contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs. Under fixed-price contracts, we receive a fixed price regardless of what our actual costs will

be. Consequently, we realize a profit on fixed-price contracts only if we control our costs and prevent cost over-runs on the contracts. Under time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for other expenses. Profitability on these types of contracts is driven by billable headcount and control of cost over-runs.
      Accounting for these contracts requires judgment in assessing their estimated risks, revenues and costs. Due to the size and nature of many of our contracts, the estimation of overall risk, revenues and costs at completion is complicated and subject to many variables. Changes in underlying assumptions, circumstances or estimates may also adversely affect financial performance in future periods. If we are unable to accurately estimate the overall revenues or costs on a contract, we may incur a loss on the contract or generate a lower profit.

If we guarantee the timely completion or performance standards of a project, we could incur additional costs to cover our guarantee obligations.
We may guarantee to our client that we will complete a project by a scheduled date. We may also sometimes guarantee that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or subsequently fails to meet guaranteed performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or to achieve the required performance standards. In some cases, should we fail to meet required performance standards, we may also be subject to agreed-upon damages, which are fixed in amount by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, incur a loss on that project.

Our use of the percentage-of-completion method of accounting could result in reduction or reversal of previously recorded revenues and profits.
A substantial portion of our revenues and profits are measured and recognized using the percentage-of-completion method of accounting. Generally, our use of this method results in recognition of revenues and profits ratably over the life of the contract, based on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effect of revisions to revenues and estimated costs is recorded when the amounts are known and can be reasonably estimated. Such revisions could occur in any period and their effects could be material. Although we have historically made reasonably reliable estimates of the progress towards completion of long-term engineering, program and construction management or construction contracts in process, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenues and profits.

If our partners fail to perform their contractual obligations on a project, we could be exposed to legal liability, loss of reputation or reduced profits.
We sometimes enter into subcontracts, joint ventures and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends on the satisfactory performance of the contractual obligations of our partners. If any of our partners fails to satisfactorily perform their contractual obligations, we may be required to make additional investments and provide additional services to complete the project. If we are unable to adequately address our partner’s performance issues, then our client could terminate the joint project, exposing us to legal liability, loss of reputation or reduced profits.

Our substantial indebtedness could adversely affect our financial condition.
As of April 1, 2005, we had $540.1 million of outstanding indebtedness. Assuming the successful completion of the Refinancing, our outstanding indebtedness as of April 1, 2005 would have been approximately $450.3 million. This level of indebtedness could have a negative impact on us because it may:

•	limit our ability to borrow money or sell stock for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business;

•	place us at a competitive disadvantage if we are more highly leveraged than our competitors;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•	make us more vulnerable to a downturn in our business or the economy;

•	require us to maintain financial ratios, which we may not be able to achieve; and

•	require us to dedicate a substantial portion of our cash flows from operations to the repayments of our indebtedness, thereby reducing the availability of cash flows to fund working capital, capital expenditures and for other general corporate purposes.

Because we are a holding company, we may not be able to service our debt if our subsidiaries do not make sufficient distributions to us.
We have no direct operations and no significant assets other than investments in the stock of our subsidiaries. Because we conduct our business operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations. Legal restrictions, including local regulations and contractual obligations associated with secured loans, such as equipment financings, may restrict our subsidiaries’ ability to pay dividends or make loans or other distributions to us. The earnings from, or other available assets of, these operating subsidiaries may not be sufficient to make distributions to enable us to pay interest on our debt obligations when due or to pay the principal of such debt at maturity.

Restrictive covenants in our Existing Credit Facility and the indentures relating to our outstanding notes and our other outstanding indebtedness may restrict our ability to pursue business strategies.
Our Existing Credit Facility and our indentures relating to our outstanding notes and our other outstanding indebtedness restrict our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends and make distributions to our stockholders;

•	repurchase or redeem our stock;

•	repay indebtedness that is junior to our Existing Credit Facility or our outstanding indebtedness;

•	make investments and other restricted payments;

•	create liens securing debt or other encumbrances on our assets;

•	enter into sale-leaseback transactions;

•	enter into transactions with our stockholders and affiliates;

•	sell or exchange assets;

•	acquire the assets of, or merge or consolidate with, other companies;

•	pledge assets that would result in less security for our debt holders; and

•	make capital expenditures.

      Our Existing Credit Facility also requires that we maintain financial ratios, which we may not be able to achieve. The covenants in our various debt instruments may impair our ability to finance future operations or capital needs or to engage in other favorable business activities. We expect that our New Credit Facility will contain certain covenants comparable to those in the Existing Credit Facility.

We may incur substantial costs of compliance with, or liabilities under, environmental laws and regulations.
Our environmental business involves the planning, design, program and construction management and operation and maintenance of pollution control facilities, hazardous waste or Superfund sites and military bases. In addition, we contract with U.S. governmental entities to destroy hazardous materials, including chemical agents and weapons stockpiles. These activities require us to manage, handle, remove, treat, transport and dispose of toxic or hazardous substances. We must comply with a number of governmental laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. Under the Comprehensive Environmental Response, Compensation and Liability Act or CERCLA and comparable state laws, we may be required to investigate and remediate regulated materials. CERCLA and comparable state laws typically impose strict, joint and several liabilities without regard to whether a company knew of or caused the release of hazardous substances. The liability for the entire cost of clean-up can be imposed upon any responsible party. Other principal federal environmental, health and safety laws affecting us include, but are not limited, to the Resource Conservation and Recovery Act or RCRA, the National Environmental Policy Act, the Clean Air Act, the Occupational Safety and Health Act, the Toxic Substances Control Act and the Superfund Amendments and Reauthorization Act. Our business operations may also be subject to similar state and international laws relating to environmental protection. In addition, so-called “toxic tort” litigation has increased markedly in recent years as people injured by hazardous substances seek recovery for personal injuries and/or property damages. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations could result in substantial costs to us, including clean-up costs, fines and civil or criminal sanctions, third party claims for property damage or personal injury or cessation of remediation activities.

Changes in environmental laws, regulations and programs could reduce demand for our environmental services, which could in turn negatively impact our revenues.
Our environmental business is driven by federal, state, local and foreign laws, regulations and programs related to pollution and environmental protection. Accordingly, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could result in a decline in demand for environmental services, which could in turn negatively impact our revenues.

Our liability for damages due to legal proceedings may significantly reduce our net income.
Various legal proceedings are pending against us and our subsidiaries in connection with the performance of professional services and other activities, the outcome of which cannot be predicted with certainty. In some actions, parties are seeking damages that exceed our insurance coverage or are not insured. Our services may require us to make judgments and recommendations about environmental, structural and other physical conditions at project sites. If our judgments and recommendations are later found to be incomplete or incorrect, then we may be liable for the resulting damages. If we sustain damages that exceed our insurance coverage or that are not insured, there could be a material adverse effect on our net income.

A general decline in U.S. defense spending could harm our operations and adversely affect our future revenues.
Revenues under contracts with the DOD and other defense-related entities represented approximately 35% our total revenues for the three months ended April 1, 2005. While spending authorization for defense-related programs has increased significantly in recent years due to greater homeland security and foreign military commitments, as well as the trend to outsource federal government jobs to the private sector, these spending levels may not be sustainable. Future levels of expenditures and authorizations for these programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. As a result, a general decline in U.S. defense spending could harm our operations and adversely affect our future revenues.

Our overall market share will decline if we are unable to compete successfully in our industry.
Our industry is highly fragmented and intensely competitive. Our competitors are numerous, ranging from small private firms to multi-billion dollar public companies. In addition, the technical and professional aspects of our services generally do not require large upfront capital expenditures and provide limited barriers against new competitors. Some of our competitors have achieved greater market penetration in some of the markets in which we compete and have substantially more financial resources and/or financial flexibility than we do. These competitive forces could have a material adverse effect on our business, financial condition and results of operations by reducing our relative share in the markets we serve.

We rely heavily on our senior management and our professional and technical staff. Our failure to attract and retain key employees could impair our ability to provide services to our clients and otherwise conduct our business effectively.
As a professional and technical services company, we are labor intensive and therefore our ability to attract, retain and expand our senior management and our professional and technical staff is an important factor in determining our future success. From time to time, it may be difficult to attract and retain qualified individuals with the expertise demanded by our clients. For example, some of our government contracts may require us to employ only individuals who have particular government security clearance levels. In addition, we rely heavily upon the expertise and leadership of our senior management. The failure to attract and retain key individuals could impair our ability to provide services to our clients and conduct our business effectively.

Recent changes in accounting for equity-related compensation could impact our financial statements and our ability to attract and retain key employees.
On December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“SFAS 123(R)”). Adoption of SFAS 123(R) will require us to record an expense for our equity-related compensation plans using a fair value method. SFAS 123(R) will be effective for us at the beginning of our next fiscal year. We are currently evaluating which transition method we will use upon adoption of SFAS 123(R) and the potential impacts adoption could have on our compensation plans. SFAS 123(R) will impact our financial statements and could impact our ability to attract and retain key employees.

Our international operations are subject to a number of risks that could harm our operations and adversely affect our future revenues.
As a multinational company, we have operations in over 20 countries and we derived approximately 10% and 9% of our revenues from international operations for the three months ended April 1, 2005 and March 31, 2004, respectively. International business is subject to a variety of risks, including:

•	lack of developed legal systems to enforce contractual rights;

•	greater risk of uncollectible accounts and longer collection cycles;

•	currency fluctuations;

•	logistical and communication challenges;

•	potentially adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	changes in labor conditions;

•	exposure to liability under the Foreign Corrupt Practices Act and export control and anti-boycott laws; and

•	general economic and political conditions in these foreign markets.
      These and other risks associated with international operations could harm our overall operations and adversely affect our future revenues. In addition, services billed through foreign subsidiaries are attributed to the international category of our business, regardless of where the services are performed and conversely, services billed through domestic operating subsidiaries are attributed to a domestic category of clients, regardless of where the services are performed. As a result, our exposure to international operations may be more or less than the percentage of revenues we attribute to the international category.

Our business activities may require our employees to travel to and work in high security risk countries, which may result in employee injury, repatriation costs or other unforeseen costs.
As a multinational company, our employees often travel to and work in high security risk countries around the world that are undergoing political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, we have employees working in Iraq, a high security risk country with substantial civil unrest and acts of terrorism. As a result, we may be subject to costs related to employee injury, repatriation or other unforeseen circumstances.

If we are not able to successfully develop, integrate or maintain third party support for our ERP system in a timely manner, we may incur unexpected costs that could harm our results of operations, including the possibility of abandoning our current ERP system and migrating to another ERP system.
We are consolidating all of our accounting and project management information systems to an ERP software system originally developed and customized for us by PeopleSoft, Inc. As of April 1, 2005, approximately 63% of our total revenues were processed on this ERP system. We depend on the vendor to develop, integrate and provide long-term software maintenance support for our ERP system. As a result of Oracle Corporation’s acquisition of PeopleSoft, Inc. in January 2005, it is possible that Oracle may discontinue further development, integration or long-term software maintenance support for our ERP system.
      Accordingly, we are re-evaluating the conversion of the EG&G Division’s accounting systems to our ERP system. In the event we do not successfully complete the development and integration of our ERP system or are unable to obtain necessary long-term third party software maintenance support, we may be required to incur unexpected costs that could harm our results of operations, including the possibility of abandoning our current ERP system and migrating all of our accounting and project management information systems to another ERP system.

If our goodwill or intangible assets become impaired, our earnings will be negatively impacted.
Our balance sheet includes goodwill and other intangible assets, the values of which are material. If any of our goodwill or intangible assets were to become impaired, we would be required to write-off the impaired amount, which would negatively affect our earnings.

Negotiations with labor unions and possible work actions could divert management attention and disrupt operations, and new collective bargaining agreements or amendments to agreements could increase our labor costs and operating expenses.
As of April 1, 2005, approximately 8% of our employees were covered by collective bargaining agreements. The outcome of any future negotiations relating to union representation or collective bargaining agreements may not be favorable to us. We may reach agreements in collective bargaining that increase our operating expenses and lower our net income as a result of higher wages or benefits expenses. In addition, negotiations with unions could divert management attention and disrupt operations, which may adversely affect our results of operations. If we are unable to negotiate acceptable collective bargaining agreements, we may have to address the threat of union-initiated work actions, including strikes. Depending on the nature of the threat or the type and duration of any work action, these actions could disrupt our operations and adversely affect our operating results.
Risks Related to Our Common Stock and this Offering

Ownership of our common stock is concentrated among stockholders who could act in concert to take actions that favor their own personal interests to the detriment of our interests and those of our other stockholders.
As of May 25, 2005, our officers and directors and their affiliates beneficially owned approximately 15% of the outstanding shares of our common stock. Because of the concentrated ownership of our common stock, these stockholders may be able to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control.

Future sales of our common stock in the public market could lower our stock price.
In the future, we or our stockholders may sell additional shares of our common stock in subsequent public offerings. We may also issue additional shares of our common stock to finance future acquisitions. Additionally, we have a substantial number of shares of our common stock available for future sale pursuant to stock options that we granted to our employees to purchase shares of our common stock and also pursuant to a registration rights agreement with certain of our stockholders. We cannot predict the size of any future issuance of our common stock or the effect, dilutive or otherwise, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The market price of our equity securities may be volatile.
The market price of our publicly traded equity securities may change significantly in response to various factors and events, many of which are beyond our control, including the following:

•	the other risk factors described in this prospectus supplement;

•	quarterly fluctuations in our financial results, including revenue, profits and other measures of financial performance or financial condition;

•	announcements by us or our competitors of significant acquisitions;

•	changes in securities analysts’ estimates of our financial performance or the performance of our competitors or the financial performance of companies in our industry generally;

•	general conditions in our industry;

•	general conditions in the U.S. and/or world economy; and

•	general conditions in the securities markets.
      In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

This offering is not conditioned on the consummation of the repurchase of our 11 1/2% Notes or the refinancing of our Existing Credit Facility, either of which may not be consummated on the terms described herein, or at all.
This offering is not conditioned on the consummation of the repurchase of our 11 1/2% Notes or the refinancing of our Existing Credit Facility. Consequently, we cannot assure you that either of these transactions will be consummated on the terms described herein or at all. If the repurchase of our 11 1/2% Notes is not consummated, we will use the proceeds from this offering to repay a portion of our outstanding borrowings under our Existing Credit Facility.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.
We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock and certain provisions in our certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which could reduce the market price of our common stock.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 17A of the Securities Act of 1933, as amended (the “Securities Act”), and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to the “safe harbor” created by those sections. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts,” “should,” or “will,” the negative of these words or words of similar import. The statements include, but are not limited to, statements relating to our operating performance, our claims and legal proceedings, our capital resources (including consummation of the Refinancing) and our future growth opportunities. Discussions containing these forward-looking statements may be found, among other places, in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties include, among others, those listed in the section entitled “Risk Factors” above and in the accompanying prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement or the accompanying prospectus or the date of documents incorporated by reference that include forward-looking statements.

USE OF PROCEEDS
      The net proceeds of this offering are estimated to be approximately $117.6 million, assuming an offering price of $33.83 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate our net proceeds from this offering will be approximately $129.5 million. We intend to use the net proceeds of this offering, together with available cash and borrowings, if necessary, to repurchase the 11 1/2% Notes tendered to us in the Note Repurchase. The total estimated consideration in the Note Repurchase for all of our outstanding 11 1/2% Notes will be approximately $148.4 million, excluding accrued interest, assuming all outstanding 11 1/2% Notes are repurchased by us in the Note Repurchase. If the Note Repurchase is not consummated, we will use the net proceeds from this offering to repay a portion of our borrowings under our Existing Credit Facility. This offering is not conditioned upon the completion of the Note Repurchase and we cannot assure you that any of the 11 1/2% Notes will be repurchased by us.
      The following table sets forth our anticipated sources and uses of funds assuming (a) the completion of this offering (with no exercise of the underwriters’ over-allotment option) and (b) the Refinancing is successfully completed on July 1, 2005:

Amount

(In millions)
Sources of Funds:
Net proceeds of this offering	$117.6
Borrowings under the New Credit Facility
Term Loan	350.0
Revolving Credit Facility	27.0

Total	$494.6

Uses of Funds:
Repurchase of 11 1/2% Notes	$130.0
Repurchase premiums on 11 1/2% Notes(1)	18.4
Accrued interest on 11 1/2% Notes	8.7
Estimated fees and expenses of the Refinancing	3.9
Existing Credit Facility
Term Loan A	75.0
Term Loan B	258.6
Revolving Credit Facility	—

Total	$494.6

(1)	Assumes that the consent payment is paid with respect to all 11 1/2% Notes. The actual repurchase premiums may be different based on the actual percentage of notes tendered.

PRICE RANGE OF COMMON STOCK
      The shares of our common stock are listed on the New York Stock Exchange and the Pacific Exchange under the symbol “URS”. At May 25, 2005, we had approximately 4,450 stockholders of record. The following table sets forth the high and low closing sale prices of our common stock as reported on the New York Stock Exchange Composite Tape for the period indicated.

	Market Price

	Low	High

Fiscal Year 2003, ended October 31, 2003:
First Quarter	$10.89	$21.20
Second Quarter	8.10	14.35
Third Quarter	14.15	21.79
Fourth Quarter	19.00	23.38
Fiscal Year 2004, ended October 31, 2004:
First Quarter	21.87	28.07
Second Quarter	25.44	30.72
Third Quarter	22.35	27.73
Fourth Quarter	22.75	27.60
November/ December 2004 Transitional Period	27.42	32.10
Fiscal Year 2005, ending December 30, 2005:
First Quarter	27.21	31.53
Second Quarter (through May 31, 2005)	28.15	34.65
DIVIDEND POLICY
      We have not paid cash dividends since 1986 and, at the present time, we do not anticipate paying dividends on our outstanding common stock in the near future. In addition, we are precluded from paying dividends on our outstanding common stock pursuant to our Existing Credit Facility. We expect that our New Credit Facility will also contain a restriction on our ability to pay dividends on our outstanding common stock. The indenture governing our 11 1/2% Notes restricts our ability to pay dividends. See Note 6 to our consolidated financial statements on page F-43 for more information relating to our Existing Credit Facility and this indenture.

CAPITALIZATION
      The following table sets forth, as of April 1, 2005, our capitalization:

•	on an actual basis; and

•	on an as-adjusted basis to reflect the sale of 3,690,000 shares of common stock offered by us in this offering, assuming an offering price of $33.83 per share and net proceeds of $117.6 million, the Note Repurchase (assuming all of the outstanding 11 1/2% Notes are tendered for repurchase (see “Use of Proceeds”)), the termination of our Existing Credit Facility and the entry into our New Credit Facility.
      This table should be read in conjunction with our consolidated financial statements and the accompanying notes thereto, and other financial information and statistical data included elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference.

	As of April 1, 2005

	Actual		As Adjusted

	(In thousands)
Cash and cash equivalents	$67,132		$67,132
Less book overdraft	(34,122)		(34,122)

Net	$33,010		$33,010

Debt:
Existing Credit Facility:
Term Loan A	83,610	(1)	—
Term Loan B	270,198	(1)	—
Revolving Credit Facility	12,000	(1)	—
New Credit Facility:
Term Loan	—		350,000	(2)
Revolving Credit Facility	—		54,000	(2)
11 1/2% Notes(3)	128,051		—
6 1/2% convertible subordinated debentures(3)	1,781		1,781
Capital lease obligations	33,771		33,771
Other	10,706		10,706

Total debt	540,117		450,258

Stockholders’ equity:
Common stock, par value $0.01 per share:
100,000,000 shares authorized and 43,884,000 shares issued and 43,832,000 shares outstanding, actual; 47,574,000 shares issued and 47,522,000 shares outstanding, as adjusted	443		480
Treasury stock, 51,900 shares at cost	(287)		(287)
Additional paid-in capital	747,592		865,147
Accumulated other comprehensive income	5,752		5,752
Retained earnings	360,798		339,688

Total stockholders’ equity	1,114,298		1,210,780

Total capitalization	$1,654,415		$1,661,038

(1)	Estimated amounts outstanding under the Existing Credit Facility as of July 1, 2005 without giving effect to this offering or the Refinancing:

Term Loan A	$75,007,000
Term Loan B	258,570,000
Revolving Credit Facility	—

(2)	Estimated amounts outstanding under the New Credit Facility assuming (a) the completion of this offering (with no exercise of the underwriters’ over-allotment option) and (b) the Refinancing is successfully completed on July 1, 2005:

Term Loan	$350,000,000
Revolving Credit Facility	26,972,000

(3)	Amounts shown net of the remaining original issue discounts of $1.9 million and $18,000 for our 11 1/2% Notes and our 6 1/2% convertible subordinated debentures, respectively.

SELECTED FINANCIAL INFORMATION
      The selected financial information presented below as of and for (a) each of the fiscal years in the five-year period ended October 31, 2004 is derived from our audited consolidated financial statements and (b) each of the two months ended December 31, 2004 and 2003, and each of the three months ended April 1, 2005 and March 31, 2004, is derived from our unaudited consolidated financial statements. Effective January 1, 2005, we adopted a 52/53 week fiscal year ending on the Friday closest to December 31st, with interim quarters ending on the Fridays closest to March 31st, June 30th and September 30th. We filed a transition report on Form 10-Q with the SEC for the two months ended December 31, 2004. Our 2005 fiscal year began on January 1, 2005 and will end on December 30, 2005. In the opinion of management, the selected financial information reflects all normal recurring adjustments that are necessary for the presentation of the interim periods presented. The two-month and three-month results are not necessarily indicative of the results that may be expected for the full fiscal year. The selected financial information reflects the 2002 acquisition of EG&G which was accounted for under the purchase accounting method. Our selected financial information should be read in conjunction with the other information contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes thereto, and other financial and statistical data included elsewhere in, or incorporated by reference into, this prospectus supplement and accompanying prospectus.

						Two Months Ended		Three Months Ended
	Year Ended October 31,					December 31,
								March 31,	April 1,
	2000	2001	2002	2003	2004	2003	2004	2004	2005

						(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Statement of Operations Data:

Revenues	$2,205,578	$2,319,350	$2,427,827	$3,186,714	$3,381,963	$489,665	$566,997	$830,328	$922,000
Direct operating expenses	1,345,068	1,393,818	1,489,386	2,005,339	2,140,890	314,485	369,527	521,075	588,839

Gross profit	860,510	925,532	938,441	1,181,375	1,241,073	175,180	197,470	309,253	333,161

Indirect, general and administrative expenses	697,051	755,791	791,625	1,000,970	1,079,996	153,702	188,626	267,697	288,785

Operating Income	163,459	169,741	146,816	180,405	161,077	21,478	8,844	41,556	44,376

Interest expense, net	71,861	65,589	55,705	83,751	59,833	12,400	6,561	18,621	10,329

Income before income taxes	91,598	104,152	91,111	96,834	101,244	9,078	2,283	22,935	34,047

Income tax expense	41,700	46,300	35,940	38,730	39,540	3,630	1,120	9,170	13,960

Net income	49,898	57,852	55,171	58,104	61,704	5,448	1,163	13,765	20,087

Preferred stock dividend	8,337	9,229	5,939	—	—	—	—	—	—

Net income after preferred stock dividend	41,561	48,623	49,232	58,104	61,704	5,448	1,163	13,765	20,087

Other comprehensive income (loss):

Minimum pension liability adjustments, net of tax benefits	—	(330)	(385)	(1,896)	(2,189)	—	4,141	—	—

Foreign currency translation adjustments	(2,609)	(1,220)	(785)	6,122	3,490	(48)	1,882	1,016	(666)

Comprehensive income	$38,952	$47,073	$48,062	$62,330	$63,005	$5,400	$7,186	$14,781	$19,421

Net income after preferred stock dividend	$41,561	$48,623	$49,232	$58,104	$61,704	$5,448	$7,186	$13,765	$20,087

Less: net income allocated to convertible participating preferred stockholders under the two-class method	9,475	11,340	907	894	—	—	—	—	—

Net income available for common stockholders	$32,086	$37,283	$48,325	$57,210	$61,704	$5,448	$7,186	$13,765	$20,087

											Two Months Ended		Three Months Ended
	Year Ended October 31,										December 31,
													March 31,	April 1,
	2000		2001		2002		2003		2004		2003	2004	2004	2005

											(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Net income per common share:

Basic	$1.96		$2.14		$2.18		$1.78		$1.58		$.16	$.03	$.40	$.46

Diluted	$1.84		$1.94		$2.03		$1.76		$1.53		$.16	$.03	$.39	$.45

Weighted average shares outstanding:

Basic	16,272		17,444		22,138		32,184		39,123		33,682	43,643	34,392	43,731

Diluted	22,020		23,962		26,722		32,538		40,354		34,782	45,313	35,125	44,823

Other Data:

Depreciation and amortization	$41,829		$42,143		$33,737		$43,988		$41,407		$7,200	$6,909	$11,047	$9,787

Capital expenditures	15,885		19,778		53,393		18,246		19,016		2,830	1,597	5,474	3,962

Backlog (at end of period) (unaudited)	1,656,500		1,684,100		2,828,400		3,661,800		3,822,700		3,399,600	3,633,400	3,736,400	3,732,300

Cash Flow Data:

Net cash provided by (used in) operating activities	$11,024		$47,050		$68,065	(1)	$177,082	(1)	$95,520	(1)	$(39,535)	$14,999	$35,396	$13,540

Net cash provided by (used in) investing activities	9,469		(16,248)		(388,093)		(18,246)		(19,016)		(2,830)	(1,597)	(5,474)	(3,962)

Net cash provided by (used in) financing activities	(27,765	) (1)	(41,276	) (1)	307,357	(1)	(155,346	) (1)	(43,512	) (1)	40,834	25,338	(11,223)	(50,453)

Balance Sheet Data (at end of period):

Working capital	$394,560		$427,417		$462,746		$455,184		$486,571		$476,950	$517,379	$516,165	$540,095

Accounts receivable, net	709,005		745,179		940,216		886,167		952,038		914,398	941,652	901,116	970,261

Total assets	1,459,371	(1)	1,485,434	(1)	2,251,905	(1)	2,188,379	(1)	2,268,750	(1)	2,213,843	2,296,482	2,220,121	2,288,225

Total debt	648,351		631,129		955,563		812,593		543,737		830,581	556,922	829,627	540,117

Preferred stock	111,013		120,099		46,733		—		—		—	—	—	—

Total stockholders’ equity	257,794		322,502		633,852		765,073		1,067,224		771,941	1,082,121	807,563	1,114,298

(1)	Amounts restated. See Note 1 to our consolidated financial statements on page F-7.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      The following discussion should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus supplement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus supplement, particularly in the “Risk Factors” section above and in the accompanying prospectus.
Fiscal Year Change
      Effective January 1, 2005, we adopted a 52/53 week fiscal year ending on the Friday closest to December 31st, with interim quarters ending on the Fridays closest to March 31st, June 30th and September 30th. We filed a transition report on Form 10-Q with the SEC for the two months ended December 31, 2004. Our 2005 fiscal year began on January 1, 2005 and will end on December 30, 2005.
OVERVIEW
Business Summary
      We are one of the world’s largest engineering design services firms and a major U.S. federal government contractor for systems engineering and technical assistance, and operations and maintenance services. Our business focuses primarily on providing fee-based professional and technical services in the engineering and defense markets, although we perform some construction work. As a service company, we are labor and not capital intensive. We derive income from our ability to generate revenues and collect cash from our clients through the billing of our employees’ time and our ability to manage our costs. We operate our business through two segments: the URS Division and the EG&G Division.
      Our revenues are driven by our ability to attract qualified and productive employees, identify business opportunities, allocate our labor resources to profitable markets, secure new contracts, renew existing client agreements and provide outstanding services. Moreover, as a professional services company, the quality of the work generated by our employees is integral to our revenue generation.
      Our costs are driven primarily by the compensation we pay to our employees, including fringe benefits, the cost of hiring subcontractors and other project-related expenses, and administrative, marketing, sales, bid and proposal, rental and other overhead costs.
Revenues for Three Months Ended April 1, 2005
      Consolidated revenues for the three months ended April 1, 2005 increased 11% over the consolidated revenues for the three months ended March 31, 2004.
      Revenues from our federal government clients for the three months ended April 1, 2005 increased approximately 16% compared with the corresponding period last year. The increase reflects continued growth in the services we provide to the DOD and the DHS as a result of additional spending on engineering and technical services and operations and maintenance activities. In addition, we experienced an increase in environmental and facilities projects under existing contracts.
      Revenues from our state and local government clients for the three months ended April 1, 2005 increased by approximately 7% compared with the corresponding period last year. The increase reflects a moderate improvement in state spending for infrastructure projects in certain parts of the U.S., particularly in the Southeast. Revenues from our domestic private industry clients for the three months ended April 1, 2005 increased 4% compared with the corresponding period last year. While revenues increased during the quarter, market conditions continued to be challenging for many of our multinational clients, and domestic capital spending remained constrained. Revenues from our international clients for the three months ended April 1,

2005 increased approximately 19% compared with the corresponding period last year. Approximately 3% of the increase was due to foreign currency exchange fluctuations. The remainder of the increase was due to growth in our businesses, primarily surface and air transportation projects in Australia and New Zealand, and facilities and environmental projects in Europe.
Cash Flows, Debt and Equity
      We generated $13.5 million in net cash provided by operating activities for the three months ended April 1, 2005. Our ratio of debt to total capitalization (total debt divided by the sum of debt and total stockholders’ equity) was approximately 33% and 34% at April 1, 2005 and December 31, 2004, respectively. Our working capital increased by $21.8 million for the three months ended April 1, 2005 compared with the corresponding period last year. (See “Consolidated Statements of Cash Flows” on page F-139.)
      Management continues to emphasize generating positive cash flows from operations, repaying our debt and strengthening our balance sheet. Consistent with our strategy, on June 1, 2005, we commenced a tender offer to purchase, for cash, any and all of the outstanding $130 million aggregate principal amount of 11 1/2% Notes. The purchase price for each $1,000 principal amount of 11 1/2% Notes validly tendered and accepted for purchase will be determined by the yield to the earliest redemption date of the 11 1/2% Notes of a fixed spread of 50 basis points (0.50%) over the yield to maturity of the 2.5% U.S. Treasury Note due September 30, 2006, as calculated on June 15, 2005. The total estimated consideration of approximately $148.4 million, or $1,141.90 per $1,000 principal amount of 11 1/2% Notes, includes a consent payment of $30 per $1,000 principal amount of 11 1/2% Notes payable only to holders who tender their 11 1/2% Notes and deliver their consents to the proposed amendments to the indenture for the 11 1/2% Notes on or prior to June 14, 2005. The proposed amendments would eliminate from the indenture substantially all of the restrictive covenants and certain events of default and related provisions. Holders who tender their 11 1/2% Notes after June 14, 2005 and prior to the expiration of the Note Repurchase on June 29, 2005 will be entitled to receive the total consideration less the consent payment. We intend to use the net proceeds of this offering and other available cash and borrowings, if necessary, to repurchase the 11 1/2% Notes tendered to us in the Note Repurchase and to pay the associated fees and expenses. The Note Repurchase will expire on June 29, 2005 unless the offer is earlier terminated or extended by us. The completion of the Note Repurchase is conditioned upon the tender of at least two-thirds of the outstanding principal amount of the 11 1/2% Notes, the completion of this offering and certain other conditions. Assuming all 11 1/2% Notes are tendered and accepted by us at the offer price, we will recognize a charge, net of income taxes, of approximately $16.2 million in the second quarter of fiscal 2005. On a pro forma basis, consummation of the Note Repurchase would reduce our ratio of debt to total capitalization to approximately 27% at April 1, 2005.
      In addition, on June 1, 2005, we commenced negotiations to enter into the New Credit Facility to replace and refinance our Existing Credit Facility and reduce our debt service costs, extend certain of our debt maturities and increase our financial flexibility. We expect to enter into the New Credit Facility on or about July 1, 2005 for up to $650 million, consisting of a $300 million revolving credit facility, with a term of six years, and a $350 million term loan, with a term of six years. Initial borrowings under the New Credit Facility will be used primarily to repay amounts outstanding under the Existing Credit Facility and, thereafter, borrowings may be used for working capital and general corporate purposes. In addition, if the net proceeds of this offering are not sufficient to repurchase all of the 11 1/2% Notes, we intend to use available cash and borrowings under either the Existing Credit Facility or the New Credit Facility, as applicable, to repurchase all of the 11 1/2% Notes tendered for repurchase in response to the Note Repurchase.
Fiscal Year 2005 Trends
      We expect revenue from our federal government clients to continue to grow throughout fiscal year 2005, based on secured funding and anticipated spending by the DOD and the DHS. The DOD supplemental financing bill, which includes approximately $76 billion to fund military operations in the Middle East, has been passed by the House of Representatives. If approved, a portion of this funding will be used to maintain and update military equipment. As a result, we expect continued demand for EG&G’s operations and maintenance services. We also expect an increased volume of work under existing DOD contracts to provide environmental services for military sites and architectural and engineering services for facilities projects.
      We are also experiencing an increase in the number of large “bundled” contracts being issued by the DOD. These contracts, which typically require the provision of a full range of services — from planning and design through operations and maintenance — at multiple sites throughout the world, will provide increased opportunities for our URS and EG&G Divisions. In addition, the next phase of the BRAC or Base Realignment and Closure program is proceeding, and Congress is expected to approve the list of bases to be closed or realigned by the end of 2005. A large number of the military’s bases worldwide will be affected by BRAC, and many will require environmental, planning and design services before they can be closed or redeveloped. Accordingly, BRAC may offer some opportunities for the URS Division. However, depending on the bases selected for closure, BRAC could have a negative or positive impact on our EG&G Division’s revenues.
      We expect revenues from our state and local government market to increase moderately during fiscal year 2005. State economics and revenues have improved slightly since 2004 due to increases in state sales and income tax receipts. The recovery in the state and local market continues to be uneven, with only the Southeastern states and Texas showing steady growth.
      One of the major drivers of potential growth in the state and local market in 2005 and beyond, is the expected passage of the Highways Authorization bill. Passage of the bill should help re-start some of the awarded projects that have been on hold and start the procurement process for many other transportation projects. However, there can be no assurance that the Highways Authorization bill will be approved. In addition, the school market remains steady, driven largely by funding secured through local bond issuances.
      Revenues from the private industry market are expected to increase slightly during the 2005 fiscal year. The recovery in the private industry market remains uneven, although some of our clients are beginning to plan capital expenditures. However, we do not expect to see a more significant impact on our business until 2006 and 2007. Despite the continued weakness in the private industry market, we expect some revenue growth opportunities from work under MSA contracts with multinational companies. In addition, in response to stricter emissions control regulations associated with the U.S. Environmental Protection Agency’s Clean Air Act we expect to see increased activity in the design and implementation of air pollution control systems on coal-fired power plants.
      We expect revenues from our international business to continue to grow. Although our private industry clients are not expected to increase capital expenditures domestically, we do expect increasing capital investment in countries outside the U.S. In addition, we expect to see increasing opportunities as a result of recent European Union environmental directives and regulations. Our work to provide facilities design services for the United Kingdom Ministry of Defense and the U.S. DOD is also expected to grow. We expect the transportation market in the Asia-Pacific region to remain strong, particularly for airport projects.

RESULTS OF OPERATIONS

Consolidated

	Three Months Ended
				Percentage
	April 1,	March 31,	Increase	Increase
	2005	2004	(Decrease)	(Decrease)

	(In millions, except percentages and
	per share amounts)
Revenues	$922.0	$830.3	$91.7	11.0%
Direct operating expenses	588.8	521.0	67.8	13.0%

Gross profit	333.2	309.3	23.9	7.7%

Indirect, general and administrative expenses	288.8	267.7	21.1	7.9%
Operating income	44.4	41.6	2.8	6.7%
Interest expense (loss), net	10.3	18.6	(8.3)	(44.6)%

Income before taxes	34.1	23.0	11.1	48.3%
Income tax expense	14.0	9.2	4.8	52.2%

Net income	$20.1	$13.8	$6.3	45.7%

Diluted net income per common share	$.45	$.39	$.06	15.4%

Three months ended April 1, 2005 compared with March 31, 2004
      Our consolidated revenues for the three months ended April 1, 2005 increased by 11% compared with the same period last year. The increase was due to an increase in the volume of work performed during the three months ended April 1, 2005, compared with the same period last year.
      The following table presents our consolidated revenues by client type for the three months ended April 1, 2005 and March 31, 2004.

	Three Months Ended

	April 1,	March 31,		Percentage
	2005	2004	Increase	Increase

	(In millions, except percentages)
Revenues
Federal government clients	$429	$371	$58	16%
State and local government clients	213	200	13	7%
Private industry clients	192	185	7	4%
International clients	88	74	14	19%

Total revenues	$922	$830	$92	11%

      Revenues from our federal government clients for the three months ended April 1, 2005 increased by 16% compared with the same period last year. The increase reflects continued growth in operations and maintenance work for military equipment associated with the continued high level of military activity in the Middle East, and systems engineering and technical assistance services for the development, testing and evaluation of weapons systems. We also continued to benefit from increased task orders issued under Indefinite Delivery Contracts (“IDCs”) for the federal government for facilities and environmental projects and emergency preparedness exercises.
      The majority of our work in the state and local government, the domestic private industry and the international sectors is derived from our URS Division. Further discussion of the factors and activities that drove changes in operations on a segment basis for the three months ended April 1, 2005 can be found beginning on page S-32.

      Our consolidated direct operating expenses for the three months ended April 1, 2005, which consist of direct labor, subcontractor costs and other direct expenses, increased by 13.0% compared with the same period last year. The factors that caused revenue growth also drove an increase in our direct operating expenses. Volume increases in work on existing contracts with lower profit margins caused direct operating expenses to increase at a faster rate than revenues.
      Our consolidated gross profit for the three months ended April 1, 2005 increased by 7.7% compared with the same period last year, primarily due to the increase of our revenue volume described previously. Our gross margin percentage, however, fell from 37.2% to 36.1%. The slight decrease in gross profit margin percentage was caused by a change in revenue mix between the two periods, with a higher volume of revenue coming from contracts with profit margins that were lower than those typically achieved through our historic portfolio of contracts.
      Our consolidated indirect, general and administrative (“IG&A”) expenses for the three months ended April 1, 2005 increased by 7.9% compared with the same period last year. Our employee benefit costs, including healthcare, workers’ compensation and retirement-related costs, increased $15.9 million, or 13.7%, over the prior period. The remaining increases were primarily due to a $4.0 million increase in indirect labor, a $2.9 million increase in travel expense and a $2.3 million increase in sales and business development expense incurred for internal and external program support. These increases were offset by a $1.3 million decrease in depreciation and amortization expense and a $2.7 million in other miscellaneous general and administrative expenses. Indirect expenses as a percentage of revenues decreased to 31.3% from 32.2% for the three months ended April 1, 2005 and March 31, 2004, respectively, due to an increase in labor utilization and a decrease in bid and proposal costs compared with the same period last year.
      Our consolidated net interest expense for the three months ended April 1, 2005 decreased due to lower debt balances.
      Our effective income tax rates for the three months ended April 1, 2005 and March 31, 2004 were 41% and 40%, respectively.
      Our consolidated operating income, net income and earnings per share increased as a result of the factors previously described.

Reporting Segments
Three months ended April 1, 2005 compared with March 31, 2004

		Direct		Indirect,	Operating
		Operating	Gross	General and	Income
	Revenues	Expenses	Profit	Administrative	(Loss)

	(In millions)
Three months ended April 1, 2005
URS Division	$608.0	$358.5	$249.5	$206.6	$42.9
EG&G Division	315.5	231.7	83.8	71.1	12.7
Eliminations	(1.5)	(1.4)	(0.1)	—	(0.1)

	922.0	588.8	333.2	277.7	55.5
Corporate	—	—	—	11.1	(11.1)

Total	$922.0	$588.8	$333.2	$288.8	$44.4

Three months ended March 31, 2004
URS Division	$560.5	$327.4	$233.1	$193.9	$39.2
EG&G Division	270.1	193.9	76.2	65.3	10.9
Eliminations	(0.3)	(0.3)	—	—	—

	830.3	521.0	309.3	259.2	50.1
Corporate	—	—	—	8.5	(8.5)

Total	$830.3	$521.0	$309.3	$267.7	$41.6

Increase (decrease) for three months ended April 1, 2005 and March 31, 2004
URS Division	$47.5	$31.1	$16.4	$12.7	$3.7
EG&G Division	45.4	37.8	7.6	5.8	1.8
Eliminations	(1.2)	(1.1)	(0.1)	—	(0.1)

	91.7	67.8	23.9	18.5	5.4
Corporate	—	—	—	2.6	(2.6)

Total	$91.7	$67.8	$23.9	$21.1	$2.8

Percentage Increase (decrease) for three months ended April 1, 2005 vs. March 31, 2004
URS Division	8.5%	9.5%	7.0%	6.5%	9.4%
EG&G Division	16.8%	19.5%	10.0%	8.9%	16.5%
Elimination	400.0%	366.7%	100.0%	—	100.0%
Corporate	—	—	—	30.6%	30.6%
Total	11.0%	13.0%	7.7%	7.9%	6.7%

URS Division
      The URS Division’s revenues for the three months ended April 1, 2005 increased 8.5% compared with the same period last year. The increase in revenues was due to the various factors discussed below in each of our client markets.

      The following table presents the URS Division’s revenues by client type for the three months ended April 1, 2005 and March 31, 2004.

	Three Months Ended

	April 1,	March 31,		Percentage
	2005	2004	Increase	Increase

	(In millions, except percentages)
Revenues
Federal government clients	$114	$101	$13	13%
State and local government clients	213	200	13	7%
Domestic private industry clients	192	185	7	4%
International clients	88	74	14	19%

Total revenues	$607	$560	$47	8%

      Revenues from our federal government clients in the URS Division for the three months ended April 1, 2005 increased by 13% compared with the corresponding period last year. The increase was driven by an increase in environmental and facilities projects under existing contracts with the DOD. Revenues from homeland security projects also contributed to this growth as we continued to provide a range of engineering services to the DHS. This work includes designs to help protect federal facilities from terrorists as well as disaster recovery services for the Federal Emergency Management Agency, which is now a part of DHS.
      Revenues from our state and local government clients for the three months ended April 1, 2005 increased by approximately 7% compared with the same period last year. The increase reflects a moderate improvement in the state economy and revenues, fueled by increased state tax revenues. However, the recovery in the state and local market continues to be uneven, with only the Southeast states and Texas showing steady growth.
      The transportation market remained weak as states continue to wait for passage of the Highways Authorization bill. However, we continued to benefit from our successful strategy to shift resources away from surface transportation projects to other portions of the state and local government market, water/wastewater and air transportation — where we believe funding is more stable or growing.
      Revenues from our domestic private industry clients for the three months ended April 1, 2005 increased by 4% compared with the same period last year. Although we saw some indications of increased capital spending by several of our domestic private industry clients, the overall recovery in this market remains slow. Our chemical industry clients continued to struggle and revenues from our manufacturing and pharmaceutical clients remained flat. There are some pockets of strength, however, including the power and oil and gas businesses.
      In addition, we continued to benefit from our strategic focus of the past several years to win MSAs with major multinational private industry clients. We also benefited from stricter air pollution control limits under the Clean Air Act, which has resulted in increased revenues from emissions control projects for power sector clients.
      Revenues from our international clients for the three months ended April 1, 2005 increased by 19% compared with the same period last year. Approximately 3% of this increase was due to foreign currency exchange fluctuations. The remainder of the increase was due to growth in our Asia Pacific and European businesses. The revenue growth in the Asia Pacific region was due to an increased volume of work in surface and air transportation projects in Australia and New Zealand. The revenue growth in Europe was due to increases in facilities and environmental projects.
      The URS Division’s direct operating expenses for the three months ended April 1, 2005 increased by 9.5% compared with the same period last year. The factors that caused revenue growth also drove an increase in our direct operating expenses.
      The URS Division’s gross profit for the three months ended April 1, 2005 increased by 7.0% compared with the same period last year, primarily due to the increase in revenue volume previously described. Our gross profit margin percentage increased slightly to 41.0% from 41.6% for the three months ended April 1, 2005 and March 31, 2004, respectively.
      The URS Division’s IG&A expenses for the three months ended April 1, 2005 increased by 6.5% compared with the same period last year. This increase was due to an additional $10.0 million in employee benefit costs, including higher healthcare, workers’ compensation and retirement costs. The remainder of the increase was due to a $2.0 million increase in indirect labor, a $2.4 million increase in sales and business development expense, and a $1.2 million increase in travel expense. These increases were offset by a $1.4 million decrease in depreciation and amortization expenses and a $1.5 million decrease in other miscellaneous general and administrative expenses. Indirect expenses as a percentage of revenues decreased slightly to 34.0% from 34.6% for the three months ended April 1, 2005 and March 31, 2004.

EG&G Division
      The EG&G Division’s revenues for the three months ended April 1, 2005 increased by 16.8% compared with the corresponding period last year. This increase was driven by the military operational activity in the Middle East, resulting in a higher volume of operations and maintenance work. Revenues from our specialized systems engineering and technical assistance services that we provide for the development, testing and evaluation of weapons systems remained strong. There also was increased activity in the homeland security market during the quarter.
      The EG&G Division’s direct operating expenses for the three months ended April 1, 2005 increased by 19.5% compared with the corresponding period last year. Higher revenues drove an increase in our direct operating expenses. In addition, a greater volume of work on existing contracts with lower profit margins caused direct operating expenses to increase faster than revenues.
      The EG&G Division’s gross profit for the three months ended April 1, 2005 increased by 10.0% compared with the corresponding period last year. The increase in gross profit was primarily due to increased revenues from existing defense technical services and military equipment maintenance contracts; however, gross profit grew at a slower rate than revenue because a significant portion of the revenue increase was generated by operations and maintenance and field based services, which generally carry lower margins than most other services provided by the EG&G Division. Our gross profit margin percentage decreased to 26.6% from 28.2% for the three months ended April 1, 2005 and March 31, 2004, respectively.
      The EG&G Division’s IG&A expenses for the three months ended April 1, 2005 increased by 8.9% compared with the corresponding period last year. The increase was primarily due to a higher business volume. The EG&G Division’s indirect expenses are generally variable in nature, and as such, any increase in business volume tends to result in higher indirect expenses. Of the total increase, approximately $4.6 million was due to volume increases in employee benefit costs, including higher healthcare, workers’ compensation and retirement costs. Other employee-related expenses, such as travel and recruiting expenses, increased by $1.8 million due to a higher employee headcount as a result of the increase in work volume. Indirect expenses as a percentage of revenues decreased to 22.5% from 24.2% for the three months ended April 1, 2005 and March 31, 2004, respectively, due an increase in labor utilization and a decrease in bid and proposal costs compared with the same period last year.
Liquidity and Capital Resources

	Three Months Ended

	April 1, 2005	March 31, 2004

	(In millions)
Cash flows provided by operating activities	$13.5	$35.4
Cash flows used by investing activities	(4.0)	(5.5)
Cash flows used by financing activities	(50.5)	(11.2)
Proceeds from sale of common shares and exercise of stock options	9.5	16.6

      Our primary sources of liquidity are cash flows from operations and borrowings from our Existing Credit Facility. Our primary uses of cash are to fund our working capital and capital expenditures and to service our debt. We believe that we have sufficient resources to fund our operating and capital expenditure requirements, as well as service our debt, for the next 12 months and beyond. If we experience a significant change in our business such as the consummation of a significant acquisition, we would likely need to acquire additional sources of financing. We believe that we would be able to obtain adequate resources to address significant changes in our business at reasonable rates and terms, as necessary, based on our past experience with business acquisitions.
      We are dependent on the cash flows generated by our subsidiaries and, consequently, on their ability to collect on their respective accounts receivables. Substantially all of our cash flows are generated by our subsidiaries. As a result, the funds necessary to meet our debt service obligations are provided in large part by distributions or advances from our subsidiaries. The financial condition and operational requirements of our subsidiaries may limit our ability to obtain cash from them.
      Billings and collections on accounts receivable can impact our operating cash flows. Management places significant emphasis on collection efforts, has assessed the allowance accounts for receivables as of April 1, 2005 and has deemed them to be adequate; however, future economic conditions may adversely impact some of our clients’ ability to pay our bills or the timeliness of their payments. Consequently, it may also impact our ability to consistently collect cash from them to meet our operating needs.

Operating Activities
      The decrease in cash flows from operations was a result of a $21.8 million increase in working capital for the three months ended April 1, 2005, compared with the corresponding period last year. The increase in working capital was primarily due to higher accounts receivable resulting from year over year revenue growth. The impact of accounts receivable on working capital was offset by the timing of payments that caused increases in accounts payable, accrued salaries and accrued expenses.

Investing Activities
      As a professional services organization, we are not capital intensive. Capital expenditures historically have been primarily for computer-aided design, accounting and project management information systems, and general purpose computer equipment to accommodate our growth. Capital expenditures, excluding purchases financed through capital leases, during the three months ended April 1, 2005 and March 31, 2004 were $4.0 million and $5.5 million, respectively.

Financing Activities
      The increase of $39.3 million in net cash used by financing activities for the three months ended April 1, 2005 compared with the corresponding period last year was due to the following major factors:

•	an increase of $15.0 million in the net change in book overdraft due to the timing of payments, which created a larger increase in book overdrafts for the three months ended April 1, 2005 compared to the three months ended March 31, 2004;

•	an increase in other net repayments of $16.1 million resulting from management’s continued focus on debt reduction and strengthening our balance sheet; and

•	a decrease of $7.1 million in proceeds from sales of common stock from the exercise of stock options due to fewer options being exercised in the first quarter of fiscal year 2005 compared with fiscal year 2004. Our stock price exceeded the $30 level for the first time in nearly two years during the first quarter of fiscal year 2004, causing an increase in exercises of stock options during that quarter.

      Below is a table containing information about our contractual obligations and commercial commitments followed by narrative descriptions as of April 1, 2005.

		Payments and Commitments Due by Period

Contractual Obligations		Less Than			After
(Debt payments include principal only):	Total	1 Year	1-3 Years	4-5 Years	5 Years

	(In thousands)
Existing Credit Facility:
Term Loan A	$83,610	$24,825	$58,785	$—	$—
Term Loan B	270,198	2,078	70,667	197,453	—
Revolving Credit Facility	12,000	—	12,000	—	—
11 1/2% Notes(1)	130,000	—	—	130,000	—
6 1/2% convertible subordinated debentures(1)	1,798	—	—	—	1,798
Capital lease obligations	33,771	14,071	13,779	5,881	40
Notes payable, foreign credit lines and other indebtedness	10,706	5,257	5,445	4	—

Total debt	542,083	46,231	160,676	333,338	1,838
Pension funding requirements(2)	16,384	16,384	—	—	—
Purchase obligations(3)	5,235	3,233	2,002	—	—
Operating lease obligations(4)	430,392	87,170	144,097	109,317	89,808

Total contractual obligations	$994,094	$153,018	$306,775	$442,655	$91,646

(1)	Amounts shown exclude remaining original issue discounts of $1.9 million and $18 thousand for our 11 1/2% Notes and our 6 1/2% convertible subordinated debentures, respectively.

(2)	These pension funding requirements are for the EG&G pension plans and the supplemental executive retirement plan (“SERP”) for Mr. Koffel based on actuarially determined estimates and management assumptions. We are obligated to fund approximately $10.5 million into a rabbi trust for Mr. Koffel’s SERP. However, Mr. Koffel has agreed to defer this funding obligation until he chooses to request the funding by giving us a 15-day notice or until his death or the termination of his employment for any reason. We chose not to make estimates beyond one year based on a variety of factors, including amounts required by local laws and regulations, and other funding requirements.

(3)	Purchase obligations consist primarily of software maintenance contracts.

(4)	These operating leases are predominantly real estate leases.
      Off-balance Sheet Arrangements. As of April 1, 2005, we had a total available balance of $58.8 million in standby letters of credit under our Existing Credit Facility. Letters of credit are used primarily to support insurance programs, bonding arrangements and real estate leases. We are required to reimburse the issuers of letters of credit for any payments they make under the outstanding letters of credit. The Existing Credit Facility covers the issuance of our standby letters of credit and is critical for our normal operations. If we default on the Existing Credit Facility, our ability to issue or renew standby letters of credit would impair our ability to maintain normal operations.
      We have guaranteed the credit facility of one of our joint ventures in the event of a default by the joint venture. This joint venture was formed in the ordinary course of business to perform a contract for the federal government. The term of the guarantee is equal to the remaining term of the underlying debt, which is 11 months. The maximum potential amount of future payments that we could have been required to make under this guarantee at April 1, 2005 was $6.5 million.
      We have an agreement to indemnify one of our joint venture lenders up to $25.0 million for any potential losses and damages, and liabilities associated with lawsuits in relation to general and administrative services we provide to the joint venture.

      From time to time, we provide guarantees related to our services or work. If our services under a guaranteed project are later determined to have resulted in a material defect or other material deficiency, then we may be responsible for monetary damages or other legal remedies. When sufficient information about claims on guaranteed projects is available and monetary damages or other costs or losses are determined to be probable, we recognize such guarantee losses; however, we cannot estimate the amount of any guarantee until a determination has been made that a material defect has occurred. Currently, we have no guarantee claims for which losses have been recognized.
      New Credit Facility. On June 1, 2005, we commenced negotiations to enter into the New Credit Facility to replace and refinance our Existing Credit Facility and reduce our debt service costs, extend certain of our debt maturities and increase our financial flexibility. We expect to enter into the New Credit Facility on or about July 1, 2005 for up to $650 million, consisting of a $300 million revolving credit facility, with a term of six years, and a $350 million term loan, with a term of six years. Initial borrowings under the New Credit Facility will be used primarily to repay amounts outstanding under the Existing Credit Facility and, thereafter, borrowings may be used for working capital and general corporate purposes. In addition, if the net proceeds of this offering are not sufficient to repurchase all of the 11 1/2% Notes, we intend to use available cash and borrowings under either the Existing Credit Facility or the New Credit Facility, as applicable, to repurchase all of the 11 1/2% Notes tendered for repurchase in response to the Note Repurchase.
      Existing Credit Facility. The Existing Credit Facility is comprised of a $225.0 million revolving line of credit, $83.6 million of Term Loan A and $270.2 million of Term Loan B. We have amended our Existing Credit Facility on seven separate occasions. The seventh amendment, dated January 27, 2005, reduced the interest rate margins on our Existing Credit Facility by 0.25% and provided for an additional 0.25% reduction if either Standard & Poor’s or Moody’s upgrades us from our current credit ratings, which are BB and Ba2, respectively. The seventh amendment also eliminated restrictions on the amount of cash we are able to use in an acquisition.
      As of April 1, 2005, we had drawn $12.0 million on our revolving line of credit and had outstanding standby letters of credit aggregating to $58.8 million, reducing the amount available to us under our revolving credit facility to $154.2 million. As of December 31, 2004, we had drawn $18.0 million on our revolving line of credit and had outstanding standby letters of credit aggregating to $55.3 million, reducing the amount available to us under our revolving credit facility to $151.7 million. The effective average interest rates paid on the revolving line of credit during the three months ended April 1, 2005 and March 31, 2004 were approximately 5.9% and 5.8%, respectively.
      Our average daily revolving line of credit balances for the three-month periods ended April 1, 2005 and March 31, 2004 were $3.5 million and $24.4 million, respectively. The maximum amounts outstanding at any one point in time during the three-month periods ended April 1, 2005 and March 31, 2004 were $19.4 million and $55.0 million, respectively.
      11 1/2% Notes. As of April 1, 2005, $130 million in aggregate principal amount of the 11 1/2% Notes remained outstanding. On June 1, 2005, we commenced a tender offer to purchase, for cash, any and all of the outstanding 11 1/2% Notes. We are also soliciting consents to the proposed amendments to the indenture governing the 11 1/2% Notes. The completion of the Note Repurchase is conditioned upon the tender of at least two-thirds of the outstanding principal amount of the 11 1/2% Notes, the completion of this offering and certain other conditions. We intend to use the net proceeds of this offering and other available cash and borrowings, if necessary, to repurchase the 11 1/2% Notes tendered to us in the Note Repurchase and to pay the associated fees and expenses.
      12 1/4% Senior Subordinated Notes. As of December 31, 2004, we owed $10.0 million under our 12 1/4% Senior Subordinated Notes. On February 14, 2005, we retired the entire outstanding balance of $10.0 million.
      Notes payable, foreign credit lines and other indebtedness. As of April 1, 2005 and December 31, 2004, we had outstanding amounts of $10.7 million and $13.4 million, respectively, in notes payable and foreign lines of credit.

      Capital Leases. As of April 1, 2005, we had $33.8 million in obligations under our capital leases, consisting primarily of leases for office equipment, computer equipment and furniture.
      Operating Leases. As of April 1, 2005, we had approximately $430.4 million in obligations under our operating leases, consisting primarily of real estate leases.
      Related-Party Transaction. On January 19, 2005, affiliates of Blum Capital Partners, L.P. sold 2,000,000 shares of our common stock in an underwritten secondary offering. The general partner of Blum Capital Partners, L.P. is a member of our Board of Directors.
      Derivative Financial Instruments. We are exposed to risk of changes in interest rates as a result of borrowings under our Existing Credit Facility. During the three months ended April 1, 2005, we did not enter into any interest rate derivatives due to our assessment of the costs/benefits of interest rate hedging given the current low interest rate environment. However, we may enter into derivative financial instruments in the future depending on changes in interest rates.
      Enterprise Resource Program (“ERP”). During fiscal year 2001, we commenced a project to consolidate all of our accounting and project management information systems and convert to a new ERP system, which was originally developed and customized for us by PeopleSoft, Inc. As of April 1, 2005, approximately 63% of our total revenues are processed on this new ERP system.
      Oracle Corporation acquired PeopleSoft Inc. in January 2005. It is possible that Oracle Corporation may discontinue further development, integration or long-term software maintenance support for our ERP system. Should any of such events occur, we may be required to seek alternatives to our existing ERP system. Accordingly, we are re-evaluating the conversion of the EG&G Division’s accounting systems to the ERP system.
      As of April 1, 2005, we had capitalized costs of approximately $59.3 million for this project. We have been financing a substantial portion of these costs through capital lease arrangements with various lenders. If, and to the extent, that financing cannot be obtained through capital leases, we will draw on our revolving line of credit as alternative financing for expenditures to be incurred for this project.
Critical Accounting Policies and Estimates
      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions in the application of certain accounting policies that affect amounts reported in our consolidated financial statements and related footnotes. In preparing these financial statements, we have made our best estimates and judgments of certain amounts, giving consideration to materiality. Historically, our estimates have not materially differed from actual results. Application of these accounting policies, however, involves the exercise of judgment and the use of assumptions as to future uncertainties. Consequently, actual results could differ from our estimates.
      The accounting policies that we believe are most critical to an investor’s understanding of our financial results and condition, and require complex management judgment are included in our Annual Report on Form 10-K/ A for the year ended October 31, 2004. There have been no material changes to these critical accounting policies during the three months ended April 1, 2005.
Adopted and Recently Issued Statements of Financial Accounting Standards
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) replaces SFAS 123 and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In April 2005, the SEC adopted Rule 4-01(a) of Regulation S-X, which defers the required effective date of SFAS 123(R) to the first fiscal year beginning after June 15, 2005, instead of the first interim period beginning after June 15, 2005 as originally required. SFAS 123(R) will become effective for us on December 31, 2005 (the “Effective Date”), but early adoption is allowed. SFAS 123(R) requires that the costs resulting from all stock-based compensation transactions be recognized in the financial statements. SFAS 123(R) applies to all stock-based compensation awards granted, modified or settled in interim or fiscal periods after the required Effective Date, but does not apply to awards granted in periods before the required Effective Date, unless they are modified, repurchased or cancelled after the Effective Date. SFAS 123(R) also amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” to require that excess tax benefits from the exercises of stock-based compensation awards be reported as a financing cash inflow rather than as a reduction of taxes paid.
      Upon adoption of SFAS 123(R), we will be required to record an expense for our stock-based compensation plans using a fair value method. We are currently evaluating which transition method we will use upon adoption of SFAS 123(R) and the potential impacts it will have on our compensation plans. SFAS 123(R) will impact our financial statements as we historically have recorded our stock-based compensation in accordance with APB 25, which does not require the recording of an expense for our stock-based compensation plans for options granted at a price equal to the fair market value of the stocks on the grant date and for the fair value of the ESPP.
      In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) to provide implementation guidance on SFAS 123(R). SAB 107 was issued to assist registrants in implementing SFAS 123(R) while enhancing the information that investors receive.
      In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs, and Amendment of Accounting Research Bulletin No. 43 (“ARB No. 43”), Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43 Chapter 4, “Inventory Pricing,” by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) be recognized as current period charges. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 will not have a material effect on our consolidated financial statements.

UNDERWRITERS
      Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below have severally agreed to purchase and we have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite their names below:

Number of
Underwriter	Shares

Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse First Boston LLC
Lehman Brothers Inc.
UBS Securities LLC
D.A. Davidson & Co.
Morgan Joseph & Co. Inc.

Total	3,690,000

      The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment described below.
      The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $          a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters. The total price to the public will be $                    , the total underwriting discounts and commissions will be $                    and the total gross proceeds to us will be $                    .
      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 369,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent that the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed opposite the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed opposite the names of all underwriters in the preceding table. If the over-allotment option is exercised in full, the total price to the public would be $                    , the total underwriting discounts and commissions would be $                    and the total proceeds to us would be $                    .
      The estimated offering expenses payable by us are approximately $1,000,000, not including the underwriting discounts and commissions, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

      We and each of our executive officers and directors have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, we will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any transaction described above is to be settled by delivery of common stock, or such other securities, in cash or otherwise.
      The restrictions described in the immediately preceding paragraph do not apply to:

(i) transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering;

(ii) transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift or gifts;

(iii) transfers or distributions of shares of common stock, or any security convertible into or exercisable or exchangeable for common stock, to affiliates (as defined in Rule 405 under the Securities Act);

(iv) issuances by us of shares of common stock upon the exercise of any options issued under our employee benefit plans that are outstanding as of the date of this prospectus supplement;

(v) transfers to us of shares of common stock to pay the exercise price of stock options granted under our employee stock option plans and transfers of shares of common stock to us so long as the proceeds from such transfers are applied solely to pay withholding taxes due with respect to the exercises of such stock options or with respect to the vesting of restricted stock granted under our restricted stock plan;

(vi) grants by us of options to purchase shares of common stock under our employee benefits plans as in effect on the date of this prospectus supplement;

(vii) issuances by us of shares of common stock under our employee stock purchase plan as in effect on the date of this prospectus supplement;

(viii) transfers by a permitted distributee or transferee of any person other than us of common stock or securities convertible into or exchangeable for common stock to a family member of such distributee or transferee of such person or to a trust created for the benefit of such distributee or transferee or a family member of such distributee or transferee of such person; and

(ix) sales by Martin M. Koffel, our Chief Executive Officer, of an aggregate of up to 30,000 shares of common stock;
provided that in the case of any transfer or distribution referred to in clauses (ii), (iii) and (viii) above, such donee, transferee or distributee shall execute and deliver to Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated an agreement to be bound by the restrictions set forth above.
      In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing this offering that could adversely affect investors who purchase shares in this offering. In addition, in order to cover any over-allotments or to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in this offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
      From time to time, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, Lehman Brothers Inc. and UBS Securities LLC and their affiliates have provided, and may in the future provide, investment banking, commercial banking and financial advisory services to us, for which they have in the past received, and may in the future receive, customary fees. Credit Suisse First Boston LLC is acting as a dealer manager and solicitation agent in connection with the Note Repurchase and the co-lead arranger and administrative agent in connection with the New Credit Facility, for which, in each case, it will receive customary fees.
      We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the shares of common stock offered hereby will be passed upon for us by Cooley Godward LLP of San Francisco, California. Sidley Austin Brown & Wood LLP, San Francisco, California is representing the underwriters.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to incorporate into this prospectus supplement and accompanying prospectus information that we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus supplement, or information that we later file with the SEC modifies and replaces such information. We incorporate by reference into this prospectus supplement the documents listed below or portions thereof and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement (other than any portion of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	the annual report on Form 10-K/ A for the year ended October 31, 2004, filed on February 10, 2005;

•	the transition report on Form 10-QT for the two-month period ended December 31, 2004, filed on February 9, 2005;

•	the current report on Form 8-K, filed on January 19, 2005;

•	the current report on Form 8-K, filed on February 1, 2005;

•	Item 4.02 of the current report on Form 8-K, filed on February 9, 2005;

•	the current report on Form 8-K, filed on May 31, 2005;

•	the quarterly report on Form 10-Q for the period ended April 1, 2005, filed on May 10, 2005;

•	the definitive proxy statement for our Annual Meeting of Stockholders, filed on February 18, 2005; and

•	the description of our common stock contained in our registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to URS Corporation, Attention: Corporate Secretary, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728, (415) 774-2700.

INDEX TO FINANCIAL STATEMENTS

Audited consolidated financial statements as of October 31, 2004 and 2003 and for each of the three years ended October 31, 2004, 2003 and 2002.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations and Comprehensive Income	F-4
Consolidated Statements of Changes in Stockholders’ Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited consolidated financial statements as of December 31, 2004 and October 31, 2004 and for the two months ended December 31, 2004 and December 31, 2003.
Consolidated Balance Sheets	F-76
Consolidated Statements of Operations and Comprehensive Income	F-77
Consolidated Statements of Cash Flows	F-78
Notes to Consolidated Financial Statements	F-79
Unaudited consolidated financial statements as of April 1, 2005 and December 31, 2004 and for the three months ended April 1, 2005 and March 31, 2004.
Consolidated Balance Sheets	F-119
Consolidated Statements of Operations and Comprehensive Income	F-120
Consolidated Statements of Cash Flows	F-121
Notes to Consolidated Financial Statements	F-122

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of URS Corporation:
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of URS Corporation and its subsidiaries (“the Company”) at October 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 1, the Company has restated its consolidated balance sheets and consolidated statements of cash flows to reflect the impact of changing the classification of book overdrafts.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
San Francisco, California
December 23, 2004, except for the restatement described in Note 1, for which the date is February 9, 2005

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	October 31,

	2004	2003

	(Restated, see Note 1)
	(In thousands, except
	per share data)
ASSETS
Current assets:
Cash and cash equivalents, including $25,000 and $0 of short-term money market funds, respectively	$69,267	$36,275
Accounts receivable, including retainage of $41,382 and $42,617, respectively	575,939	525,603
Costs and accrued earnings in excess of billings on contracts in process	413,391	393,670
Less receivable allowances	(37,292)	(33,106)

Net accounts receivable	952,038	886,167
Deferred income taxes	16,612	13,315
Prepaid expenses and other assets	21,043	24,675

Total current assets	1,058,960	960,432
Property and equipment at cost, net	143,212	150,553
Goodwill	1,004,680	1,004,680
Purchased intangible assets, net	8,244	11,391
Other assets	53,654	61,323

	$2,268,750	$2,188,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$60,282	$30,271
Current portion of long-term debt	41,619	23,885
Accounts payable and subcontractors payable, including retainage of $13,414 and $7,409, respectively	177,322	171,967
Accrued salaries and wages	153,175	125,773
Accrued expenses and other	60,517	70,350
Billings in excess of costs and accrued earnings on contracts in process	79,474	83,002

Total current liabilities	572,389	505,248
Long-term debt	502,118	788,708
Deferred income taxes	31,477	32,926
Other long-term liabilities	95,542	96,424

Total liabilities	1,201,526	1,423,306

Commitments and contingencies (Note 9)
Stockholders’ equity:
Common stock, par value $.01; authorized 100,000 shares; 43,593 and 33,668 shares issued, respectively; and 43,542 and 33,616 shares outstanding, respectively	435	336
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	727,134	487,824
Accumulated other comprehensive income (loss)	395	(906)
Retained earnings	339,547	278,106

Total stockholders’ equity	1,067,224	765,073

	$2,268,750	$2,188,379

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended October 31,

	2004	2003	2002

	(In thousands, except per share data)
Revenues	$3,381,963	$3,186,714	$2,427,827
Direct operating expenses	2,140,890	2,005,339	1,489,386

Gross profit	1,241,073	1,181,375	938,441
Indirect general and administrative expenses	1,079,996	1,000,970	791,625

Operating income	161,077	180,405	146,816
Interest expense, net	59,833	83,571	55,705

Income before income taxes	101,244	96,834	91,111
Income tax expense	39,540	38,730	35,940

Net income	61,704	58,104	55,171
Preferred stock dividend	—	—	5,939

Net income after preferred stock dividend	61,704	58,104	49,232
Other comprehensive income (loss):
Minimum pension liability adjustments, net of tax benefits	(2,189)	(1,896)	(385)
Foreign currency translation adjustments	3,490	6,122	(785)

Comprehensive income	$63,005	$62,330	$48,062

Net income after preferred stock dividend	$61,704	$58,104	$49,232
Less: net income allocated to convertible participating preferred stockholders under the two-class method (Note 2)	—	894	907

Net income available to common stockholders	$61,704	$57,210	$48,325

Net income per common share (Note 2):
Basic	$1.58	$1.78	$2.18

Diluted	$1.53	$1.76	$2.03

Weighted-average common stock shares outstanding (Note 2):
Basic	39,123	32,184	22,138

Diluted	40,354	32,538	26,722

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated
					Other
	Common Stock			Additional	Comprehensive		Total
			Treasury	Paid-In	Income	Retained	Stockholders’
	Shares	Amount	Stock	Capital	(Loss)	Earnings	Equity

	(In thousands)
Balances, October 31, 2001	18,198	$182	$(287)	$155,273	$(3,962)	$171,296	$322,502
Employee stock purchases	1,084	11	—	19,327	—	—	19,338
Tax benefit of stock options	—	—	—	3,745	—	—	3,745
Conversion of preferred stock to common stock	5,845	58	—	126,780	—	—	126,838
Issuance of common stock in connection with the EG&G acquisition	4,957	50	—	112,250	—	—	112,300
Issuance of preferred stock in connection with the EG&G acquisition	—	—	—	1,067	—	—	1,067
Quasi-reorganization NOL carryforward	—	—	—	263	—	(263)	—
Total comprehensive loss:
Minimum pension liability adjustments, net of tax benefits	—	—	—	—	(385)	—	(385)
Foreign currency translation adjustments	—	—	—	—	(785)	—	(785)
Net income	—	—	—	—	—	55,171	55,171
In-kind preferred stock dividends	—	—	—	—	—	(5,939)	(5,939)

Balances, October 31, 2002	30,084	301	(287)	418,705	(5,132)	220,265	633,852
Employee stock purchases	931	9	—	13,432	—	—	13,441
Tax benefit of stock options	—	—	—	12	—	—	12
Conversion of preferred stock to common stock	2,107	21	—	46,712	—	—	46,733
Issuance of over-allotment of common shares in connection with the conversion of preferred stock	480	5	—	8,700	—	—	8,705
Quasi-reorganization NOL carryforward	—	—	—	263	—	(263)	—
Total comprehensive income (loss):
Minimum pension liability adjustments, net of tax benefits	—	—	—	—	(1,896)	—	(1,896)
Foreign currency translation adjustments	—	—	—	—	6,122	—	6,122
Net income	—	—	—	—	—	58,104	58,104

Balances, October 31, 2003	33,602	336	(287)	487,824	(906)	278,106	765,073
Employee stock purchases	1,838	18	—	30,725	—	—	30,743
Tax benefit of stock options	—	—	—	4,117	—	—	4,117
Issuance of common shares	8,102	81	—	204,205	—	—	204,286
Quasi-reorganization NOL carryforward	—	—	—	263	—	(263)	—
Total comprehensive income (loss):
Minimum pension liability adjustments, net of tax benefits	—	—	—	—	(2,189)	—	(2,189)
Foreign currency translation adjustments	—	—	—	—	3,490	—	3,490
Net income	—	—	—	—	—	61,704	61,704

Balances, October 31, 2004	43,542	$435	$(287)	$727,134	$395	$339,547	$1,067,224

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended October 31,

	2004	2003	2002

	(Restated, See Note 1)
	(In thousands)
Cash flows from operating activities:
Net income	$61,704	$58,104	$55,171

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,407	43,988	33,737
Amortization of financing fees	6,772	7,496	4,220
Costs incurred for extinguishment of debt	28,165	—	7,620
Provision for doubtful accounts	14,777	8,822	4,933
Deferred income taxes	(4,746)	18,790	2,373
Stock compensation	4,119	4,187	2,345
Tax benefit of stock compensation	4,117	12	3,745
Changes in assets and liabilities, net of business acquired:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	(80,646)	41,846	(61,975)
Prepaid expenses and other assets	2,249	(1,047)	7,815
Accounts payable, accrued salaries and wages and accrued expenses	22,922	(1,187)	(26,293)
Billings in excess of costs and accrued earnings on contracts in process	(3,528)	(9,233)	(3,721)
Other long-term liabilities	(882)	226	32,258
Other, net	(910)	5,078	5,837

Total adjustments and changes	33,816	118,978	12,894

Net cash provided by operating activities	95,520	177,082	68,065

Cash flows from investing activities:
Payment for business acquisition, net of cash acquired	—	—	(340,540)
Proceeds from sale of subsidiaries and divisions	—	—	5,840
Capital expenditures, less equipment purchased through capital leases	(19,016)	(18,246)	(53,393)

Net cash used by investing activities	(19,016)	(18,246)	(388,093)

Cash flows from financing activities:
Proceeds from issuance of debt	—	—	195,280
Principal payments on long-term debt	(298,950)	(118,413)	(381,648)
Borrowings of long-term debt	26,526	212	476,101
Net borrowings (payments) under the line of credit	5,249	(27,259)	27,259
Capital lease obligations payments	(14,643)	(14,594)	(14,794)
Short-term note borrowings	1,540	1,257	278
Short-term note payments	(1,580)	(1,413)	(3,680)
Net change in book overdraft	30,011	(12,985)	21,197
Proceeds from common stock offering, net of related expenses	204,286	—	—
Proceeds from sale of common shares and exercise of stock options	26,624	17,849	17,003
Call premiums paid for debt extinguishment	(19,688)	—	—
Payment of financing fees	(2,887)	—	(29,639)

Net cash provided (used) by financing activities	(43,512)	(155,346)	307,357

Net increase (decrease) in cash and cash equivalents	32,992	3,490	(12,671)
Cash and cash equivalents at beginning of year	36,275	32,785	45,456

Cash and cash equivalents at end of year	$69,267	$36,275	$32,785

Supplemental information:
Interest paid	$66,629	$63,414	$50,084

Taxes paid	$36,797	$17,180	$30,513

Equipment acquired with capital lease obligations	$11,098	$15,712	$23,419

Non-cash dividends paid in-kind	$—	$—	$6,740

Conversion of Series B preferred stock to common stock	$—	$—	$126,838

Conversion of Series D preferred stock to common stock	$—	$46,733	$—

Net book value of business sold	$—	$—	$5,840

See Notes to Consolidated Financial Statements

Note 1.	Restatement of Consolidated Financial Statements
      During the preparation of our transition Form 10-Q for the two month period ended December 31, 2004, we determined that, while some of our book overdrafts had historically been reported as current liabilities, others were offset against cash and cash equivalent balances and should instead have been reported as current liabilities. Consequently, we have restated our consolidated balance sheets as of October 31, 2004 and 2003 to report the gross amounts of cash and cash equivalents and to change the classification of book overdraft balances from accrued expenses to book overdrafts. We have also made corresponding adjustments to our consolidated statements of cash flows for the years ended October 31, 2004, 2003 and 2002, to reflect the book overdrafts as financing activities rather than operating activities. The restatement was based on the guidance in Financial Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts, an interpretation of APB Opinion No. 10 and FASB Statement No. 105,” (“FIN 39”), which permits offsetting of assets and liabilities only if the debtor has a valid, legal right of offset as defined by FIN 39. The restatement does not affect our previously reported stockholders’ equity as of any date, nor any of our previously issued consolidated statements of operations and comprehensive income.
      The effect of the restatements on the consolidated balance sheets at October 31, 2004 and 2003 is as follows:

	As of October 31, 2004

	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$32,299	$36,968	$69,267
All other current assets	989,693	—	989,693

Total current assets	1,021,992	36,968	1,058,960
All other assets	1,209,790	—	1,209,790

	$2,231,782	$36,968	$2,268,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$60,282	$60,282
Accrued expenses and other	83,831	(23,314)	60,517
All other current liabilities	451,590	—	451,590

Total current liabilities	535,421	36,968	572,389
Long-term liabilities	629,137	—	629,137

Total liabilities	1,164,558	36,968	1,201,526
Stockholders’ equity	1,067,224	—	1,067,224

	$2,231,782	$36,968	$2,268,750

	As of October 31, 2003

	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$15,508	$20,767	$36,275
All other current assets	924,157	—	924,157

Total current assets	939,665	20,767	960,432
All other assets	1,227,947	—	1,227,947

	$2,167,612	$20,767	$2,188,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$30,271	$30,271
Accrued expenses and other	79,854	(9,504)	70,350
All other current liabilities	404,627	—	404,627

Total current liabilities	484,481	20,767	505,248
Long-term liabilities	918,058	—	918,058

Total liabilities	1,402,539	20,767	1,423,306
Stockholders’ equity	765,073	—	765,073

	$2,167,612	$20,767	$2,188,379

      The effect of the restatements on the consolidated statements of cash flows for the years ended October 31, 2004, 2003 and 2002 is as follows:

	Year Ended October 31, 2004

	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$61,704	$—	$61,704

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	36,732	(13,810)	22,922
All other adjustments to reconcile net income to net cash provided by operating activities	10,894	—	10,894

Total adjustments and changes	47,626	(13,810)	33,816

Net cash provided by operating activities	109,330	(13,810)	95,520

Cash flows from investing activities:
Net cash used by investing activities	(19,016)	—	(19,016)

Cash flows from financing activities:
Net change in book overdraft	—	30,011	30,011
All other cash flows from financing activities	(73,523)	—	(73,523)

Net cash used by financing activities	(73,523)	30,011	(43,512)

Net increase in cash and cash equivalents	16,791	16,201	32,992
Cash and cash equivalents at beginning of year	15,508	20,767	36,275

Cash and cash equivalents at end of year	$32,299	$36,968	$69,267

	Year Ended October 31, 2003

	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$58,104	$—	$58,104

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	(12,126)	10,939	(1,187)
All other adjustments to reconcile net income to net cash provided by operating activities	120,165	—	120,165

Total adjustments and changes	108,039	10,939	118,978

Net cash provided by operating activities	166,143	10,939	177,082

Cash flows from investing activities:
Net cash used by investing activities	(18,246)	—	(18,246)

Cash flows from financing activities:
Net change in book overdraft	—	(12,985)	(12,985)
All other cash flows from financing activities	(142,361)	—	(142,361)

Net cash used by financing activities	(142,361)	(12,985)	(155,346)

Net increase in cash and cash equivalents	5,536	(2,046)	3,490
Cash and cash equivalents at beginning of year	9,972	22,813	32,785

Cash and cash equivalents at end of year	$15,508	$20,767	$36,275

	Year Ended October 31, 2002

	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$55,171	$—	$55,171

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	(5,851)	(20,442)	(26,293)
All other adjustments to reconcile net income to net cash provided by operating activities	39,187	—	39,187

Total adjustments and changes	33,336	(20,442)	12,894

Net cash provided by operating activities	88,507	(20,442)	68,065

Cash flows from investing activities:
Net cash used by investing activities	(388,093)	—	(388,093)

Cash flows from financing activities:
Net change in book overdraft	—	21,197	21,197
All other cash flows from financing activities	286,160	—	286,160

Net cash provided by financing activities	286,160	21,197	307,357

Net decrease in cash and cash equivalents	(13,426)	755	(12,671)
Cash and cash equivalents at beginning of year	23,398	22,058	45,456

Cash and cash equivalents at end of year	$9,972	$22,813	$32,785

      The effect of the restatements on the summarized financial information of our reportable segments at October 31, 2004 and 2003 included in Note 8 is as follows:

	As of October 31, 2004

	As Reported	Adjustments	As Restated

	(In thousands)
Total assets:
URS Division	$906,506	$34,487	$940,993
EG&G Division	237,913	—	237,913

	1,144,419	34,487	1,178,906
Corporate	1,692,632	2,481	1,695,113
Eliminations	(605,269)	—	(605,269)

Total assets	$2,231,782	$36,968	$2,268,750

	As of October 31, 2003

	As Reported	Adjustments	As Restated

	(In thousands)
Total assets:
URS Division	$887,036	$20,767	$907,803
EG&G Division	202,700	—	202,700

	1,089,736	20,767	1,110,503
Corporate	1,667,239	—	1,667,239
Eliminations	(589,363)	—	(589,363)

Total assets	$2,167,612	$20,767	$2,188,379

      The effect of the restatements on the supplemental guarantor information at October 31, 2004 and 2003 included in Note 15 is as follows:

	As of October 31, 2004

Corporate	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$23,310	$2,481	$25,791
All other current assets	25,957	—	25,957

Total current assets	49,267	2,481	51,748
All other assets	1,643,365	—	1,643,365

	$1,692,632	$2,481	$1,695,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$2,481	$2,481
Accrued expenses and other	17,903	—	17,903
All other current liabilities	38,881	—	38,881

Total current liabilities	56,784	2,481	59,265
Long-term liabilities	568,624	—	568,624

Total liabilities	625,408	2,481	627,889
Stockholders’ equity	1,067,224	—	1,067,224

	$1,692,632	$2,481	$1,695,113

	As of October 31, 2004

Subsidiary Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$7,556	$24,755	$32,311
All other current assets	833,447	—	833,447

Total current assets	841,003	24,755	865,758
All other assets	142,944	—	142,944

	$983,947	$24,755	$1,008,702

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$48,069	$48,069
Accrued expenses and other	60,951	(23,314)	37,637
All other current liabilities	362,292	—	362,292

Total current liabilities	423,243	24,755	447,998
Long-term liabilities	59,690	—	59,690

Total liabilities	482,933	24,755	507,688
Stockholders’ equity	501,014	—	501,014

	$983,947	$24,755	$1,008,702

	As of October 31, 2004

Subsidiary Non-Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,433	$9,732	$11,165
All other current assets	130,289	—	130,289

Total current assets	131,722	9,732	141,454
All other assets	28,750	—	28,750

	$160,472	$9,732	$170,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$9,732	$9,732
Accrued expenses and other	4,977	—	4,977
All other current liabilities	50,417	—	50,417

Total current liabilities	55,394	9,732	65,126
Long-term liabilities	823	—	823

Total liabilities	56,217	9,732	65,949
Stockholders’ equity	104,255	—	104,255

	$160,472	$9,732	$170,204

	As of October 31, 2003

Corporate	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,099	$—	$9,099
All other current assets	21,953	—	21,953

Total current assets	31,052	—	31,052
All other assets	1,636,187	—	1,636,187

	$1,667,239	$—	$1,667,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$—	$—
Accrued expenses and other	34,286	—	34,286
All other current liabilities	11,698	—	11,698

Total current liabilities	45,984	—	45,984
Long-term liabilities	856,182	—	856,182

Total liabilities	902,166	—	902,166
Stockholders’ equity	765,073	—	765,073

	$1,667,239	$—	$1,667,239

	As of October 31, 2003

Subsidiary Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,316	$12,791	$15,107
All other current assets	798,783	—	798,783

Total current assets	801,099	12,791	813,890
All other assets	153,307	—	153,307

	$954,406	$12,791	$967,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$22,295	$22,295
Accrued expenses and other	39,206	(9,504)	29,702
All other current liabilities	355,987	—	355,987

Total current liabilities	395,193	12,791	407,984
Long-term liabilities	61,320	—	61,320

Total liabilities	456,513	12,791	469,304
Stockholders’ equity	497,893	—	497,893

	$954,406	$12,791	$967,197

	As of October 31, 2003

Subsidiary Non-Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$4,093	$7,976	$12,069
All other current assets	103,421	—	103,421

Total current assets	107,514	7,976	115,490
All other assets	27,816	—	27,816

	$135,330	$7,976	$143,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$7,976	$7,976
Accrued expenses and other	6,362	—	6,362
All other current liabilities	36,942	—	36,942

Total current liabilities	43,304	7,976	51,280
Long-term liabilities	556	—	556

Total liabilities	43,860	7,976	51,836
Stockholders’ equity	91,470	—	91,470

	$135,330	$7,976	$143,306

	Year Ended October 31, 2004

Corporate	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$61,704	$—	$61,704

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	114,115	—	114,115
All other adjustments to reconcile net income to net cash provided by operating activities	(103,072)	—	(103,072)

Total adjustments and changes	11,043	—	11,043

Net cash provided by operating activities	72,747	—	72,747

Cash flows from investing activities:
Net cash used by investing activities	(1,333)	—	(1,333)

Cash flows from financing activities:
Net change in book overdraft	—	2,481	2,481
All other cash flows from financing activities	(57,203)	—	(57,203)

Net cash used by financing activities	(57,203)	2,481	(54,722)

Net increase in cash and cash equivalents	14,211	2,481	16,692
Cash and cash equivalents at beginning of year	9,099	—	9,099

Cash and cash equivalents at end of year	$23,310	$2,481	$25,791

	Year Ended October 31, 2004

Subsidiary Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$130,243	$—	$130,243

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	(91,866)	(13,810)	(105,676)
All other adjustments to reconcile net income to net cash provided by operating activities	(2,901)	—	(2,901)

Total adjustments and changes	(94,767)	(13,810)	(108,577)

Net cash provided by operating activities	35,476	(13,810)	21,666

Cash flows from investing activities:
Net cash used by investing activities	(14,124)	—	(14,124)

Cash flows from financing activities:
Net change in book overdraft	—	25,774	25,774
All other cash flows from financing activities	(16,112)	—	(16,112)

Net cash provided (used) by financing activities	(16,112)	25,774	9,662

Net increase in cash and cash equivalents	5,240	11,964	17,204
Cash and cash equivalents at beginning of year	2,316	12,791	15,107

Cash and cash equivalents at end of year	$7,556	$24,755	$32,311

	Year Ended October 31, 2004

Subsidiary Non-Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$3,832	$—	$3,832

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	12,863	—	12,863
All other adjustments to reconcile net income to net cash provided by operating activities	(15,588)	—	(15,588)

Total adjustments and changes	(2,725)	—	(2,725)

Net cash provided by operating activities	1,107	—	1,107

Cash flows from investing activities:
Net cash used by investing activities	(3,559)	—	(3,559)

Cash flows from financing activities:
Net change in book overdraft	—	1,756	1,756
All other cash flows from financing activities	(208)	—	(208)

Net cash provided (used) by financing activities	(208)	1,756	1,548

Net decrease in cash and cash equivalents	(2,660)	1,756	(904)
Cash and cash equivalents at beginning of year	4,093	7,976	12,069

Cash and cash equivalents at end of year	$1,433	$9,732	$11,165

	Year Ended October 31, 2003

Corporate	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$58,104	$—	$58,104

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	194,605	—	194,605
All other adjustments to reconcile net income to net cash provided by operating activities	(113,168)	—	(113,168)

Total adjustments and changes	81,437	—	81,437

Net cash provided by operating activities	139,541	—	139,541

Cash flows from investing activities:
Net cash provided by investing activities	291	—	291

Cash flows from financing activities:
Net change in book overdraft	—	(4,176)	(4,176)
All other cash flows from financing activities	(126,733)	—	(126,733)

Net cash used by financing activities	(126,733)	(4,176)	(130,909)

Net increase in cash and cash equivalents	13,099	(4,176)	8,923
Cash and cash equivalents at beginning of year	(4,000)	4,176	176

Cash and cash equivalents at end of year	$9,099	$—	$9,099

	Year Ended October 31, 2003

Subsidiary Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$120,935	$—	$120,935

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	(203,009)	10,939	(192,070)
All other adjustments to reconcile net income to net cash provided by operating activities	105,863	—	105,863

Total adjustments and changes	(97,146)	10,939	(86,207)

Net cash provided by operating activities	23,789	10,939	34,728

Cash flows from investing activities:
Net cash used by investing activities	(14,385)	—	(14,385)

Cash flows from financing activities:
Net change in book overdraft	—	(8,361)	(8,361)
All other cash flows from financing activities	(15,310)	—	(15,310)

Net cash used by financing activities	(15,310)	(8,361)	(23,671)

Net decrease in cash and cash equivalents	(5,906)	2,578	(3,328)
Cash and cash equivalents at beginning of year	8,222	10,213	18,435

Cash and cash equivalents at end of year	$2,316	$12,791	$15,107

	Year Ended October 31, 2003

Subsidiary Non-Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$5,207	$—	$5,207

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	689	—	689
All other adjustments to reconcile net income to net cash provided by operating activities	(3,083)	—	(3,083)

Total adjustments and changes	(2,394)	—	(2,394)

Net cash provided by operating activities	2,813	—	2,813

Cash flows from investing activities:
Net cash used by investing activities	(4,152)	—	(4,152)

Cash flows from financing activities:
Net change in book overdraft	—	(448)	(448)
All other cash flows from financing activities	(318)	—	(318)

Net cash used by financing activities	(318)	(448)	(766)

Net decrease in cash and cash equivalents	(1,657)	(448)	(2,105)
Cash and cash equivalents at beginning of year	5,750	8,424	14,174

Cash and cash equivalents at end of year	$4,093	$7,976	$12,069

	Year Ended October 31, 2002

Corporate	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$55,171	$—	$55,171

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	21,607	—	21,607
All other adjustments to reconcile net income to net cash provided by operating activities	(44,638)	—	(44,638)

Total adjustments and changes	(23,031)	—	(23,031)

Net cash provided by operating activities	32,140	—	32,140

Cash flows from investing activities:
Net cash used by investing activities	(341,802)	—	(341,802)

Cash flows from financing activities:
Net change in book overdraft	—	4,176	4,176
All other cash flows from financing activities	303,963	—	303,963

Net cash provided by financing activities	303,963	4,176	308,139

Net decrease in cash and cash equivalents	(5,699)	4,176	(1,523)
Cash and cash equivalents at beginning of year	1,699	—	1,699

Cash and cash equivalents at end of year	$(4,000)	$4,176	$176

	Year Ended October 31, 2002

Subsidiary Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$103,879	$—	$103,879

Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	(37,301)	(20,442)	(57,743)
All other adjustments to reconcile net income to net cash provided by operating activities	(9,922)	—	(9,922)

Total adjustments and changes	(47,223)	(20,442)	(67,665)

Net cash provided by operating activities	56,656	(20,442)	36,214

Cash flows from investing activities:
Net cash used by investing activities	(40,788)	—	(40,788)

Cash flows from financing activities:
Net change in book overdraft	—	18,782	18,782
All other cash flows from financing activities	(14,534)	—	(14,534)

Net cash provided (used) by financing activities	(14,534)	18,782	4,248

Net increase (decrease) in cash and cash equivalents	1,334	(1,660)	(326)
Cash and cash equivalents at beginning of year	6,888	11,873	18,761

Cash and cash equivalents at end of year	$8,222	$10,213	$18,435

	Year Ended October 31, 2002

Subsidiary Non-Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$1,653	$—	$1,653

Adjustments to reconcile net income to net cash used by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	6,871	—	6,871
All other adjustments to reconcile net income to net cash provided by operating activities	(8,813)	—	(8,813)

Total adjustments and changes	(1,942)	—	(1,942)

Net cash used by operating activities	(289)	—	(289)

Cash flows from investing activities:
Net cash used by investing activities	(5,503)	—	(5,503)

Cash flows from financing activities:
Net change in book overdraft	—	(1,761)	(1,761)
All other cash flows from financing activities	(3,269)	—	(3,269)

Net cash used by financing activities	(3,269)	(1,761)	(5,030)

Net decrease in cash and cash equivalents	(9,061)	(1,761)	(10,822)
Cash and cash equivalents at beginning of year	14,811	10,185	24,996

Cash and cash equivalents at end of year	$5,750	$8,424	$14,174

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.	Accounting Policies
Business
      The terms “we”, “us”, and “our” used in this annual report include URS Corporation and its consolidated subsidiaries unless otherwise indicated. We offer a comprehensive range of professional planning and design, system engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, hazardous waste management, industrial process and petrochemical refinement, general building and water/wastewater treatment projects. We are also a major provider of operations and maintenance, logistics and technical services to the Department of Defense and other federal government agencies. Headquartered in San Francisco, we operate in more than 20 countries with approximately 27,500 employees providing services to federal, state, and local government agencies, as well as to private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, forest product, mining, healthcare, water supply, and retail and commercial development industries.
Principles of Consolidation and Basis of Presentation
      Our consolidated financial statements include the accounts of our subsidiaries that require consolidation. All significant intercompany accounts and transactions have been eliminated in consolidation. We include in current assets and liabilities amounts realizable and payable under engineering and construction contracts that extend beyond one year. The consolidated financial statements reflect the August 2002 acquisitions of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc. (collectively, “EG&G”), which were accounted for under the purchase accounting method. The operating results of EG&G have been included in the accompanying consolidated financial statements from the date of acquisition forward. Accordingly, the EG&G results of operations for the year ended October 31, 2002 were not included in our consolidated statements of operations until August 22, 2002, the date of the acquisition. We participate in joint ventures formed for the purpose of bidding, negotiating and executing projects. Sometimes we function as the sponsor or manager of the projects performed by the joint venture. Investments in non-consolidated joint ventures are accounted for using the equity method.
Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
      We earn our revenues from cost-plus, fixed-price and time-and-materials contracts. If estimated total costs on any contract indicate a loss, we charge the entire estimated loss to operations in the period the loss becomes known. The cumulative effect of revisions to revenue, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims, anticipated losses, and others are recorded in the accounting period in which the events indicating a loss are known and the loss can be reasonably estimated. Such revisions could occur at any time and the effects may be material.
      The majority of our contracts are for professional planning, design and various other types of engineering projects, including systems engineering, and program and construction management. We account for such contracts on the “percentage-of-completion” method, wherein revenue is recognized as costs are incurred. Under the percentage-of-completion method for revenue recognition, we estimate the progress towards completion to determine the amount of revenue and profit to recognize on all significant contracts. We

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
generally utilize a cost-to-cost approach in applying the percentage-of-completion method, where revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. For some contracts, using the cost-to-cost method in estimating percentage-of-completion may overstate the progress on the project. For instance, in a project where a large amount of permanent materials are purchased, including the costs of these materials in calculating the percentage-of-completion may overstate the actual progress on the project. For these types of projects, actual labor hours spent on the project may be a more appropriate measure of the progress on the project. For projects where the cost-to-cost method does not appropriately reflect the progress on the projects, we use alternative methods such as actual labor hours, for measuring progress on the project and recognize revenue accordingly.
      Under the percentage-of-completion method, recognition of profit is dependent upon the accuracy of a variety of estimates, including engineering progress, materials quantities, achievement of milestones, incentives, penalty provisions, labor productivity, cost estimates and others. Such estimates are based on various professional judgments we make with respect to those factors and are difficult to accurately determine until the project is significantly underway.
      We have a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenue and contract completion costs on our long-term engineering and construction contracts. However, due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates.
      Cost-Plus Contracts. We have four major types of cost-plus contracts:

•	Cost-Plus Fixed Fee. Under cost-plus fixed fee contracts, we charge our clients for our costs, including both direct and indirect costs, plus a fixed negotiated fee. In negotiating a cost-plus fixed fee contract, we estimate all recoverable direct and indirect costs and then add a fixed profit component. The total estimated cost plus the negotiated fee represents the total contract value. We recognize revenues based on the actual labor costs, based on hours of labor effort, plus non-labor costs we incur, plus the portion of the fixed fee we have earned to date. We invoice for our services as revenues are recognized or in accordance with agreed-upon billing schedules. Aggregate revenues from cost-plus fixed fee contracts may vary based on the actual number of labor hours worked and other actual contract costs incurred. However, if actual labor hours and other contract costs exceed the original estimate agreed to by our client, we generally must obtain a change order, contract modification, or successfully prevail in a claim in order to receive additional revenues relating to the additional costs (see “Change Orders and Claims”).

•	Cost-Plus Fixed Rate. Under our cost-plus fixed rate contracts, we charge clients for our costs plus negotiated rates based on our indirect costs. In negotiating a cost-plus fixed rate contract, we estimate all recoverable direct and indirect costs and then add a profit component, which is a percentage of total recoverable costs to arrive at a total dollar estimate for the project. We recognize revenues based on the actual total number of labor hours and other costs we expend at the cost plus fixed rate we negotiated. Similar to cost-plus fixed fee contracts, aggregate revenues from cost-plus fixed rate contracts may vary and we generally must obtain a change order, contract modification, or successfully prevail in a claim in order to receive additional revenues relating to any additional costs that exceed the original contract estimate (see “Change Orders and Claims”).

•	Cost-Plus Award Fee. Some cost-plus contracts provide for award fees or a penalty based on performance criteria in lieu of a fixed fee or fixed rate. Other contracts include a base fee component plus a performance-based award fee. In addition, we may share award fees with subcontractors and/or our employees. We record accruals for fee sharing on a monthly basis as related award fee revenue is earned. We generally recognize revenues to the extent of costs actually incurred plus a proportionate amount of the fee expected to be earned. We take the award fee or penalty on contracts into

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consideration when estimating sales and profit rates, and we record revenues related to the award fees when there is sufficient information to assess anticipated contract performance. On contracts that represent higher than normal risk or technical difficulty, we defer all award fees until an award fee letter is received. Once an award letter is received, the estimated or accrued fees are adjusted to the actual award amount.

•	Cost-Plus Incentive Fee. Some of our cost-plus contracts provide for incentive fees based on performance against contractual milestones. The amount of the incentive fees varies, depending on whether we achieve above-, at-, or below-target results. We recognize revenues on these contracts assuming that we will achieve at-target results, unless we estimate our cost at completion to be materially above or below target. If our estimated cost to complete the project indicates that our performance is, or will be, below target, we adjust our revenues down to the below-target estimate. If our estimate to complete the project indicates that our performance is above target, we do not adjust our revenues up to correspond with our estimated higher level of performance unless authorization to recognize additional revenues is obtained from appropriate levels of management.
      Labor costs and subcontractor services are the principal components of our direct costs on cost-plus contracts, although some include materials and other direct costs. Some of these contracts include a provision that the total actual costs plus the fee will not exceed a guaranteed price negotiated with the client. Others include rate ceilings that limit the reimbursement for general and administrative costs, overhead costs and materials handling costs. The accounting for these contracts appropriately reflects such guaranteed price or rate ceilings. Certain of our cost-plus contracts are subject to maximum contract values and accordingly revenues relating to these contracts are recognized as if these contracts were fixed-price contracts.
      Fixed-Price Contracts. We enter into two major types of fixed-price contracts:

•	Firm Fixed-Price (“FFP”). Our FFP contracts have historically accounted for most of our fixed-price contracts. Under FFP contracts, our clients pay us an agreed amount negotiated in advance for a specified scope of work. We recognize revenues on FFP contracts using the percentage-of-completion method described above. We do not adjust our revenues downward if we incur costs below our original estimated costs. Prior to completion, our recognized profit margins on any FFP contract depend on the accuracy of our estimates and will increase to the extent that our current estimates of aggregate actual costs are below amounts previously estimated. Conversely, if our current estimated costs exceed prior estimates, our profit margins will decrease and we may realize a loss on a project. In order to increase aggregate revenue on the contract, we generally must obtain a change order, contract modification, or successfully prevail in a claim in order to receive payment for the additional costs (see “Change Orders and Claims”).

•	Fixed-Price Per Unit (“FPPU”). Under our FPPU contracts, clients pay us a set fee for each service or production transaction that we complete. We are generally guaranteed a minimum number of service or production transactions at a fixed price, but our actual profit margins on any FPPU contract depend on the number of service transactions we ultimately complete. We recognize revenues under FPPU contracts as we complete and bill the related service transactions to our clients. If our current estimates of the aggregate average costs per service transaction turn out to exceed our prior estimates, our profit margins will decrease and we may realize a loss on the project. In order to increase aggregate revenues on a contract, we generally must obtain a change order, contract modification, or successfully prevail in a claim in order to receive payment for the additional costs (see “Change Orders and Claims”). Certain of our FPPU contracts are subject to maximum contract values and accordingly, revenues relating to these contracts are recognized as if these contracts were FFP contracts.
      Time-and-Materials Contracts. Under our time-and-materials contracts, we negotiate hourly billing rates and charge our clients based on the actual time that we spend on a project. In addition, clients reimburse

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
us for our actual out-of-pocket costs of materials and other direct incidental expenditures that we incur in connection with our performance under the contract. Our profit margins on time-and-materials contracts fluctuate based on actual labor and overhead costs that we directly charge or allocate to contracts compared with negotiated billing rates. The majority of our time-and-material contracts are subject to maximum contract values and, accordingly, revenues under these contracts are recognized under the percentage-of-completion method or as a revenue arrangement with multiple deliverables as described above. Revenues on contracts that are not subject to maximum contract values are recognized based on the actual number of hours we spend on the projects plus any actual out-of-pocket costs of materials and other direct incidental expenditures that we incur on the projects. Our time-and materials contracts also generally include annual billing rate adjustment provisions.
      Service-related contracts. Service-related contracts, including operations and maintenance services and a variety of technical assistance services, are accounted for over the period of performance, in proportion to the costs of performance, evenly over the period, or over units of production.
      Change Orders and Claims. Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either we or our customer may initiate change orders. They may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and period of completion of the work. Claims are amounts in excess of agreed contract price that we seek to collect from our clients or others for customer-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs.
      Change orders and claims occur when changes are experienced once contract performance is underway. Change orders are sometimes documented and terms of such change orders agreed with the client before the work is performed. Sometimes circumstances require that work progresses without client agreement before the work is performed. Costs related to change orders and claims are recognized when they are incurred. Change orders are included in total estimated contract revenue when it is probable that the change order will result in a bona fide addition to contract value that can be reliably estimated. Claims are included in total estimated contract revenues to the extent that contract costs related to the claims have been incurred and when it is probable that the claim will result in a bona fide addition to contract value which can be reliably estimated. No profit is recognized on claims until final settlement occurs. This can lead to a situation where costs are recognized in one period and revenues are recognized when client agreement is obtained or claims resolution occurs, which can be in subsequent periods.
      We have contracts with the U.S. government that contain provisions requiring compliance with the U.S. Federal Acquisition Regulation (“FAR”), and the U.S. Cost Accounting Standards (“CAS”). These regulations are generally applicable to all of our federal government contracts and are partially or fully incorporated in many local and state agency contracts. They limit the recovery of certain specified indirect costs on contracts subject to the FAR. Cost-plus contracts covered by the FAR provide for upward or downward adjustments if actual recoverable costs differ from the estimate billed under forward pricing arrangements. Most of our federal government contracts are subject to termination at the convenience of the client. Contracts typically provide for reimbursement of costs incurred and payment of fees earned through the date of such termination.
      Federal government contracts are subject to the FAR and some state and local governmental agencies require audits, which are performed for the most part by the Defense Contract Audit Agency (“DCAA”). The DCAA audits our overhead rates, cost proposals, incurred government contract costs, and internal control systems. During the course of its audits, the DCAA may question incurred costs if it believes we have accounted for such costs in a manner inconsistent with the requirements of the FAR or CAS and recommend that our U.S. government corporate administrative contracting officer disallow such costs. Historically, we

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
have not experienced significant disallowed costs as a result of such audits. However, we can provide no assurance that the DCAA audits will not result in material disallowances of incurred costs in the future.
Costs and Accrued Earnings in Excess of Billings on Contracts in Process and Billings in Excess of Costs and Accrued Earnings on Contracts in Process
      Costs and accrued earnings in excess of billings on contracts in process in the accompanying consolidated balance sheets represent amounts earned and reimbursable under contracts in progress. As of October 31, 2004 and 2003, costs and accrued earnings in excess of billings on contracts in progress were $413.4 million and $393.7 million, respectively. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Generally, such unbilled amounts will be billed and collected over the next 12 months.
      Billings in excess of costs and accrued earnings on contracts in process in the accompanying consolidated balance sheets represent cash collected from clients on contracts in advance of revenues earned thereon, as well as advanced billings to clients in excess of costs and earnings on uncompleted contracts. It also includes provisions for losses on contracts, and reserves for audit and closing adjustments on both federal and state contracts. As of October 31, 2004 and 2003, billings in excess of costs and accrued earnings on contracts in process were $79.5 million and $83.0 million, respectively. We anticipate that the majority of such amounts will be earned over the next 12 months.
Allowance for Uncollectible Accounts Receivable
      We reduce our accounts receivable and costs and accrued earnings in excess of billings on contracts in process by estimating an allowance for amounts that may become uncollectible in the future. We determine our estimated allowance for uncollectible amounts based on management’s judgments regarding our operating performance related to the adequacy of the services performed or products delivered, the status of change orders and claims, our experience settling change orders and claims and the financial condition of our clients, which may be dependent on the type of client and current economic conditions that the client may be subject to.
Classification of Current Assets and Liabilities
      We include in current assets and liabilities amounts realizable and payable under contracts that extend beyond one year. Accounts receivable, accounts receivable — retainage, costs and accrued earnings in excess of billings on contracts in process, subcontractors payable, subcontractor retainage, and billings in excess of costs and accrued earnings on contracts in process each contain amounts that, depending on contract performance, resolution of U.S. government contract audits, negotiations, change orders, claims or changes in facts and circumstances, may not either be collectable or require payment within one year.
      Accounts receivable — retainage represents amounts billed to clients for services performed that, by their underlying contract terms, will not be paid until the projects are at or near completion. Correspondingly, subcontractors payable — retainage represents amounts billed to us by subcontractors for services performed that, by their underlying contract terms do not require payment by us until the projects are at or near completion.
Concentrations of Credit Risk
      Our accounts receivable and costs and accrued earnings in excess of billings on contracts in process are potentially subject to concentrations of credit risk. Concentrations of credit risk with respect to trade receivables are limited due to the large number of clients that comprise our customer base and their dispersion across different business and geographic areas. We estimate and maintain an allowance for potential

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
uncollectible accounts and such estimates have historically been within management’s expectations. Our cash and cash equivalents balances are maintained in accounts held by major banks and financial institutions located primarily in the United States of America, Europe and Asia Pacific.
Cash and Cash Equivalents/ Book Overdraft
      We consider all highly liquid investments with maturities of three months or less to be cash equivalents. From time to time, we have book overdrafts. Book overdrafts result from transactions that had not cleared the bank accounts at the end of the reporting period. We transfer cash on an as-needed basis to fund these transactions as they clear the bank in subsequent periods.
Fair Value of Financial Instruments
      At October 31, 2004 and 2003, the carrying amounts of some of our financial instruments including cash, accounts receivable, accounts payable and other liabilities approximate fair values due to their short maturities. The fair values of our Credit Facility and other variable rate debt is based on current interest rates and approximates fair values. The fair values of our other long-term debt obligations exceed the carrying values as disclosed in Note 6, “Current and Long-Term Debt.”
Property and Equipment
      Property and equipment are stated at cost. In the year assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in the Consolidated Statement of Operations and Comprehensive Income. Depreciation is provided on the straight-line and the double declining methods using estimated useful lives less residual value. Leasehold improvements are amortized over the length of the lease or estimated useful life, whichever is less. We capitalize our repairs and maintenance that extends the estimated useful lives of property and equipment; otherwise, repairs and maintenance are expensed.
Internal-Use Computer Software
      We expense or capitalize charges associated with development of internal-use software as follows:
      Preliminary project stage: Both internal and external costs incurred during this stage are expensed as incurred.
      Application development stage: Both internal and external costs incurred to purchase and develop computer software are capitalized after the preliminary project stage is completed and management authorizes the computer software project. However, training costs and the process of data conversion from the old system to the new system, which includes purging or cleansing of existing data, reconciliation or balancing of old data to the converted data in the new system, are expensed as incurred.
      Post-Implementation/ Operation Stage: All training costs and maintenance costs incurred during this stage are expensed as incurred.
      Costs of upgrades and enhancements are capitalized if the expenditures will result in added functionality for the software. Capitalized software costs are depreciated using the straight-line method over the estimated useful life of the related software, which may be up to ten years. Impairment is measured and recognized in accordance with the Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which we adopted on November 1, 2002.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Goodwill
      Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) requires at least an annual assessment for impairment of goodwill and other intangible assets. In addition to our annual test, we regularly evaluate whether events or circumstances have occurred which may indicate a possible impairment of goodwill.
      We believe the following methodology we use in testing impairment of goodwill, which includes significant judgments and estimates, provides us with a reasonable basis in determining whether an impairment charge should be taken. In evaluating whether there is an impairment of goodwill, we calculate the estimated fair value of our company by using a methodology that considers discounted projections of our cash flows and the fair values of our debt and equity.
      We first determine our estimated projected cash flows and estimated residual values of each of our reporting units and discount those cash flows and residual values based on a selected discount rate (a discounted cash flows approach) to arrive at an estimated fair value of each reporting unit. The determination of our discount rate considers our cost of capital and the cost of capital of some of our industry peers. We then consider the average closing sales price of our common stock and the fair market value of our interest-bearing obligations to arrive at an estimate of the Company’s fair value (a market multiple approach). Our final estimate of the Company’s fair value is established considering our market multiple and discounted cash flows approaches.
      We allocate our final estimate of the Company’s fair value to our reporting units based on the relative proportion of each reporting unit’s estimated discounted cash flows to the total. A reporting unit, as defined in SFAS 142, is an operating segment or a component of a segment where (a) the component constitutes a business for which discrete financial information is available, and (b) management regularly reviews the operating results of that component. Our reporting units consist of the EG&G Division, the domestic operations of the URS Division and the international operations of the URS Division.
      We then compare the resulting fair values by reporting units to the respective net book values, including goodwill. If the net book value of a reporting unit exceeds its fair value, we measure the amount of the impairment loss by comparing the implied fair value (which is a reasonable estimate of the value of goodwill for the purpose of measuring an impairment loss) of the reporting unit’s goodwill to the carrying amount of that goodwill. To the extent that the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, we recognize a goodwill impairment loss at that time. In evaluating whether there was an impairment of goodwill, we also take into consideration changes in our business mix and changes in our discounted cash flows, in addition to our average closing stock price. Based on our annual review of goodwill by using the above described methodology, we concluded that we did not have any impairment of goodwill as of October 31, 2004.
Purchased Intangible Assets
      We amortize our purchased intangible assets using the straight-line method over their estimated period of benefit, ranging from three to fourteen years.
Income Taxes
      We account for income taxes in accordance with Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Judgment is required in determining our worldwide provision for income taxes. In the normal course of our business, we may engage in numerous transactions every day for which the ultimate tax outcome (including the period in which the transaction will ultimately be included in taxable income or deducted as an expense) is uncertain. Additionally, we file income, franchise, gross receipts and similar tax returns in many jurisdictions. Our tax returns are subject to audit and investigation by the Internal Revenue

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Service, most states in the United States, and by various government agencies representing many jurisdictions outside the United States. We estimate and provide for additional income taxes that may be assessed by the various taxing authorities.
      We use the asset and liability approach for financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the amount of tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period.
      Valuation allowances based on our judgments and estimates are established when necessary to reduce deferred tax assets to the amount expected to be realized and based on expected future operating results and available tax alternatives. Our estimates are based on facts and circumstances in existence as well as interpretations of existing tax regulations and laws applied to the facts and circumstances, with the help of professional tax advisors. Management believes that realization of deferred tax assets in excess of the valuation allowance is more likely than not.
Income Per Common Share
      Basic income per common share is computed by dividing net income available for common stockholders by the weighted-average number of common shares outstanding for the period. Diluted income per share of common stock is computed giving effect to all potentially dilutive shares of common stock that were outstanding during the period. Potentially dilutive shares of common stock consist of the incremental shares of common stock issuable upon the exercise of stock options and convertible preferred stock. Diluted income per share is computed by dividing net income available for common stockholders plus preferred stock dividends by the weighted-average common share and potentially dilutive common shares that were outstanding during the period.
      In March 2004, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) issued EITF Consensus No. 03-06, “Participating Securities and the Two-class Method” (“EITF 03-06”). EITF 03-06 requires us to compute our basic earnings per share (“EPS”) by using the two-class method as we had outstanding shares of convertible participating preferred stock in the prior years. In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 128,

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
“Earnings per Share” (“SFAS 128”) and EITF 03-06, a reconciliation of the numerator and denominator of basic and diluted income per common share under the two-class method is provided as follows:

	Years Ended October 31,

	2004	2003	2002

	(In thousands, except
	per share amounts)
Numerator — Basic
Net income after preferred stock dividend	$61,704	$58,104	$49,232
Deduct: net income allocated to convertible participating preferred stockholders under the two-class method	—	894	907

Net income available for common stockholders	$61,704	$57,210	$48,325

Denominator — Basic
Weighted-average common stock shares outstanding assuming participating preferred stock converted to common stock shares	39,123	32,688	22,554
Less: weighted-average shares associated with convertible participating preferred stock	—	504	416

Weighted-average common stock shares outstanding	39,123	32,184	22,138

Basic income per share	$1.58	$1.78	$2.18

Numerator — Diluted
Net income after preferred stock dividend	$61,704	$58,104	$49,232
Preferred stock dividend	—	—	5,939
Deduct: net income allocated to convertible participating preferred stockholders under the two-class method	—	894	907

Net income available for common stockholders	$61,704	$57,210	$54,264

Denominator — Diluted
Weighted-average common stock shares outstanding	39,123	32,184	22,138
Effect of dilutive securities:
Stock options	1,231	354	1,194
Convertible preferred stock	—	—	3,390

Weighted-average common stock shares outstanding considering the effect of dilutive securities	40,354	32,538	26,722

Diluted income per share	$1.53	$1.76	$2.03

      Our 6 1/2% Convertible Subordinated Debentures (“6 1/2% debentures”) are due in 2012 and are convertible into shares of our common stock at the rate of $206.30 per share. However, the effect of the assumed conversion of our 6 1/2% debentures was not included in our computation of diluted income per share because it would be anti-dilutive.
      Potential shares associated with outstanding stock options not included in our computation of diluted income per share in the periods presented were 52 thousand, 3.1 million, and 66 thousand shares, respectively for fiscal years 2004, 2003 and 2002. They were excluded because the exercise price of the option was greater than the average per share market value of our common stock. Potential shares associated with our Series D Preferred Stock was not included in our computation of diluted income per share for fiscal years 2003 and 2002 because their impact would be anti-dilutive.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Stock-Based Compensation
      We account for stock issued to employees and outside directors in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Accordingly, compensation cost is measured based on the excess, if any, of the market price of our common stock over the exercise price of a stock option, determined on the date the option is granted.
      Statement of Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”), requires prominent disclosure in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 also requires disclosure of pro forma results on an interim basis as if we had applied the fair value recognition provisions of Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).
      We continue to apply APB 25 and related accounting interpretations for our 1991 Stock Incentive Plan and 1999 Equity Incentive Plan (collectively, the “Plans”). All of our options are awarded with an exercise price that is equal to the market price of our common stock on the date of the grant and accordingly, no compensation cost has been recognized in connection with options granted under the Plans. For disclosures required by SFAS 123, we use the Black-Scholes option pricing model to calculate the estimated stock option compensation expense based on the fair value of stock options granted and the following assumptions.

	2004	2003	2002

Risk-free interest rates	3.80% - 4.53%	3.31% - 4.42%	3.77% - 5.44%
Expected life	7.23 years	7.32 years	7.6 years
Volatility	45.80%	47.59%	45.66%
Expected dividends	None	None	None
      If the compensation cost for awards under the Plans had been determined in accordance with SFAS 123, as amended, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	Years Ended October 31,

	2004	2003	2002

	(In thousands, except
	per share amount)
Numerator — Basic
Net income:
As reported	$61,704	$58,104	$49,232
Add: Total stock-based compensation expense as reported	2,643	2,525	1,408
Deduct: net income allocated to convertible participating preferred stockholders under the two-class method	—	894	907
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	11,922	9,385	10,213

Pro forma net income	$52,425	$50,350	$39,520

Denominator — Basic
Weighted-average common stock shares outstanding	39,123	32,184	22,138

Basic income per share:
As reported	$1.58	$1.78	$2.18
Pro forma	$1.34	$1.57	$1.79

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended October 31,

	2004	2003	2002

	(In thousands, except
	per share amount)
Numerator — Diluted
Net income:
As reported	$61,704	$58,104	$49,232
Preferred stock dividends	—	—	5,939

Net income	61,704	58,104	55,171
Add: Total stock-based compensation expense as reported	2,643	2,525	1,408
Deduct: net income allocated to convertible participating preferred stockholders under the two-class method	—	1,180	845
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	11,922	9,385	10,213

Pro forma net income	$52,425	$50,064	$45,521

Denominator — Diluted
Weighted-average common stock shares outstanding	40,354	32,538	26,722

Diluted income per share:
As reported	$1.53	$1.76	$2.03
Pro forma	$1.30	$1.55	$1.70
      See further discussion on our stock options under Note 10. “Stockholders’ Equity”
Adopted and Recently Issued Statements of Financial Accounting Standards
      In January 2003, the FASB issued Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 requires a variable interest entity (“VIE”) to be consolidated by the primary beneficiary of that VIE. In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46-R”), to address certain FIN 46 implementation issues. Although we have no special purpose entities (“SPEs”) as defined in FIN 46, we evaluated the impact of FIN 46 related to our joint ventures with third parties. We adopted FIN 46-R as of April 30, 2004.
      In general, we account for non-special purpose entities (“non-SPEs”) in accordance with Emerging Issues Task Force Consensus No. 00-01, “Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures” (“EITF 00-01”), or in accordance with the equity method of accounting. Our adoption of FIN 46-R did not have a material impact on the accounting for these non-SPEs and we continue to account them under the equity method or under EITF 00-01, as appropriate.
      FIN 46-R requires that all entities, regardless of whether or not a special purpose entity, created subsequent to January 31, 2003, be evaluated for consolidation purposes. We have not entered into any joint venture or partnership agreements subsequent to January 31, 2003 where the accounting for such agreements would be materially different than our historical method of accounting for such entities using the equity method or under EITF 00-01, as appropriate. Future joint venture or partnership agreements that we enter into that would require consolidation under FIN 46-R could have a material impact on our consolidated

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
financial statements. In addition, facts and circumstances related to existing joint ventures or partnership agreements may require consolidation in future accounting periods.
      In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (Revised), “Employer’s Disclosure about Pensions and Other Postretirement Benefits” (“Revised SFAS 132”). Revised SFAS 132 requires additional disclosures relating to assets, obligations, cash flows and net periodic benefit cost. Revised SFAS 132 is effective for fiscal years ending after December 15, 2003, except that certain disclosures are effective for fiscal years ending after June 15, 2004. Interim period disclosures are effective for interim periods beginning after December 15, 2003 and were included in our Form 10-Q commencing with the period ended April 30, 2004. Our required Revised SFAS 132 disclosures are included in Note 11, “Employee Retirement Plans.”
      On December 17, 2003, the Staff of the Securities and Exchange Commission (“SEC” or the “Staff”) issued Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”), which supersedes Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was effectively superseded as a result of the issuance of Emerging Issues Task Force Consensus No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. SAB 104 applies to our service related contracts. SAB 104 does not have a material impact on our consolidated financial statements.
      On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Medicare Act”) was signed into law. The Medicare Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. On January 12, 2004 and May 19, 2004, the FASB issued FASB Staff Position No. 106-1 and 106-2, respectively, both entitled “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-1” and “FSP 106-2”). FSP 106-2 supersedes FSP 106-1. FSP 106-2 provides guidance on accounting for the effects of the Medicare Act and requires specific disclosures. Detailed regulations necessary to implement the Medicare Act have not been issued, including those that would specify the manner in which actuarial equivalency must be determined, the evidence required to demonstrate actuarial equivalency, and the documentation requirements necessary to be entitled to the subsidy. Based on an analysis of the Medicare Act, FSP 106-2, and facts available to us, we formed a conclusion that the majority of the health care benefits we provide to retirees is not actuarially equivalent to Medicare Part D and therefore, the effects of the Medicare Act would not have a significant impact on our consolidated financial statements.
      If it is later determined that the drug benefit is actuarially equivalent based on new information available to us, a re-measurement of plan assets and obligations will be performed on the date that actuarial equivalence is determined and the effect of the subsidy will be treated as an actuarial gain. Based on current facts and circumstances, our measures of the accumulated post-retirement benefit obligation and net periodic pension costs of our post-retirement plans do not reflect any amount associated with the subsidy. We believe that other effects of the Act to be considered at the next measurement date will not have a significant effect on our financial statements.
      On April 9, 2004, the FASB issued FASB Staff Position No. 129-1, “Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities” (“FSP 129-1”). FSP 129-1 clarifies that the disclosure requirements of Statement of Financial Accounting Standards No. 129, “Disclosure of Information about Capital Structure” apply to all contingently convertible securities and to their potentially dilutive effects on earnings per share (“EPS”), including those for which the criteria for conversion have not been satisfied, and thus are not included in the computation of diluted EPS. The guidance in FSP 129-1 is effective immediately and applies to all existing and newly created securities. Our required FSP 129-1

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
disclosures are included above under “Income Per Common Share.” Our 6 1/2% debentures are convertible into shares of our common stock; however, the number of shares which they could be converted into is not material to our income per share computation and inclusion of the assumed conversion of our 6 1/2% debentures in our EPS computation would be anti-dilutive. As a result, the conversion effect of our 6 1/2% debentures was excluded from our diluted EPS computation at October 31, 2004.
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“Revised SFAS 123”). Revised SFAS 123 replaces SFAS 123 and supersedes APB 25.
      Revised SFAS 123 is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. Revised SFAS 123 requires that the costs resulting from all share-based payment transactions be recognized in the financial statements. Revised SFAS 123 applies to all awards granted after the required effective date, and shall not apply to awards granted in periods before the required effective date, except if prior awards are modified, repurchased or cancelled after the effective date. Revised SFAS 123 also amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.
      Adoption of Revised SFAS 123 will require us to record an expense for our equity-related compensation plans using the fair value method and will have a significant impact on our financial statements as we historically have recorded our compensation cost in accordance with APB 25, which does not require the recording of an expense for our equity related compensation plans if stocks were granted at a price equal to the fair market value of the stocks on the grant date.
      On December 21, 2004, the FASB issued FASB Staff Position No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” which provides guidance on applying FASB Statement No. 109, “Accounting for Income Taxes,” to the tax deduction on qualified production activities under the American Jobs Creation Act of 2004 (“the Act”). In addition, FASB issued FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” which provides guidance on the Act’s repatriation provision. We are currently evaluating the impact of the provisions of the FASB guidance related to qualified production activities on our effective tax rate in future periods. The FASB has also provided guidance for the appropriate point at which a Company should reflect in its financial statements the effects of a one time tax benefit on the repatriation of foreign earnings. We are currently evaluating the impact of the provisions of the FASB guidance related to the repatriation of foreign earnings.
      In September 2004, the Emerging Issues Task Force reached a final consensus on Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (“EITF 04-08”). Contingently convertible debt instruments are financial instruments that add a contingent feature to a convertible debt instrument. The conversion feature is triggered when one or more specified contingencies occur and at least one of these contingencies is based on market price. Prior to the issuance of EITF 04-08, SFAS 128 had been widely interpreted to allow the exclusion of common shares underlying contingently convertible debt instruments from the calculation of diluted “EPS” in instances where conversion depends on the achievement of a specified market price of the issuer’s shares. The consensus requires that these underlying common shares be included in the diluted EPS computations, if dilutive, regardless of whether the market price contingency or any other contingent factor has been met. The only convertible debt we had for the fiscal years 2004, 2003 and 2002 was our 6 1/2% debentures, which has no contingent conversion features, including market value triggers; therefore, EITF 04-08 has no effect to our consolidated financial statements.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Reclassifications
      We have made reclassifications to our 2003 and 2002 financial statements to conform them to the 2004 presentation. These reclassifications have no effect on consolidated net income, net cash flows and equity as they were previously reported.
Note 3.     Property and Equipment
      Property and equipment consists of the following:

	October 31,

	2004	2003

	(In thousands)
Equipment	$149,144	$156,170
Furniture and fixtures	20,414	26,334
Leasehold improvements	31,486	29,657
Construction in progress	4,802	2,643

	205,846	214,804
Accumulated depreciation and amortization	(99,448)	(101,983)

	106,398	112,821

Capital leases(1)	80,607	78,437
Accumulated amortization	(43,793)	(40,705)

	36,814	37,732

Property and equipment at cost, net	$143,212	$150,553

(1)	Our capital leases consist primarily of equipment and furniture and fixtures.
      As of October 31, 2004 and 2003, we capitalized internal-use software development costs of $58.8 million and $58.3 million, respectively. We amortize the capitalized software costs using the straight-line method over an estimated useful life of ten years.
      Property and equipment is depreciated by using the following estimated useful lives.

Estimated Useful Life

Equipment	4-10 years
Capital leases	3-10 years
Furniture and fixtures	5-10 years
Leasehold improvements	9 months-20 years
      Depreciation expense related to property and equipment for the fiscal years ended 2004, 2003 and 2002 was $38.3 million, $39.9 million, and $33.7 million, respectively.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Purchased Intangible Assets
      Purchased intangible assets is comprised of $10.6 million in market value of customer backlog, $3.9 million of software acquired, and $1.0 million of favorable leases as a result of the EG&G acquisition. As of October 31, 2004 and 2003, the cost and accumulated amortization of our purchased intangible assets were as follows:

			Favorable
	Backlog	Software	Leases	Total

	(In thousands)
As of October 31, 2004
Purchased intangible assets	$10,600	$3,900	$950	$15,450
Less: accumulated amortization	4,079	2,852	275	7,206

Purchased intangible assets, net	$6,521	$1,048	$675	$8,244

As of October 31, 2003
Purchased intangible assets	$10,600	$3,900	$950	$15,450
Less: accumulated amortization	2,358	1,551	150	4,059

Purchased intangible assets, net	$8,242	$2,349	$800	$11,391

      The Purchased intangible assets are amortized using the straight-line method based on the estimated useful life of the intangible assets. Amortization expense related to our purchased intangible assets for the years ended October 31, 2004 and 2003 was $3.1 million and $4.1 million respectively.
      The following table presents the estimated future amortization expense of purchased intangible assets:

	Estimated Future Amortization Expenses

			Favorable
	Backlog	Software	Leases	Total

	(In thousands)
2005	$1,546	$1,048	$126	$2,720
2006	1,407	—	112	1,519
2007	903	—	97	1,000
2008	499	—	97	596
2009	331	—	97	428
Thereafter	1,835	—	146	1,981

	$6,521	$1,048	$675	$8,244

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5.	Income Taxes
      The components of income tax expense are as follows:

	Years Ended October 31,

	2004	2003	2002

	(In thousands)
Current:
Federal	$28,713	$22,898	$19,832
State and local	6,196	4,632	2,786
Foreign	2,111	4,251	3,786

Subtotal	37,020	31,781	26,404

Deferred:
Federal	1,056	5,478	9,787
State and local	128	770	1,375
Foreign	1,336	701	(1,626)

Subtotal	2,520	6,949	9,536

Total tax provision	$39,540	$38,730	$35,940

      As of October 31, 2004, we had available domestic net operating losses (“NOLs”) for federal income tax purposes of $11.4 million. Utilization of the NOLs is limited pursuant to Section 1503 of the Internal Revenue Code and will be utilized against income of certain subsidiaries. $7.2 million of NOLs will be carried forward and will expire in fiscal year 2022 and $4.2 million of NOLs are available to be carried back for refund. We also have $16.6 million of foreign NOLs available, which expire at various dates. These foreign NOLs are available only to offset income earned in foreign jurisdictions.
      While we have available NOLs, which partially offset otherwise taxable income for federal income tax purposes, for state tax purposes, such amounts are not necessarily available to offset income subject to tax.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The significant components of our deferred tax assets and liabilities are as follows:
      Deferred tax assets/(liabilities) resulting from:

	As of October 31,

	2004	2003	2002

	(In thousands)
Current:
Allowance for doubtful accounts	$6,049	$5,566	$5,115
Net operating losses	—	3,268	7,934
Inventory	—	—	124
Payroll related and other accruals	25,064	16,679	15,381

Current deferred tax asset	31,113	25,513	28,554

Revenue retentions	(405)	(393)	(825)
Prepaid expenses	(275)	(193)	(467)
Contingent liabilities	1,176	319	3,571
Costs and accrued earnings in excess of billings on contracts in process	(14,997)	(11,931)	(12,938)

Current deferred tax liability	(14,501)	(12,198)	(10,659)

Net current deferred tax asset	$16,612	$13,315	$17,895

Non-Current:
Deferred compensation and pension	$8,503	$5,440	$3,657
Self-insurance contingency accrual	1,769	2,428	245
Depreciation and amortization	(4,999)	(5,171)	(1,503)
Income Tax credits	6,257	2,314	1,596
Net operating losses	10,314	7,225	7,391

Gross non-current deferred tax asset	21,844	12,236	11,386
Valuation allowance	—	(309)	(572)

Net non-current deferred tax asset	21,844	11,927	10,814

Acquisition liabilities	(319)	(53)	—
Other deferred gain and unamortized bond premium	—	—	(501)
Depreciation and amortization	(54,960)	(46,637)	(32,040)
Other accruals	1,958	1,837	3,010

Non-current deferred tax liability	(53,321)	(44,853)	(29,531)

Net non-current deferred tax liability	$(31,477)	$(32,926)	$(18,717)

      We have recorded deferred tax assets and liabilities. Our deferred tax assets arise from temporary differences in the recognition of accruals, primarily compensation-related accruals, available net operating losses and allowances for doubtful accounts. Our current deferred tax assets at October 31, 2004 increased from the balance at October 31, 2003 due to an increase in various compensation accruals. Our current deferred tax liabilities primarily arise from temporary differences in the recognition of costs and accrued earnings in excess of billings on contracts in process. Total tax deductible goodwill resulting from the Dames & Moore and EG&G acquisitions amounted to $352.1 million. As of October 31, 2004, $211.4 million of goodwill was unamortized for tax purposes. The difference between tax and financial statement cumulative

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amortization on tax deductible goodwill gives rise to a long-term deferred tax liability. Our net non-current deferred tax liabilities decreased slightly, as increases in deferred tax liabilities generated by tax deductible goodwill were offset by increases in deferred tax assets related to tax credits, net operating losses and deferred compensation and pension programs.
      The change in the total valuation allowance related to deferred tax assets for the fiscal year ended October 31, 2004 compared to fiscal year ended October 31, 2003 and for the fiscal year ended October 31, 2003 compared to fiscal year ended October 31, 2002, resulted from a decrease of $0.3 million attributable to the utilization of domestic net operating losses in each of the years.
      Earnings from our foreign subsidiaries are indefinitely reinvested outside of our home tax jurisdiction and thus pursuant to Accounting Principles Board Opinion No. 23, “Accounting for Income Taxes — Special Areas,” we do not recognize a deferred tax liability for the tax effect of the excess of the book over tax basis of our investments in our foreign subsidiaries.
      The difference between total tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes is as follows:

	Years Ended October 31,

	2004	2003	2002

	(In thousands)
Federal income tax expense based upon federal statutory tax rate of 35%	$35,436	$33,892	$31,889
Non-deductible meals and entertainment	1,397	893	1,261
Other non-deductible expenses	1,007	1,310	760
Tax Attributes	(1,549)	(1,393)	(1,691)
Foreign earnings taxed at rates lower than U.S. statutory rate	(30)	66	220
State taxes, net of federal benefit	4,270	4,550	3,996
Purchase price adjustment on acquisition	(1,496)	—	—
Other adjustments	505	(588)	(495)

Total taxes provided	$39,540	$38,730	$35,940

      The American Jobs Creation Act of 2004 (the “Act”) was signed into law in October 2004 and has several provisions that may impact our income taxes in the future, including the repeal of the extraterritorial income exclusion, incentives for the repatriation of foreign income through December 2004, and a deduction related to qualified production activities taxable income. The FASB proposed that the qualified production activities deduction is a special deduction and will have no impact on deferred taxes existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on our tax return. We are currently evaluating the impact of the FASB guidance related to qualified production activities on our effective tax rate in future periods. The FASB also provided guidance for the appropriate point at which a Company should reflect in its financial statements the effects of a one time tax benefit on the repatriation of foreign earnings. We are currently evaluating the impact of the provisions of the FASB guidance related to the potential repatriation of foreign earnings.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 6. Current and Long-Term Debt
      Current and long-term debt consists of the following:

	As of October 31,

	2004	2003

	(In thousands)
Bank term loans, payable in quarterly installments	$353,808	$357,808
12 1/4% senior subordinated notes due 2009	10,000	200,000
11 1/2% senior notes due 2009 (net of discount and issue costs of $2,130 and $3,943)	127,870	196,057
Revolving line of credit	5,250	—
6 1/2% convertible subordinated debentures due 2012 (net of bond issue costs of $18 and $21)	1,780	1,777
8 5/8% senior subordinated debentures due 2004 (net of discount and bond issue costs of $0 and $210)	—	6,245
Obligations under capital leases	36,269	39,796
Notes payable, foreign credit lines and other indebtedness	8,760	10,910

	543,737	812,593
Less:
Current maturities of long-term debt	23,924	6,790
Current maturities of notes payable	4,185	3,415
Current maturities of capital leases	13,510	13,680

	$502,118	$788,708

Our Senior Secured Credit Facility
      Our Senior Secured Credit Facility (“Credit Facility”) consists of two term loans, Term Loan A and Term Loan B, and a revolving line of credit. Borrowings under the Credit Facility bear interest at either a base rate or a Eurodollar rate plus, in each case, an interest rate margin that varies with our financial performance. As of October 31, 2004 and 2003, we had $353.8 million and $357.8 million in principal amounts outstanding, respectively, under the term loan facilities. As of October 31, 2004 and 2003, the interest rates on Term Loan A were 3.94% and 4.39%, respectively. The interest rates on Term Loan B were 3.94% and 4.89%, respectively, at October 31, 2004 and 2003. As of October 31, 2004, we had drawn $5.3 million on our revolving line of credit and had outstanding standby letters of credit aggregating to $56.1 million, reducing the amount available to us under our revolving credit facility to $163.6 million. As of October 31, 2003, we had no outstanding balance on our revolving line of credit and had outstanding standby letters of credit aggregating to $57.5 million, reducing the amount available to us under our revolving credit facility to $142.5 million.
      Principal amounts under Term Loan A and Term Loan B became due and payable on a quarterly basis beginning January 31, 2003, with final payment due on August 22, 2007 and 2008, respectively. The revolving credit facility will expire and be payable in full on August 22, 2007.
      Our obligations under our Credit Facility, our 12 1/4% notes and our 11 1/2% notes have been substantially guaranteed by all of our domestic subsidiaries. See further discussion at Note 15, “Supplemental Guarantor Information” to our “Consolidated Financial Statements and Supplementary Data” included under Item 8 of this report.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We have amended our Credit Facility on six separate occasions. The first amendment, dated January 30, 2003, increased our maximum leverage ratios through January 31, 2004, and increased the interest rate margins by 0.25% on our Credit Facility, but also provided that if we achieved the original leverage ratio of 3.90:1 or less at October 31, 2003, the original interest rate margins would be restored. Because we achieved this ratio, the original interest rate margins were restored in January 2004. The second amendment, dated November 6, 2003, enabled us to repurchase and redeem our 11 1/2% Senior Notes (“11 1/2% notes”), 12 1/4% Senior Subordinated Notes (“12 1/4% notes”) and/or our 6 1/2% debentures with the entire proceeds of an equity issuance up to $220.0 million. The third amendment, dated December 16, 2003, reduced the interest rate margins on Term Loan B. The fourth amendment, dated March 29, 2004, increased the equity offering proceeds that could be used to repurchase or redeem our outstanding notes and debentures to $300.0 million and permitted us to borrow unsecured debt and/or use our revolving line of credit for this purpose if our leverage ratio was less than 2.50 after giving effect to the transaction. The fifth amendment, dated June 4, 2004, reduced the interest rate margins on our Credit Facility, upon attaining credit ratings of BB from Standard & Poor’s and Ba2 from Moody’s, to 1.0% for base rate borrowings and to 2.0% for Eurodollar borrowings. We also increased the credit limit on our revolving line of credit to $225.0 million and increased the outstanding amount of our Term Loan B by $25.0 million. The sixth amendment, dated November 29, 2004, permitted us to change our fiscal year to a calendar year.
      As of October 31, 2004, we were in compliance with all of our Credit Facility covenants.
Revolving Line of Credit
      As a part of our Credit Facility, we maintain a revolving line of credit to fund daily operating cash needs and to support standby letters of credit. During the ordinary course of business, the use of the revolving line of credit is determined by collection and disbursement activities. Our daily cash needs follow a predictable pattern that typically parallels our payroll cycles, which drive, as necessary, our short-term borrowing requirements.
      Our average daily revolving line of credit balances for the fiscal year ended October 31, 2004 and 2003 were $22.7 million and $20.5 million, respectively. The maximum amounts outstanding at any one point in time during the fiscal year ended October 31, 2004 and 2003 were $74.6 million and $70.0 million, respectively.
      As of October 31, 2004, we had an outstanding balance of $5.3 million under our revolving line of credit. On October 31, 2003, we had no outstanding balance. The effective average interest rates paid on the revolving line of credit during the fiscal year ended October 31, 2004 and 2003 were approximately 5.3% and 6.1%, respectively.
Notes
      11 1/2% Senior Notes. In August 2002, we issued $200.0 million in aggregate principal amount due at maturity of our 11 1/2% notes due 2009 for proceeds, net of $4.7 million of original issue discount, of approximately $195.3 million. Interest on our 11 1/2% notes is payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2003. These notes are effectively subordinate to our Credit Facility, capital leases, notes payable and senior to our subordinated indebtedness, including our 12 1/4% notes, and our 6 1/2% debentures described below. As of October 31, 2004 and 2003, $130.0 million and $200.0 million of the notes were outstanding, respectively.
      Substantially all of our domestic subsidiaries fully and unconditionally guarantee our 11 1/2% notes on a joint and several basis. We may redeem any of our 11 1/2% notes beginning on September 15, 2006 at the following redemption prices (expressed as percentages of the principal amount of our 11 1/2% notes so

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
redeemed), if we do so during the 12-month period commencing on September 15 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Redemption Price

2006	105.750%
2007	102.875%
2008	100.000%
      In addition, at any time prior to or on September 15, 2005, we had the ability to redeem up to 35% of the principal amount of our 11 1/2% notes then outstanding with the net cash proceeds from the sale of capital stock. We exercised this option by redeeming $70.0 million of the principal amount of our notes on May 14, 2004 at 111.50% of the principal amount redeemed.
      If we undergo a change of control, we may be required to repurchase our 11 1/2% notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.
      The indenture governing our 11 1/2% notes contains certain covenants that limit our ability to incur additional indebtedness, pay dividends or make distributions to our stockholders, repurchase or redeem capital stock, make investments or other restricted payments, incur subordinated indebtedness secured by a lien, enter into transactions with our stockholders and affiliates, sell assets and merge or consolidate with other companies. The indenture governing our 11 1/2% notes also contains customary events of default, including payment defaults, cross-defaults, breach of covenants, bankruptcy and insolvency defaults and judgment defaults. We were fully compliant with all covenants of our 11 1/2% notes as of October 31, 2004.
      12 1/4% Senior Subordinated Notes. As of October 31, 2004 and 2003, we had $10 million and $200 million, respectively, of our 12 1/4% notes due 2009 outstanding. Interest is payable semi-annually in arrears on May 1 and November 1 of each year. Our 12 1/4% notes are effectively subordinate to our Credit Facility, our 11 1/2% notes, capital leases and notes payable.
      Substantially all of our domestic subsidiaries fully and unconditionally guarantee our 12 1/4% notes on a joint and several basis. We may redeem our 12 1/4% notes, in whole or in part, at any time on or after May 1, 2004 at the following redemption prices (expressed as percentages of the principal amount of our 12 1/4% notes so redeemed) plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Redemption Price

2004	106.125%
2005	104.083%
2006	102.041%
2007 and thereafter	100.000%
      Since May 14, 2004 we redeemed $190.0 million of the notes at a redemption price of 106.125%.
      If we undergo a change of control, we may be required to repurchase our 12 1/4% notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.
      The indenture governing our 12 1/4% notes contains certain covenants that limit our ability to incur additional indebtedness, pay dividends or make distributions to our stockholders, repurchase or redeem capital stock, make investments or other restricted payments, incur subordinated indebtedness secured by a lien, enter into transactions with our stockholders and affiliates, sell assets and merge or consolidate with other companies. The indenture governing our 12 1/4% notes also contains customary events of default, including payment defaults, cross-defaults, breach of covenants, bankruptcy and insolvency defaults and judgment defaults. We were fully compliant with all covenants of our 12 1/4% notes as of October 31, 2004.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Debentures
      8 5/8% Senior Subordinated Debentures. As of October 31, 2003, we owed $6.5 million on our 8 5/8% debentures, all of which were retired on January 15, 2004. Interest on these debentures was payable semi-annually in January and July of each year.
      6 1/2% Convertible Subordinated Debentures. Our 6 1/2% debentures are due in 2012 and are convertible into shares of our common stock at the rate of $206.30 per share. Interest on these debentures is payable semi-annually in February and August of each year. Sinking fund payments calculated to retire 70% of our 6 1/2% debentures prior to maturity began in February 1998. Our 6 1/2% debentures are subordinate to our Credit Facility, our 11 1/2% notes, capital leases and notes payable. As of October 31, 2004 and 2003, we owed $1.8 million on our 6 1/2% debentures.
Notes Payable, Foreign Credit Lines and Other Indebtedness
      As of October 31, 2004 and 2003, we had $8.8 million and $10.9 million, respectively, in outstanding notes payable. Notes payable primarily include notes used to finance the purchase of office equipment, computer equipment and furniture. These notes typically have three-year to five-year initial terms with interest rates ranging from approximately 5% to 11%. The year-end weighted average interest rate was approximately 6.2% at October 31, 2004.
      We maintain foreign lines of credit, which are collateralized by the assets of our foreign subsidiaries. As of October 31, 2004 and 2003, we had no outstanding amounts and we had $3.0 million and $2.8 million available under these foreign lines of credit, respectively.
Fair Value of Financial Instruments
      The fair values of our 11 1/2% notes and our 12 1/4% notes will fluctuate depending on market conditions and our performance and at times may differ from their carrying values. As of October 31, 2004 and 2003, the total aggregate fair values of our 11 1/2% notes and our 12 1/4% notes based on quoted market prices were approximately $161.5 million and $450.8 million, respectively.
Maturities
      The amounts of long-term debt outstanding (excluding capital leases) at October 31, 2004, maturing in the next five years are as follows:

(In thousands)
2005	$27,674
2006	36,997
2007	38,559
2008	262,846
2009	139,600
Thereafter	1,792

$507,468

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Costs Incurred for Extinguishment of Debt
      As a result of the aforementioned redemptions of our 11 1/2% notes and our 12 1/4% notes, we incurred $28.2 million in costs to extinguish this debt during the fiscal year ended October 31, 2004, as detailed below:

		12 1/4% Senior
	11 1/2% Senior	Subordinated
	Notes	Notes	Total

	(In millions)
Write-off of pre-paid financing fees, debt issuance costs and discounts	$5.2	$3.3	$8.5
Call premiums	8.1	11.6	19.7

Total	$13.3	$14.9	$28.2

      The write-off of the pre-paid financing fees, debt issuance costs and discounts and the amounts paid for call premiums are included in the indirect, general and administrative expenses of our Consolidated Statements of Operations and Comprehensive Income.

Note 7.	Obligations Under Leases
      Total rental expense included in operations for operating leases for the fiscal years ended October 31, 2004, 2003 and 2002, totaled $91.9 million, $92.0 million and $81.7 million, respectively. Some of the operating leases are subject to renewal options and escalation based upon property taxes and operating expenses. These operating lease agreements expire at varying dates through 2014. Obligations under operating leases include building, office, and other equipment rentals. Obligations under capital leases include leases on vehicles, office equipment and other equipment.
      Obligations under non-cancelable lease agreements are as follows:

	Capital	Operating
	Leases	Leases

	(In thousands)
2005	$15,293	$85,438
2006	12,185	78,077
2007	7,044	70,661
2008	3,954	59,916
2009	1,256	50,153
Thereafter	55	105,828

Total minimum lease payments	$39,787	$450,073

Less: amounts representing interest	3,518

Present value of net minimum lease payments	$36,269

Note 8.	Segment and Related Information
      We operate our business through two segments: the URS Division and the EG&G Division. Our URS Division provides a comprehensive range of professional planning and design, program and construction management, and operations and maintenance services to the U.S. federal government, state and local government agencies, and private industry clients in the United States and internationally. Our EG&G Division provides operations and maintenance, systems engineering and technical assistance, and program

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
management services to various U.S. federal government agencies, primarily the Departments of Defense and Homeland Security.
      These two segments operate under separate management groups and produce discrete financial information. Their operating results also are reviewed separately by management. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The information disclosed in our consolidated financial statements is based on the two segments that comprise our current organizational structure.
      The following table presents summarized financial information of our reportable segments. Included in the “Eliminations” column are elimination of inter-segment sales and elimination of investment in subsidiaries. We have reclassified our reporting segment information for the prior years to conform to our presentation for fiscal year 2004.
      The total assets information presented in the following tables has been restated to gross amounts of cash and cash equivalents as explained in Note 1, “Restatement of Consolidated Financial Statements.”

	As of October 31, 2004

		Property
	Net	and
	Accounts	Equipment
	Receivable	at Cost, Net	Total Assets

			(Restated,
			See Note 1)
	(In thousands)
URS Division	$739,828	$133,444	$940,993
EG&G Division	212,210	6,299	237,913

	952,038	139,743	1,178,906
Corporate	—	3,469	1,695,113
Eliminations	—	—	(605,269)

Total	$952,038	$143,212	$2,268,750

	As of October 31, 2003

		Property
	Net	and
	Accounts	Equipment
	Receivable	at Cost, Net	Total Assets

			(Restated,
			See Note 1)
	(In thousands)
URS Division	$703,676	$142,714	$907,803
EG&G Division	182,491	6,255	202,700

	886,167	148,969	1,110,503
Corporate	—	1,584	1,667,239
Eliminations	—	—	(589,363)

Total	$886,167	$150,553	$2,188,379

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Fiscal Year Ended October 31, 2004

		Operating	Depreciation
		Income	and
	Revenues	(Loss)	Amortization

	(In thousands)
URS Division	$2,255,188	$167,465	$35,597
EG&G Division	1,129,772	54,860	5,403
Eliminations	(2,997)	—	—

	3,381,963	222,325	41,000
Corporate	—	(61,248)	407

Total	$3,381,963	$161,077	$41,407

	For the Fiscal Year Ended October 31, 2003

		Operating	Depreciation
		Income	and
	Revenues	(Loss)	Amortization

	(In thousands)
URS Division	$2,259,145	$165,888	$37,119
EG&G Division	927,569	47,768	6,381

	3,186,714	213,656	43,500
Corporate	—	(33,251)	488

Total	$3,186,714	$180,405	$43,988

	For the Fiscal Year Ended October 31, 2002

		Operating	Depreciation
		Income	and
	Revenues	(Loss)	Amortization

	(In thousands)
URS Division	$2,241,457	$169,389	$32,930
EG&G Division	186,370	7,430	390

	2,427,827	176,819	33,320
Corporate	—	(30,003)	417

Total	$2,427,827	$146,816	$33,737

      We define our segment operating income (loss) as total segment net income, before income tax and net interest expense. Our long-lived assets primarily consist of our property and equipment.

Geographic Areas
      Our revenues by geographic area are shown below.

	Years Ended October 31,

	2004	2003	2002

	(In thousands)
Revenues
United States	$3,073,517	$2,930,134	$2,208,396
International	314,453	264,273	225,172
Eliminations	(6,007)	(7,693)	(5,741)

Total revenues	$3,381,963	$3,186,714	$2,427,827

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Major Customers
      Prior to fiscal year 2003, none of our individual customers contributed more than ten percent of our total consolidated revenues. For the year ended October 31, 2004 and 2003, the following major customer, as listed below, met the above specified criteria.

	URS Division	EG&G Division	Total

	(In millions)
For the fiscal year ended October 31, 2004
The U.S. Army(1)	$96.0	$490.7	$586.7
For the fiscal year ended October 31, 2003
The U.S. Army(1)	$102.1	$348.3	$450.4

(1)	The U.S. Army includes U.S. Army Corps of Engineers

Note 9.	Commitments and Contingencies
      In the ordinary course of business, we are subject to certain contractual guarantees and governmental audits or investigations and we are involved in various legal proceedings that are pending against us and our subsidiaries alleging, among other things, breach of contract or tort in connection with the performance of professional services, the outcome of which cannot be predicted with certainty. Because of developments occurring during fiscal year 2004, we are including information regarding the following proceedings in particular:

•	Saudi Arabia: Prior to our acquisition of Lear Seigler Services, Inc. (“LSI”) in August 2002, LSI provided aircraft maintenance support services on F-5 aircraft under a contract with a Saudi Arabian government ministry (the “Ministry”). LSI’s performance under the contract was completed in November 2000, but since that time various claims have been made against LSI, including breach of a joint venture and other agreements, and the failure to pay rent and taxes.

Two Saudi Arabian landlords have pursued claims over disputed rents and have received judgments in Saudi Arabian legal proceedings totaling $7.9 million. We continue to pursue defense disputing these claims and judgments.

During fiscal year 2004, an arbitration ruling by the International Chamber of Commerce (“ICC”) was issued against LSI that included a monetary award of $4.9 million to a joint venture partner (the “claimant”). During August 2004, the claimant filed an action in the United States District Court in Maryland to confirm and enforce the ICC award. We are contesting the confirmation and enforceability of portions of the award.

In addition, the Ministry directed payment of a performance bond issued in its favor under this contract in the amount of approximately $5.6 million. One of the conditions for closing out the contract and LSI’s obligations under the bond is the successful resolution of a pending tax assessment issued by the Saudi Arabian taxing authority assessing LSI approximately $5.1 million in taxes for the years 1999 through 2002. We disagree with the Saudi Arabian taxing authority’s assessment and are providing responses, additional information and documentation. However, Banque Saudi Fransi received the demand for release of the bond and notified LSI that it has released it to the Ministry and that it will seek to recover this amount in a proceeding against LSI. We have informed Banque Saudi Fransi that we believe the Ministry had no basis for seeking payment on the bond. LSI is also pursuing a counterclaim against the Ministry for wrongfully demanding the bond.

We have adequately provided for any enforceable obligations arising relative to these contingencies, based on current facts and circumstances.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Lebanon: Prior to our acquisition of Dames and Moore Group, Inc., in 1999, which included Radian International, LLC, a wholly-owned subsidiary (“Radian”), Radian entered into a contract to provide environmental remediation to a Lebanese company (“Solidere”) involved in the development and reconstruction of the central district of Beirut. Various disputes have arisen under this contract, including an allegation by Solidere that Radian breached the contract by, among other things, failing to reduce the level of chemical and biological constituents, including methane gas, at the project site to the contract level. The parties sought to resolve their disputes in an arbitration proceeding filed with the ICC.

During July 2004, an ICC arbitration panel ruled against Radian and ordered Radian to prepare a plan to reduce the level of methane gas at the project site to the contract level, to pay approximately $2.4 million in attorney fees and other expenses to Solidere, and authorized Solidere to withhold project payments. At October 31, 2004, Solidere had withheld project payments amounting to $11.2 million. We are complying with the terms of the ICC arbitration panel’s ruling and also continue to be actively engaged in attempting to resolve the various disputes directly with Solidere through alternate resolution strategies that may be more advantageous to both parties.

Solidere is also seeking damages for delays of up to $8.5 million and has drawn upon an $8.5 million bank guarantee at Saradar Bank, Sh.M.L. (“Saradar”) and in July 2004 Saradar filed a reimbursement claim in the First Court in Beirut, Lebanon to recover the $8.5 million bank guarantee from Radian and our co-defendant Wells Fargo Bank, N.A. We believe that we are not obligated under the bank guarantee and are vigorously defending this matter.

Prior to entering into the Solidere contract, Radian obtained a project-specific, $50 million insurance policy from Alpina Insurance Company (“Alpina”) with a $1 million deductible, which we believe is available to support our claims in excess of the deductible. The Solidere contract contains a $20 million limitation on damages. During October 2004, Alpina notified us of a denial of insurance coverage. Also, during October 2004, we filed a breach of contract and bad faith claim against Alpina in United States District Court for the Northern District of California seeking declaratory relief and monetary damages. In addition, during December 2004, Alpina paid us $375 thousand.

•	Tampa-Hillsborough County Expressway Authority: In 1999, we entered into an agreement with the Tampa-Hillsborough County Expressway Authority (the “Authority”) to provide foundation design and other services in connection with the construction of the Lee Roy Selmon Elevated Expressway structure in Tampa, Florida. During 2004, one pier out of over 200 piers subsided substantially, causing damage to a segment of the Expressway. The Authority has halted construction and has indicated it intends to pursue claims against us and potentially other parties associated with the project, claiming defects related to services provided. We are working with the Authority and other parties to develop a remediation plan. Sufficient information is not currently available upon which to base an estimate of costs or to assess liabilities associated with a remediation plan.
      Currently, we have limits of $125 million per loss and $125 million in the aggregate annually for general liability, professional errors and omissions liability and contractor’s pollution liability insurance (in addition to other policies for some specific projects). These policies include self-insured claim retention amounts of $4 million, $5 million and $5 million, respectively. In some actions, parties are seeking damages, including punitive or treble damages that substantially exceed our insurance coverage or are not insured.
      Excess limits provided for these coverages are on a “claims made” basis, covering only claims actually made during the policy period currently in effect. Thus, if we do not continue to maintain these policies, we will have no coverage for claims made after the termination date — even for claims based on events that occurred during the term of coverage. We intend to maintain these policies; however, we may be unable to

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
maintain existing coverage levels. We have maintained insurance without lapse for many years with limits in excess of losses sustained.
      Although the outcome of our legal proceedings, audits or investigations cannot be predicted with certainty and no assurances can be provided, based on our previous experience in such matters, we do not believe that any of the legal proceedings, audits or investigations described above, individually or collectively, are likely to exceed established loss accruals or our various professional errors and omissions, project-specific and potentially other insurance policies and, therefore, we do not believe that they are likely to have a material adverse effect on our consolidated financial position, results of operations or cash flows.
      As of October 31, 2004, we had the following guarantee obligations and commitments:
      We have guaranteed the credit facility of EC III, LLC, a 50%-owned, unconsolidated joint venture, in the event of a default by the joint venture. This joint venture was formed in the ordinary course of business to perform a contract for the federal government. The term of the guarantee is equal to the remaining term of the underlying debt, which is 16 months. The maximum potential amount of future payments that we could be required to make under this guarantee at October 31, 2004, was $6.5 million.
      We also maintain a variety of commercial commitments that are generally made to support provisions of our contracts. In addition, in the ordinary course of business we provide letters of credit to clients and others against advance payments and to support other business arrangements. We are required to reimburse the issuers of letters of credit for any payments they make under the letters of credit.
      From time to time, we may provide guarantees related to our services or work. If our services under a guaranteed project are later determined to have resulted in a material defect or other material deficiency, then we may be responsible for monetary damages or other legal remedies. When sufficient information about claims on guaranteed projects is available and monetary damages or other costs or losses are determined to be probable, we recognize such guarantee losses. Currently, we have no guarantee claims for which losses have been recognized.

Note 10.	Stockholders’ Equity
      Declaration of dividends, except preferred stock dividends, is restricted by our Credit Facility and the indentures governing our 12 1/4% notes and our 11 1/2% notes. Declaration of dividends may be precluded by existing Delaware law.
      On October 12, 1999, the stockholders approved the 1999 Equity Incentive Plan (“1999 Plan”). An aggregate of 1,500,000 shares of common stock initially has been reserved for issuance under the 1999 Plan. In July 2000, an additional 1,076,000 shares were reserved for issuance under the 1999 Plan. The 1999 Plan provides for an automatic reload of shares every July 1 equal to the lesser of 5% or 1.5 million shares of the outstanding common stock through 2009. As of October 31, 2004, we had reserved approximately 8,124,000 shares and had issued options and restricted stock in the aggregate amount of approximately 6,896,000 shares under the 1999 Plan.
      On March 26, 1991, the stockholders approved the 1991 Stock Incentive Plan (“1991 Plan”). The 1991 Plan provides for the grant not to exceed 3,310,000 restricted shares, stock units and options. When the 1999 Plan was approved, the remaining shares available for grant under the 1991 Plan were added to the 1999 Plan.
      Stock options expire in ten years from the date of grant and vest over service periods that range from three to five years.
      Under our Employee Stock Purchase Plan (“ESP Plan”) implemented in September 1985, employees may purchase shares of common stock through payroll deductions of up to 10% of the employee’s base pay. Contributions are credited to each participant’s account on the last day of each six-month participation period

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of the ESP Plan (which commences on January 1 and July 1 of each year). The purchase price for each share of common stock is the lower of 85% of the fair market value of such share on the first day (or the preceding day if the first day is not a trading day) in the participation period or 85% of the fair market value of such share on the last day (or the preceding day if the last day is not a trading day) in the participation period. Employees purchased 637,570 shares under the ESP Plan in fiscal 2004 and 787,483 shares in fiscal 2003.
      A summary of the status of the stock options granted under our 1991 and 1999 Plans for the fiscal years ended October 31, 2004, 2003, and 2002, is presented below:

	2004		2003		2002

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	4,986,052	$18.75	4,570,540	$19.23	4,133,537	$17.39
Granted	1,756,671	$24.46	667,964	$15.42	1,388,471	$21.13
Exercised	(956,266)	$16.82	(80,867)	$13.32	(645,341)	$15.94
Forfeited	(170,348)	$21.56	(171,585)	$21.15	(306,127)	$19.95

Outstanding at end of year	5,616,109	$20.79	4,986,052	$18.75	4,570,540	$18.57

Options exercisable at year-end	3,087,707	$19.09	3,010,733	$17.98	1,944,034	$16.00
Weighted-average fair value of Options granted during the year		$13.09		$7.80		$13.38
      The following table summarizes information about stock options outstanding at October 31, 2004, under the 1991 and 1999 Plans:

	Outstanding			Exercisable

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$5.75 - $6.78	67,800	1.1	$6.42	67,800	$6.42
$6.78 - $10.17	13,332	8.3	$9.24	1,667	$8.68
$10.17 - $13.56	391,683	7.0	$12.51	180,572	$11.77
$13.56 - $16.95	948,072	4.9	$15.32	897,006	$15.33
$16.95 - $20.34	593,836	7.3	$18.24	423,888	$17.95
$20.34 - $23.73	1,566,563	7.3	$22.13	887,939	$22.21
$23.73 - $27.12	1,993,231	8.7	$25.08	602,317	$24.05
$27.12 - $30.51	14,324	7.0	$27.51	12,000	$27.44
$30.51 - $33.90	27,268	7.8	$31.93	14,518	$32.50

	5,616,109			3,087,707

Common Stock
      During April 2004, we sold an aggregate of 8.1 million shares of our common stock through an underwritten public offering. The offering price of our common stock was $26.50 per share and the total offering proceeds to us were $204.3 million, net of underwriting discounts and commissions and other offering-related expenses of $10.5 million.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Authorized Common and Preferred Stock
      On July 23, 2003, we filed a Certificate of Elimination with the State of Delaware so that none of our authorized shares of our Series A Preferred Stock, Series B Exchangeable Convertible Preferred Stock (the “Series B Preferred Stock”), Series C Preferred Stock, Series D Senior Convertible Participating Preferred Stock (the “Series D Preferred Stock”), and Series E Cumulative Convertible Participating Preferred Stock (the “Series E Preferred Stock”) would be outstanding or issuable. In addition, on March 24, 2004, we filed a Certificate of Amendment of Certificate of Incorporation with the State of Delaware to increase the total authorized number of shares of all classes of our stock to one hundred million shares of common stock and three million shares of preferred stock.
      Before July 23, 2003, we had authorized the issuance of 150,000 shares of $1.00 par value, Series B Preferred Stock, 100,000 shares of $0.01 par value, Series D Preferred Stock, and 100,000 shares of $0.01 par value, Series E Preferred Stock. We did not have any shares of Series D Preferred Stock outstanding as of October 31, 2004 and 2003 because our Series D Preferred Stock was converted to our common stock during fiscal year 2003. In addition, we did not have any shares of Series E Preferred Stock or Series B Preferred Stock outstanding as of October 31, 2004 and 2003.

Note 11.	Employee Retirement Plans
      Our defined contribution retirement plans under Internal Revenue Code Section 401(k) cover all full-time employees, who are at least 18 years of age. Our contributions to the defined contribution retirement plans are made at the discretion of the Board of Directors. During the fiscal years 2004, 2003, 2002, we made contributions in the amounts of $13.0 million, $11.0 million and $12.5 million to the defined contribution retirement plans, respectively.
      Effective January 1, 2005, three of our defined contribution retirement plans will merge into one single plan, the URS Corporation 401(k) Plan.
      Some of our foreign subsidiaries have contributory trustee retirement plans covering substantially all of their employees. We made contributions in the amounts of approximately $4.4 million and $5.1 million for the fiscal years ended October 31, 2004, and 2003, respectively.
Executive Plan
      In July 1999, as amended and restated in September 2003, we entered into a Supplemental Executive Retirement Agreement (the “Executive Plan”) with Martin M. Koffel, our Chief Executive Officer (the “Executive”) to provide an annual lifetime retirement benefit. Benefits are based on the Executive’s final average annual compensation and his age at the time of his employment termination. “Final average compensation” means the higher of (1) the sum of the Executive’s base salary plus target bonus established for him under our incentive compensation program during the selected consecutive 36 months in his final 60 months of employment in which that average was the highest and (2) $1,600,000. As there is no funding requirement for the Executive Plan, the benefit payable shall be “unfunded,” as that term is used in Sections 201(2), 301(a)(3), 401(a)(10) and 4021(a)(6) of the Employee Retirement Income Securities Act (“ERISA”). As of October 31, 2004 and 2003, there were no plan assets under the Executive Plan. We measure pension costs according to actuarial valuations and the projected unit credit cost method is used to determine pension cost for financial accounting purposes.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Management’s estimated of benefit obligations and assumptions used to measure those obligations for the Executive Plan as of October 31, 2004 and 2003, are as follows:

	2004	2003

	(In thousands)
Change in projected benefit obligation (PBO):
PBO at beginning of the year	$8,707	$6,888
Service cost	911	1,808
Interest cost	435	344
Actuarial loss (gain)	317	(333)

PBO at the end of the year	$10,370	$8,707

Funded status reconciliation:
Projected benefit obligation	$10,370	$8,707
Unrecognized actuarial loss	(1,010)	(693)

Net amount recognized	$9,360	$8,014

Amounts recognized in our balance sheet consist of:
Accrued pension liability included in other long-term liabilities	$10,370	$8,555
Accumulated other comprehensive income	(1,010)	(541)

Net amount recognized	$9,360	$8,014

Additional information:
Amount included in other comprehensive income arising from a change in minimum pension liability	$469	$270
Accumulated benefit obligation	$10,370	$8,555

	2004	2003

Weighted-average assumptions used to determine benefit obligations at year-end:
Discount rate	5.0%	5.0%
Rate of compensation increase	5.0%	4.0%
Expected long-term rate of return on plan assets	N/A	N/A
Measurement dates	10/31/2004	10/31/2003
      Components of net periodic pension costs for the three years ended October 31, 2004 are as follows:

	2004	2003	2002

	(In thousands)
Service cost	$911	$1,808	$1,692
Interest cost	435	344	265
Recognized actuarial loss	—	112	359

Net periodic pension cost	$1,346	$2,264	$2,316

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004	2003	2002

Weighted-average assumptions used to determine net periodic pension cost at year-end:
Discount rate	5.0%	5.0%	5.0%
Rate of compensation increase	5.0%	4.0%	5.0%
Expected long-term rate of return on plan assets	N/A	N/A	N/A
Measurement dates	10/31/2003	10/31/2002	10/31/2001
      At October 31, 2004, the estimated future benefit payments to be paid out in the next ten years are as follows:

Estimated
Future Benefit
For Fiscal Years Ending October 31,	Payments

(In thousands)
2005	$—
2006	—
2007	11,526
2008	—
2009	—
Next 5 fiscal years thereafter	—

$11,526

Radian SERP and SCA
      In fiscal year 1999, we acquired and assumed certain of Radian International, L.L.C.’s defined benefit pension plans (“Radian pension plans”), and several post-retirement benefit plans. These retirement plans cover a selected group of Radian employees and former employees who will continue to be eligible to participate in the retirement plans.
      The Radian defined pension plans include a Supplemental Executive Retirement Plan (“Radian SERP”) and Salary Continuation Agreement (“SCA”) which are intended to supplement retirement benefits provided by other benefit plans upon the participants meeting minimum age and years of service requirements. The Radian SERP and SCA provide benefits based on fixed amounts of historical compensation and therefore increases in compensation do not need to be considered in our calculation of the projected benefit obligation or periodic pension cost related to these plans. As there is no funding requirement for the Radian SERP and SCA, the benefit payable shall be “unfunded,” as that term is used in Sections 201(2), 301(a)(3), 401(a)(10) and 4021(a)(6) of the Employee Retirement Income Securities Act (“ERISA”). As of October 31, 2004 and 2003, there were no plan assets under the Radian SERP and SCA and these plans are unfunded. However, at October 31, 2004 and 2003, we had designated and deposited $3.2 million and $4.0 million, respectively, in a trust account for the Radian SERP. The decrease in our designated deposit balance from October 31, 2003 to October 31, 2004 was due to benefit payments made. Radian also has a post-retirement benefit program that provides certain medical insurance benefits to participants upon meeting minimum age and years of service requirements. This post-retirement benefit program is also unfunded and the historical costs, accumulated benefit obligation and projected benefit obligation for this post-retirement benefit program are not significant. We measure pension costs according to actuarial valuations and the projected unit credit cost method is used to determine pension cost for financial accounting purposes.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Management’s estimates of benefit obligations and assumptions used to measure those obligations for the Radian SERP and SCA as of October 31, 2004 and 2003, are as follows:

	2004	2003

	(In thousands)
Change in PBO:
PBO at the beginning of the year	$11,857	$10,707
Service cost	2	2
Interest cost	710	713
Actuarial loss	174	1,432
Benefit paid	(996)	(997)

PBO at the end of the year	$11,747	$11,857

	2004	2003

	(In thousands)
Change in plan assets:
Fair value of the plan assets at the beginning of the year	$—	$—
Employer contributions	996	997
Benefits paid	(996)	(997)

Fair value of the plan assets at the end of the year	$—	$—

Funded status reconciliation:
Projected benefit obligation	$11,747	$11,857
Unrecognized actuarial loss	(1,068)	(908)

Net amount recognized	$10,679	$10,949

Amounts recognized in our balance sheet consist of:
Accrued pension liability included in other long-term liabilities	$11,900	$12,061
Accumulated other comprehensive loss	(1,221)	(1,112)

Net amount recognized	$10,679	$10,949

Additional information:
Amount included in other comprehensive income arising from a change in minimum pension liability	$109	$1,112
Accumulated benefit obligation	$11,747	$11,857

	2004	2003

Weighted-average assumptions used to determine benefit obligations at year-end:
Discount rate	5.50%	6.25%
Rate of compensation increase	N/A	N/A
Expected long-term rate of return on plan assets	N/A	N/A
Mortality	GAM 1983	GAM 1983
Measurement date	10/31/2004	10/31/2003

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Components of net periodic pension costs for the three years ended October 31, 2004 are as follows:

	2004	2003	2002

	(In thousands)
Service cost	$2	$2	$7
Interest cost	710	713	697
Recognized actuarial loss (gain)	14	(8)	(8)

Net periodic pension cost	$726	$707	$696

	2004	2003	2002

Weighted-average assumptions to determine net periodic pension cost for years ended:
Discount rate	6.25%	6.75%	7.25%
Rate of compensation increase	N/A	N/A	N/A
Expected long-term rate of return on plan assets	N/A	N/A	N/A
Mortality	GAM 1983	GAM 1983	GAM 1983
Measurement date	10/31/2003	10/31/2002	10/31/2001
      At October 31, 2004, the estimated future benefit payments to be paid out in the next ten years are as follows:

Estimated
Future Benefit
For Fiscal Years Ending October 31,	Payments

(In thousands)
2005	$964
2006	984
2007	1,002
2008	1,008
2009	1,005
Next 5 fiscal years thereafter	4,704

$9,667

EG&G pension plan and EG&G post-retirement medical plan
      In fiscal year 2002, we acquired and assumed the obligations of EG&G Technical Services, Inc.’s defined benefit pension plan (“EG&G pension plan”) and post-retirement medical plan (“EG&G post-retirement medical plan”). These plans cover some of our hourly and salaried employees of the EG&G Division and a joint venture that the EG&G division participates in.
      The EG&G pension plan provides retirement benefit payments for the life of participating retired employees. The EG&G post-retirement medical plan provides certain medical benefits to employees that meet certain eligibility requirements. All of these benefits may be subject to deductibles, co-payment provisions, and other limitations. As discussed in Note 2 to our consolidated financial statements, based on an analysis of the Medicare Act, FSP 106-2, and facts available to us, we formed a conclusion that the majority of the health care benefits we provide to retirees is not actuarially equivalent to Medicare Part D and therefore, our measures of the accumulated post-retirement benefit obligation and net periodic pension costs of our post-retirement plans do not reflect any amount associated with the subsidy. We measure our pension costs according to actuarial valuations and the projected unit credit cost method is used to determine pension costs for financial accounting purposes.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Management’s estimates of benefit obligations and assumptions used to measure those obligations for the EG&G pension plan at October 31, 2004 and 2003 are as follows:

	2004	2003

	(In thousands)
Change in PBO:
PBO at beginning of year	$144,451	$121,026
Service cost	5,052	6,148
Interest cost	8,014	8,030
Benefits paid	(4,811)	(4,527)
Actuarial loss	16,037	13,774
Plan amendments(1)	(18,656)	—

Benefit obligation at end of year	$150,087	$144,451

Change in plan assets:
Fair value of plan assets at beginning of year	$100,034	$88,485
Actual return of plan assets	9,833	14,223
Employer contributions	6,226	2,704
Benefits paid and expenses	(6,019)	(5,378)

Fair value of plan assets at end of year	$110,074	$100,034

Under funded status reconciliation:
Under funded status	$40,013	$44,416
Unrecognized net prior service cost	16,929	—
Unrecognized net actuarial loss	(26,623)	(10,832)

Net amount recognized	$30,319	$33,584

Amounts recognized in our balance sheet consist of:
Accrued benefit liability included in other long-term liabilities	$34,983	$33,584
Accumulated other comprehensive loss	(4,664)	—

Net amount recognized	$30,319	$33,584

Additional information:
Amount included in other comprehensive income arising from a change in minimum pension liability	$4,664	$—
Accumulated benefit obligation	$145,056	$124,450

(1)	During fiscal year 2003, management decided not to offer the EG&G pension plan to new employees. In addition, effective January 1, 2004, management modified the prospective benefit calculation to the career average compensation of participants rather than their final compensation as previously calculated.

	2004	2003

Weighted-average assumptions used to determine benefit obligations at year end:
Discount rate	5.75%	6.25%
Rate of compensation increase	4.50%	4.50%
Measurement date	10/31/2004	10/31/2003

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Net periodic pension costs for the EG&G pension plan include the following components for the three years ended October 31, 2004.

	2004	2003	2002

	(In thousands)
Service cost	$5,052	$6,148	$892
Interest cost	8,014	8,030	1,340
Expected return on assets	(8,480)	(7,610)	(1,280)
Amortization of prior service cost	(1,728)	—	—
Recognized actuarial loss	102	—	—

Net periodic cost	$2,960	$6,568	$952

	2004	2003	2002

Weighted-average assumptions used to determine net periodic cost for years ended:
Discount rate	6.25%	6.75%	6.75%
Rate of compensation increase	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets(1)	8.50%	8.50%	8.50%
Measurement dates(2)	10/31/2003, 12/31/2003	10/31/2002	9/1/2002

(1)	Our assumption used in determining the expected long-term rate of return on plan assets was based on an actuarial analysis. This analysis includes a review of anticipated future long-term performance of individual asset classes and consideration of the appropriate asset allocation strategy given the anticipated requirements of the plan to determine the average rate of earnings expected on the funds invested to provide for the pension plan benefits. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate. Based on our most recent analysis, our expected long-term rate of return assumption for our EG&G pension plan will remain at 8.5% effective November 1, 2004.

(2)	We re-measured our EG&G pension plan at December 31, 2003 due to the plan amendment included above.
      The EG&G pension plan asset allocations at October 31, 2004 and 2003 by asset category are as follows:

	2004	2003

Asset Category:
Equity securities(1)	100%	100%
Total	100%	100%

(1)	Equity securities do not include our common stock at both October 31, 2004 and 2003.
      We maintain our target allocation percentages based on our investment policy established for the EG&G pension plan, which is designed to achieve long term objectives of return, while mitigating against downside risk and considering expected cash flows. Our investment policy is reviewed from time to time to ensure

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
consistency with our long term objective of funding at or near 90% of the projected benefit obligation. The current weighted-average target asset allocation is as follows:

Current Weighted-
Average Target
Asset Allocation

Equity Securities	90-95%
Debt Securities	0-5%
Real estate	0-5%
Other	5-10%
      We made cash contributions of approximately $1.1 million during November 2004 and we expect to make cash contributions during fiscal year 2005 of approximately $5.1 million to the EG&G pension plan.
      At October 31, 2004, the estimated future benefit payments for EG&G pension plan to be paid out in the next ten years are as follows:

Estimated
Future Benefit
For Fiscal Years Ending October 31,	Payments

(In thousands)
2005	$5,889
2006	6,200
2007	6,727
2008	7,255
2009	7,862
Next 5 fiscal years thereafter	50,369

$84,302

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Management’s estimates of benefit obligations and assumptions used to measure those obligations of the EG&G post-retirement medical plan at October 31, 2004 and 2003 are as follows:

	2004	2003

	(In thousands)
Change in accumulated post-retirement benefit obligation:
Accumulated post-retirement benefit obligation at beginning of year	$4,503	$3,780
Service cost	254	124
Interest cost	277	155
Benefits paid	(45)	(150)
Actuarial loss (gain)	(210)	594

Accumulated post-retirement benefit obligation at end of year	$4,779	$4,503

Change in plan assets:
Fair value of plan assets at beginning of year	$3,459	$2,962
Actual return of plan assets	243	496
Benefits paid and expensed	(153)	—
Transfers(1)	(625)	—

Fair value of plan assets at end of year	$2,924	$3,458

Funded status reconciliation:
Under funded status	$1,855	$1,044
Unrecognized net loss	(1,520)	(490)

Net amount recognized	$335	$554

Amounts recognized in our balance sheets consist of Accrued post-retirement benefit liability included in other long-term liabilities	$335	$554

Net amount recognized	$335	$554

(1)	These transfers represent cash reimbursed from the Plan assets back to us since we paid benefit payments from our cash accounts.

	2004	2003

Weighted-average assumptions used to determine benefit obligations at year end:
Discount rate	5.75%	6.25%
Rate of compensation increase	N/A	N/A
Measurement date	10/31/2004	10/31/2003

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Net periodic pension and other post-retirement benefit costs include the following components for the three years ended October 31, 2004.

	2004	2003	2002

	(In thousands)
Service cost	$254	$124	$35
Interest cost	277	155	42
Expected return on assets	(290)	(252)	(43)
Recognized actuarial (gain)/loss	8	(80)	—

Net periodic cost (benefit)	$249	$(53)	$34

	2004	2003	2002

Weighted-average assumptions used to determine net periodic cost for years ended:
Discount rate	6.25%	6.75%	6.75%
Rate of compensation increase	N/A	N/A	N/A
Expected long-term rate of return on plan assets(1)	8.50%	8.50%	8.50%
Measurement dates	10/31/2003	10/31/2002	9/1/2002

(1)	Our assumption used in determining the expected long-term rate of return on plan assets was based on an actuarial analysis. This analysis includes a review of anticipated future long-term performance of individual asset classes and consideration of the appropriate asset allocation strategy given the anticipated requirements of the plan to determine the average rate of earnings expected on the funds invested to provide for the pension plan benefits. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate. Based on our most recent analysis, our expected long-term rate of return assumption for our EG&G post-retirement medical plan will remain at 8.5% effective November 1, 2004.

	2004	2003

Assumed health care cost trend rates at year-end:
Health care cost trend rate assumed for next year	9.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.50%	5.50%
Year that the rate reaches the ultimate trend rate	2009	2009
      Assumed health care costs trend rates have a significant effect on the health care plan. A one percentage point change in assumed health care costs trend rates would have the following effects on net periodic cost for the fiscal year ended October 31, 2004 and the accumulated post-retirement benefit obligation as of October 31, 2004:

	1% Point

	Increase	Decrease

	(In thousands)
Effect on total of service and interest cost components	$3	$(3)
Effect on post-retirement benefit obligation	59	(52)

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      EG&G post-retirement medical plan asset allocations at October 31, 2004 and 2003 by asset category are as follows:

	2004	2003

Asset Category:
Equity securities(1)	100%	100%
Total	100%	100%

(2)	Equity securities do not include our common stock at both October 31, 2004 and 2003.
      We maintain our target allocation percentages based on our investment policy established for the EG&G post-retirement medical plan, which is designed to achieve long term objectives of return, while mitigating against downside risk and considering expected cash flows. Our investment policy is reviewed from time to time to ensure consistency with our long term objective of funding at or near 90% of the accumulated post-retirement benefit obligation. The current weighted-average target asset allocation is as follows:

Current Weighted-
Average Target
Asset Allocation

Equity Securities	90-95%
Debt Securities	0-5%
Real estate	0-5%
Other	5-10%
      We currently do not expect to make any cash contributions to the EG&G post-retirement medical plan for fiscal year 2005. At October 31, 2004, the estimated future benefit payments for EG&G post-retirement medical plan to be paid out in the next ten years are as follows:

Estimated
Future Benefit
For Fiscal Years Ending October 31,	Payments

(In thousands)
2005	$149
2006	180
2007	211
2008	241
2009	280
Next 5 fiscal years thereafter	1,942

$3,003

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Valuation and Allowance Accounts
      We determine the allowance for losses and doubtful accounts based on historical experience, known troubled accounts and other currently available evidence. The following table summarizes the activities in the allowance for losses and doubtful accounts.

	Beginning			Ending
	Balance	Additions	Deductions	Balance

	(In thousands)
October 31, 2004
Allowances for losses and doubtful accounts	$33,106	$28,402	$24,216	$37,292
October 31, 2003
Allowances for losses and doubtful accounts	$30,710	$12,939	$10,543	$33,106
October 31, 2002
Allowances for losses and doubtful accounts	$28,572	$9,024	$6,886	$30,710

Note 13.	Selected Quarterly Financial Data (Unaudited)
      The following table sets forth selected quarterly financial data for the fiscal years ended October 31, 2004 and 2003 that is derived from audited consolidated financial statements including those included in the Consolidated Financial Statements. Pursuant to EITF 03-06, we restated our net income available for common stockholders and earnings per share information for fiscal year 2003. The selected quarterly financial data presented below should be read in conjunction with the rest of the information in this report.

	Fiscal 2004 Quarters Ended

	Jan. 31	Apr. 30	July 31	Oct. 31

	(In thousands, except per share data)
Revenues	$771,727	$864,651	$838,150	$907,435
Gross Profit	$284,214	$321,986	$308,769	$326,104
Operating income	$33,360	$51,340	$24,061	$52,316
Net income	$8,577	$19,738	$7,300	$26,089
Income per share:
Basic	$.25	$.56	$.17	$.60

Diluted	$.24	$.54	$.17	$.59

Weighted-average number of shares:
Basic	33,836	35,200	43,052	43,467

Diluted	35,012	36,731	44,173	44,595

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal 2003 Quarters Ended

	Jan. 31	Apr. 30	July 31	Oct. 31

	(In thousands, except per share data)
Revenues	$758,033	$812,555	$778,045	$838,081
Gross Profit	$274,436	$299,989	$292,868	$314,082
Operating income	$31,190	$47,245	$48,808	$53,162
Net income	$5,950	$15,564	$17,086	$19,504
Net income available for common stockholders	$5,588	$15,564	$17,086	$19,504
Income per share:
Basic	$.18	$.48	$.52	$.59

Diluted	$.18	$.48	$.52	$.57

Weighted-average number of shares:
Basic	30,310	32,498	32,704	33,118

Diluted	32,574	32,584	33,207	34,011

      Operating income is defined as income before income taxes and net interest expense.

Note 14.	Subsequent Event
      On November 30, 2004, our board of directors approved a change in our future fiscal year ends from October 31 to the Friday closest to December 31. As such, the period from November 1, 2004 to December 31, 2004 will be treated as a transition period, for which we will file a transition report on Form 10-Q by February 9, 2005. Further, effective January 1, 2005, we will begin reporting our financial results on a 52/53 week fiscal year ending on the Friday closest to December 31st, with interim quarters ending on the Fridays closest to March 31st, June 30th and September 30th. Our 2004 fiscal year began on November 1, 2003 and ended on October 31, 2004.

Note 15.	Supplemental Guarantor Information
      Substantially all of our domestic subsidiaries have guaranteed our obligations under our Credit Facility, our 12 1/4% notes and our 11 1/2% notes (collectively, the “Notes”). Each of the subsidiary guarantors has fully and unconditionally guaranteed our obligations on a joint and several basis.
      Substantially all of our income and cash flows are generated by our subsidiaries. We have no operating assets or operations other than our investments in our subsidiaries. As a result, funds necessary to meet our debt service obligations are provided in large part by distributions or advances from our subsidiaries. Financial conditions and operating requirements of the subsidiary guarantors may limit our ability to obtain cash from our subsidiaries for the purposes of meeting our debt service obligations, including the payment of principal and interest on our Notes and our Credit Facility. In addition, although the terms of our Notes and our Credit Facility limit us and our subsidiary guarantors’ ability to place contractual restrictions on the flows of funds to us, legal restrictions, including local regulations, and contractual obligations associated with secured loans, such as equipment financings, at the subsidiary level may restrict the subsidiary guarantors’ ability to pay dividends, make loans or other distributions to us.
      Other restrictions imposed by our Notes and our Credit Facility include restrictions on us and our subsidiary guarantors’ ability to:

•	incur additional indebtedness and contingent obligations;

•	pay dividends and make distributions to our stockholders;

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	repurchase or redeem our stock;

•	repay indebtedness that is junior to our Credit Facility or our outstanding notes;

•	make investments and other restricted payments;

•	create liens securing debt or other encumbrances on our assets;

•	acquire the assets of, or merge or consolidate with, other companies;

•	sell or exchange assets;

•	make capital expenditures;

•	enter into sale-leaseback transactions; and

•	enter into transactions with our shareholders and affiliates.
      In addition, if a change of control occurs, each holder of the notes will have the right to require us to repurchase all or part of the holder’s notes at a price equal to 101% of the principal amount of the notes, plus any accrued interest to the date of repurchase.
      The following information sets forth our condensed consolidating balance sheets as of October 31, 2004 and 2003; our condensed consolidating statements of operations and comprehensive income for the three fiscal years ended October 31, 2004; and our condensed consolidating statements of cash flows for the three fiscal years ended October 31, 2004, which included the financial position and results of operations of EG&G, as a “subsidiary guarantor” from the date of acquisition forward. The EG&G acquisition was accounted for under the purchase accounting method. Entries necessary to consolidate our subsidiaries are reflected in the eliminations column. Our separate complete financial statements and our subsidiaries that guarantee our Notes would not provide additional material information that would be useful in assessing the financial composition of such subsidiaries.
      The condensed consolidating financial information has been restated to report the gross amounts of cash and cash equivalents and to change the classification of book overdraft balances from accrued expenses to book overdrafts, as explained in Note 1.

URS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET

	October 31, 2004

	(Restated, See Note 1)
			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,791	$32,311	$11,165	$—	$69,267
Accounts receivable	—	493,654	82,285	—	575,939
Costs and accrued earnings in excess of billings on contracts in process	—	360,212	53,179	—	413,391
Less receivable allowances	—	(31,162)	(6,130)	—	(37,292)

Net accounts receivable	—	822,704	129,334	—	952,038

Deferred income taxes	16,612	—	—	—	16,612
Prepaid expenses and other assets	9,345	10,743	955	—	21,043

Total current assets	51,748	865,758	141,454	—	1,058,960
Property and equipment at cost, net	3,469	126,113	13,630	—	143,212
Goodwill	1,004,680	—	—	—	1,004,680
Purchased intangible assets, net	8,244	—	—	—	8,244
Investment in subsidiaries	605,269	—	—	(605,269)	—
Other assets	21,703	16,831	15,120	—	53,654

	$1,695,113	$1,008,702	$170,204	$(605,269)	$2,268,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$2,481	$48,069	$9,732	$—	$60,282
Current portion of long-term debt	24,361	17,200	58	—	41,619
Accounts payable and subcontractors payable	11,040	150,729	15,553	—	177,322
Accrued salaries and wages	3,480	132,866	16,829	—	153,175
Accrued expenses and other	17,903	37,637	4,977	—	60,517
Billings in excess of costs and accrued earnings on contracts in process	—	61,497	17,977	—	79,474

Total current liabilities	59,265	447,998	65,126	—	572,389
Long-term debt	475,935	26,095	88	—	502,118
Deferred income taxes	31,477	—	—	—	31,477
Other long-term liabilities	61,212	33,595	735	—	95,542

Total liabilities	627,889	507,688	65,949	—	1,201,526

Stockholders’ equity:
Total stockholders’ equity	1,067,224	501,014	104,255	(605,269)	1,067,224

	$1,695,113	$1,008,702	$170,204	$(605,269)	$2,268,750

URS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET

	October 31, 2003

	(Restated, See Note 1)
			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,099	$15,107	$12,069	$—	$36,275
Accounts receivable	—	457,837	67,766	—	525,603
Costs and accrued earnings in excess of billings on contracts in process	—	350,234	43,436	—	393,670
Less receivable allowances	—	(26,756)	(6,350)	—	(33,106)

Net accounts receivable	—	781,315	104,852	—	886,167

Deferred income taxes	13,315	—	—	—	13,315
Prepaid expenses and other assets	8,638	17,468	(1,431)	—	24,675

Total current assets	31,052	813,890	115,490	—	960,432
Property and equipment at cost, net	1,584	135,656	13,313	—	150,553
Goodwill	1,004,680	—	—	—	1,004,680
Purchased intangible assets, net	11,391	—	—	—	11,391
Investment in subsidiaries	589,363	—	—	(589,363)	—
Other assets	29,169	17,651	14,503	—	61,323

	$1,667,239	$967,197	$143,306	$(589,363)	$2,188,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$22,295	$7,976	$—	$30,271
Current portion of long-term debt	7,060	16,814	11	—	23,885
Accounts payable and subcontractors payable	2,834	156,354	12,779	—	171,967
Accrued salaries and wages	1,804	110,582	13,387	—	125,773
Accrued expenses and other	34,286	29,702	6,362	—	70,350
Billings in excess of costs and accrued earnings on contracts in process	—	72,237	10,765	—	83,002

Total current liabilities	45,984	407,984	51,280	—	505,248
Long-term debt	755,798	32,515	395	—	788,708
Deferred income taxes	32,926	—	—	—	32,926
Other long-term liabilities	67,458	28,805	161	—	96,424

Total liabilities	902,166	469,304	51,836	—	1,423,306

Stockholders’ equity:
Total stockholders’ equity	765,073	497,893	91,470	(589,363)	765,073

	$1,667,239	$967,197	$143,306	$(589,363)	$2,188,379

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME

	Year Ended October 31, 2004

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues	$—	$3,073,517	$314,453	$(6,007)	$3,381,963
Direct operating expenses	—	1,972,839	174,058	(6,007)	2,140,890

Gross profit	—	1,100,678	140,395	—	1,241,073
Indirect, general and administrative expenses	61,248	885,617	133,131	—	1,079,996

Operating income (loss)	(61,248)	215,061	7,264		161,077
Interest expense, net	57,499	1,358	976	—	59,833

Income (loss) before income taxes	(118,747)	213,703	6,288	—	101,244
Income tax expense (benefit)	(46,376)	83,460	2,456	—	39,540

Income (loss) before equity in net earnings of subsidiaries	(72,371)	130,243	3,832	—	61,704
Equity in net earnings of subsidiaries	134,075	—	—	(134,075)	—

Net income	61,704	130,243	3,832	(134,075)	61,704
Other comprehensive income (loss):
Minimum pension liability adjustments, net of tax benefits	1,531	(3,720)	—	—	(2,189)
Foreign currency translation adjustments	—	—	3,490	—	3,490

Comprehensive income	$63,235	$126,523	$7,322	$(134,075)	$63,005

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME

	Year Ended October 31, 2003

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues	$—	$2,930,134	$264,273	$(7,693)	$3,186,714
Direct operating expenses	—	1,870,303	142,729	(7,693)	2,005,339

Gross profit	—	1,059,831	121,544	—	1,181,375
Indirect, general and administrative expenses	33,251	855,524	112,195	—	1,000,970

Operating income (loss)	(33,251)	204,307	9,349	—	180,405
Interest expense, net	80,145	2,749	677	—	83,571

Income (loss) before income taxes	(113,396)	201,558	8,672	—	96,834
Income tax expense (benefit)	(45,358)	80,623	3,465	—	38,730

Income (loss) before equity in net earnings of subsidiaries	(68,038)	120,935	5,207	—	58,104
Equity in net earnings of subsidiaries	126,142	—	—	(126,142)	—

Net income	58,104	120,935	5,207	(126,142)	58,104
Other comprehensive income (loss):
Minimum pension liability adjustments, net of tax benefits	(270)	(1,626)	—	—	(1,896)
Foreign currency translation adjustments	—	—	6,122	—	6,122

Comprehensive income	$57,834	$119,309	$11,329	$(126,142)	$62,330

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME

	Year Ended October 31, 2002

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues	$—	$2,208,396	$225,172	$(5,741)	$2,427,827
Direct operating expenses	—	1,373,478	121,649	(5,741)	1,489,386

Gross profit	—	834,918	103,523	—	938,441
Indirect, general and administrative expenses	30,004	663,051	98,570	—	791,625

Operating income (loss)	(30,004)	171,867	4,953	—	146,816
Interest expense, net	53,164	318	2,223	—	55,705

Income (loss) before taxes	(83,168)	171,549	2,730	—	91,111
Income tax expense (benefit)	(32,807)	67,670	1,077	—	35,940

Income (loss) before equity in net earnings of subsidiaries	(50,361)	103,879	1,653	—	55,171
Equity in net earnings of subsidiaries	105,532	—	—	(105,532)	—

Net income	55,171	103,879	1,653	(105,532)	55,171
Preferred stock dividend	5,939	—	—	—	5,939

Net income available for common stockholders	49,232	103,879	1,653	(105,532)	49,232
Other comprehensive loss:
Minimum pension liability adjustments, net of tax benefits	(271)	(114)	—	—	(385)
Foreign currency translation adjustments	—	—	(785)	—	(785)

Comprehensive income	$48,961	$103,765	$868	$(105,532)	$48,062

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended October 31, 2004

	(Restated, See Note 1)
			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income	$61,704	$130,243	$3,832	$(134,075)	$61,704

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	407	36,892	4,108	—	41,407
Amortization of financing fees	6,772	—	—	—	6,772
Costs incurred for extinguishment of debt	28,165	—	—	—	28,165
Provision for doubtful accounts	—	13,499	1,278	—	14,777
Deferred income taxes	(4,746)	—	—	—	(4,746)
Stock compensation	4,119	—	—	—	4,119
Tax benefit of stock compensation	4,117	—	—	—	4,117
Equity in net earnings of subsidiaries	(134,075)	—	—	134,075	—
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	—	(54,888)	(25,758)	—	(80,646)
Prepaid expenses and other assets	(2,092)	6,727	(2,386)	—	2,249
Accounts payable, accrued salaries and wages and accrued expenses	114,115	(105,676)	12,863	1,620	22,922
Billings in excess of costs and accrued earnings on contracts in process	—	(10,741)	7,213	—	(3,528)
Other long-term liabilities	(6,246)	4,791	573	—	(882)
Other, net	507	819	(616)	(1,620)	(910)

Total adjustments	11,043	(108,577)	(2,725)	134,075	33,816

Net cash provided by operating activities	72,747	21,666	1,107	—	95,520

Cash flows from investing activities:
Capital expenditures	(1,333)	(14,124)	(3,559)	—	(19,016)

Net cash used by investing activities	(1,333)	(14,124)	(3,559)	—	(19,016)

Cash flows from financing activities:
Long-term debt principal payments	(295,455)	(3,495)	—	—	(298,950)
Long-term debt borrowings	24,999	1,527	—	—	26,526
Net borrowings under the line of credit	5,249	—	—	—	5,249
Capital lease obligation payments	(195)	(14,102)	(346)	—	(14,643)
Short-term note borrowings	—	—	1,540	—	1,540
Short-term note payments	(136)	(42)	(1,402)	—	(1,580)
Net change in book overdraft	2,481	25,774	1,756	—	30,011
Proceeds from common stock offering, net of related expenses	204,286	—	—	—	204,286
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	26,624	—	—	—	26,624
Call premiums paid for debt extinguishment	(19,688)	—	—	—	(19,688)
Payment for financing fees	(2,887)	—	—	—	(2,887)

Net cash used by financing activities	(54,722)	9,662	1,548	—	(43,512)

Net increase (decrease) in cash and cash equivalents	16,692	17,204	(904)	—	32,992
Cash and cash equivalents at beginning of year	9,099	15,107	12,069	—	36,275

Cash and cash equivalents at end of year	$25,791	$32,311	$11,165	$—	$69,267

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended October 31, 2003

	(Restated, See Note 1)
			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income	$58,104	$120,935	$5,207	$(126,142)	$58,104

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	489	40,010	3,489	—	43,988
Amortization of financing fees	7,496	—	—	—	7,496
Provision for doubtful accounts	—	9,167	(345)	—	8,822
Deferred income taxes	18,790	—	—	—	18,790
Stock compensation	4,187	—	—	—	4,187
Tax benefit of stock compensation	12	—	—	—	12
Equity in net earnings of subsidiaries	(126,142)	—	—	126,142	—
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	—	53,024	(11,178)	—	41,846
Prepaid expenses and other assets	(1,823)	(3,483)	4,259	—	(1,047)
Accounts payable, accrued salaries and wages and accrued expenses	194,605	(192,070)	689	(4,411)	(1,187)
Billings in excess of costs and accrued earnings on contracts in process	—	(10,767)	1,534	—	(9,233)
Other long-term liabilities	2,189	(1,970)	7		226
Other, net	(18,366)	19,882	(849)	4,411	5,078

Total adjustments	81,437	(86,207)	(2,394)	126,142	118,978

Net cash provided by operating activities	139,541	34,728	2,813	—	177,082

Cash flows from investing activities:
Capital expenditures	291	(14,385)	(4,152)	—	(18,246)

Net cash provided (used) by investing activities	291	(14,385)	(4,152)	—	(18,246)

Cash flows from financing activities:
Long-term debt principal payments	(117,192)	(1,221)	—	—	(118,413)
Long-term debt borrowings	—	212	—	—	212
Net borrowings under the line of credit	(27,259)	—	—	—	(27,259)
Capital lease obligation payments	(45)	(14,351)	(198)	—	(14,594)
Short-term note borrowings	—	77	1,180	—	1,257
Short-term note payments	(86)	(27)	(1,300)	—	(1,413)
Net change in book overdraft	(4,176)	(8,361)	(448)	—	(12,985)
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	17,849	—	—	—	17,849

Net cash used by financing activities	(130,909)	(23,671)	(766)	—	(155,346)

Net increase (decrease) in cash and cash equivalents	8,923	(3,328)	(2,105)	—	3,490
Cash and cash equivalents at beginning of year	176	18,435	14,174	—	32,785

Cash and cash equivalents at end of year	$9,099	$15,107	$12,069	$—	$36,275

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended October 31, 2002

	(Restated, See Note 1)
			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$55,171	$103,879	$1,653	$(105,532)	$55,171

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	417	30,420	2,900	—	33,737
Amortization of financing fees	4,220	—	—	—	4,220
Loss on extinguishment of debt	7,620	—	—	—	7,620
Provision for doubtful accounts	—	3,199	1,734	—	4,933
Deferred income taxes	2,373	—	—	—	2,373
Stock compensation	2,345	—	—	—	2,345
Tax benefit of stock compensation	3,745	—	—	—	3,745
Equity in net earnings of subsidiaries	(105,532)	—	—	105,532	—
Changes in assets and liabilities, net of business acquired:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	—	(52,331)	(9,644)	—	(61,975)
Prepaid expenses and other assets	2,165	6,445	(795)	—	7,815
Accounts payable, accrued salaries and wages and accrued expenses	21,607	(57,743)	6,871	2,972	(26,293)
Billings in excess of costs and accrued earnings on contracts in process	—	(1,843)	(1,878)	—	(3,721)
Other long-term liabilities	31,362	1,268	(372)	—	32,258
Other, net	6,647	2,920	(758)	(2,972)	5,837

Total adjustments	(23,031)	(67,665)	(1,942)	105,532	12,894

Net cash provided (used) by operating activities	32,140	36,214	(289)	—	68,065

Cash flows from investing activities:
Payment for business acquisition, net of cash acquired	(340,540)	—	—	—	(340,540)
Proceeds from sale of a division	—	5,840	—	—	5,840
Capital expenditures	(1,262)	(46,628)	(5,503)	—	(53,393)

Net cash used by investing activities	(341,802)	(40,788)	(5,503)	—	(388,093)

Cash flows from financing activities:
Proceeds from issuance of debt	195,280	—	—	—	195,280
Long-term debt principal payments	(381,648)	—	—	—	(381,648)
Long-term debt borrowings	476,101	—	—	—	476,101
Net borrowings under the line of credit	27,259	—	—	—	27,259
Capital lease obligation payments	(635)	(14,137)	(22)	—	(14,794)
Short-term note borrowings	278	—	—	—	278
Short-term note payments	(36)	(397)	(3,247)	—	(3,680)
Net change in book overdraft	4,176	18,782	(1,761)	—	21,197
Proceeds from sale of common shares and exercise of stock options	17,003	—	—	—	17,003
Payment of financing fees	(29,639)	—	—	—	(29,639)

Net cash provided (used) by financing activities	308,139	4,248	(5,030)	—	307,357

Net decrease in cash and cash equivalents	(1,523)	(326)	(10,822)	—	(12,671)
Cash and cash equivalents at beginning of year	1,699	18,761	24,996	—	45,456

Cash and cash equivalents at end of year	$176	$18,435	$14,174	$—	$32,785

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	October 31,
	2004	2004

	(Unaudited)	(Restated, See
		Note 2)
	(In thousands,
	except per share data)
ASSETS
Current assets:
Cash and cash equivalents, including $58,000 and $25,000 of short-term money market funds, respectively	$108,007	$69,267
Accounts receivable, including retainage of $43,844 and $41,382, respectively	581,628	575,939
Costs and accrued earnings in excess of billings on contracts in process	398,743	413,391
Less receivable allowances	(38,719)	(37,292)

Net accounts receivable	941,652	952,038
Deferred income taxes	20,614	16,612
Prepaid expenses and other assets	18,863	21,043

Total current assets	1,089,136	1,058,960
Property and equipment at cost, net	142,907	143,212
Goodwill	1,004,680	1,004,680
Purchased intangible assets, net	7,749	8,244
Other assets	52,010	53,654

	$2,296,482	$2,268,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$70,871	$60,282
Current portion of long-term debt	48,338	41,619
Accounts payable and subcontractors payable, including retainage of $13,302 and $13,414, respectively	138,250	177,322
Accrued salaries and wages	171,004	153,175
Accrued expenses and other	58,901	60,517
Billings in excess of costs and accrued earnings on contracts in process	84,393	79,474

Total current liabilities	571,757	572,389
Long-term debt	508,584	502,118
Deferred income taxes	36,305	31,477
Other long-term liabilities	97,715	95,542

Total liabilities	1,214,361	1,201,526

Commitments and contingencies (Note 6)
Stockholders’ equity:
Common shares, par value $.01; authorized 100,000 shares; 43,838 and 43,593 shares issued, respectively; and 43,786 and 43,542 shares outstanding, respectively	438	435
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	734,843	727,134
Accumulated other comprehensive income	6,418	395
Retained earnings	340,709	339,547

Total stockholders’ equity	1,082,121	1,067,224

	$2,296,482	$2,268,750

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME — UNAUDITED

	Two Months Ended
	December 31,

	2004	2003

	(In thousands,
	except per share data)
Revenues	$566,997	$489,665
Direct operating expenses	369,527	314,485

Gross profit	197,470	175,180
Indirect, general and administrative expenses	188,626	153,702

Operating income	8,844	21,478
Interest expense, net	6,561	12,400

Income before income taxes	2,283	9,078
Income tax expense	1,120	3,630

Net income	1,163	5,448
Other comprehensive income (loss):
Minimum pension liability adjustments, net of tax	4,141	—
Foreign currency translation adjustments	1,882	(48)

Comprehensive income	$7,186	$5,400

Net income per common share:
Basic	$0.03	$0.16

Diluted	$0.03	$0.16

Weighted-average shares outstanding:
Basic	43,643	33,682

Diluted	45,313	34,782

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

	Two Months Ended
	December 31,

	2004	2003

	(In thousands)
Cash flows from operating activities:
Net income	$1,163	$5,448

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,909	7,200
Amortization of financing fees	978	1,343
Provision for doubtful accounts	2,673	1,082
Deferred income taxes	827	674
Stock compensation	1,058	398
Tax benefit of stock compensation	1,465	200
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	7,713	(29,312)
Prepaid expenses and other assets	2,180	(1,753)
Accounts payable, accrued salaries and wages and accrued expenses	(22,860)	(28,659)
Billings in excess of costs and accrued earnings on contracts in process	4,919	5,411
Other long-term liabilities	2,174	(250)
Other, net	5,800	(1,317)

Total adjustments and changes	13,836	(44,983)

Net cash provided (used) by operating activities	14,999	(39,535)

Cash flows from investing activities:
Capital expenditures, less equipment purchased through capital leases	(1,597)	(2,830)

Net cash used by investing activities	(1,597)	(2,830)

Cash flows from financing activities:
Long-term debt principal payments	(990)	(275)
Long-term debt borrowings	21	20
Net borrowings under the line of credit	12,750	20,038
Net change in book overdraft	10,589	24,007
Capital lease obligation payments	(3,724)	(2,214)
Short-term note borrowings	1,583	—
Short-term note payments	(79)	(6)
Proceeds from sale of common stock from employee stock purchase plan and exercise of stock options	5,188	871
Payments for financing fees	—	(1,607)

Net cash provided by financing activities	25,338	40,834

Net increase (decrease) in cash and cash equivalents	38,740	(1,531)
Cash and cash equivalents at beginning of period	69,267	36,275

Cash and cash equivalents at end of period	$108,007	$34,744

Supplemental information:
Interest paid	$4,982	$17,268

Taxes paid	$10,217	$251

Equipment acquired through capital lease obligations	$3,541	$148

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED

Note 1.	Business, Basis of Presentation, and Accounting Policies
Overview
      The terms “we,” “us,” and “our” used in this transition report refer to URS Corporation and its consolidated subsidiaries unless otherwise indicated. We operate through two divisions: the URS Division and the EG&G Division. We offer a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, facilities, environmental, homeland securities, defense systems, installations and logistics, commercial/industrial, and water/wastewater treatment projects. Headquartered in San Francisco, we operate in more than 20 countries with approximately 27,600 employees providing services to federal, state, and local government agencies, as well as to private industry clients in the United States and internationally.
      Fiscal Year Change — On November 30, 2004, our Board of Directors approved a change in our future fiscal year end, from October 31 to the Friday closest to December 31 in order to simplify our internal reporting processes and also make it easier for investors to evaluate our results. As such, the period from November 1, 2004 to December 31, 2004 was treated as a transition period. Effective January 1, 2005, we began reporting our financial results on a 52/53 week fiscal year ending on the Friday closest to December 31st, with interim quarters ending on the Fridays closest to March 31st, June 30th and September 30th. Our fiscal year 2005 began on January 1, 2005 and will end on December 30, 2005.
      The accompanying unaudited interim consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These financial statements include the accounts of our wholly-owned subsidiaries. We participate in joint ventures formed for the purpose of bidding, negotiating and executing projects. Sometimes we function as the sponsor or manager of the projects performed by the joint venture. Investments in nonconsolidated joint ventures are accounted for using the equity method. All significant intercompany transactions and accounts have been eliminated in consolidation.
      You should read our unaudited interim consolidated financial statements in conjunction with the audited consolidated financial statements and related notes contained in our amended Annual Report on Form 10-K/A for the fiscal year ended October 31, 2004. The results of operations for the two months ended December 31, 2004 are not indicative of the operating results for the full year or for future years.
      In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all normal recurring adjustments that are necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented.
      The preparation of our unaudited interim consolidated financial statements in conformity with GAAP necessarily requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and costs during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on information that is currently available. Changes in facts and circumstances may cause us to revise our estimates.
Cash and Cash Equivalents/ Book Overdraft
      At December 31, 2004, we had a book overdraft for some of our disbursement accounts. This overdraft represented transactions that had not cleared the bank accounts at the end of the reporting period. We transferred cash on an as-needed basis to fund these items as they cleared the bank in subsequent periods.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
Income Taxes
      We use the asset and liability approach for financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the amount of tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period.
      Our effective income tax rates for the two months ended December 31, 2004 and 2003 were 49% and 40%, respectively. The higher effective income tax rate for the two months ended December 31, 2004 was a result of higher non-deductible expenses and operating losses for the current two-month period in foreign subsidiaries that operate in jurisdictions with income tax rates lower than the U.S. federal statutory rate.
Income Per Common Share
      Basic income per common share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted income per common share is computed giving effect to all potentially dilutive shares of common stock that were outstanding during the period. Potentially dilutive shares of common stock consist of the incremental shares of common stock issuable upon the exercise of stock options. Diluted income per share is computed by dividing net income by the sum of the weighted-average common shares and potentially dilutive common shares that were outstanding during the period.
      A reconciliation of the numerator and denominator of basic and diluted income per common share is provided as follows:

	Two Months Ended
	December 31,

	2004	2003

	(In thousands, except
	per share data)
Numerator — Basic
Net income	$1,163	$5,448

Denominator — Basic
Weighted-average common stock shares outstanding	43,643	33,682

Basic income per share	$.03	$.16

Numerator — Diluted
Net income	$1,163	$5,448

Denominator — Diluted
Weighted-average common stock shares outstanding	43,643	33,682
Effect of dilutive securities
Stock options	1,670	1,100

	45,313	34,782

Diluted income per share	$.03	$.16

      Our 6 1/2% Convertible Subordinated Debentures (“6 1/2% debentures”) are due in 2012 and are convertible into shares of our common stock at the rate of $206.30 per share. However, the effect of the

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
assumed conversion of the 6 1/2% debentures was not included in our computation of diluted income per share because it would be anti-dilutive.
      We did not include 27 thousand and 1.1 million of potential shares associated with outstanding stock options in our computation of diluted income per share for the two months ended December 31, 2004 and 2003, respectively, because the exercise prices of the options were greater than the average per share market value of our common stock.
Stock-Based Compensation
      We continue to apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related accounting interpretations for our 1991 Stock Incentive Plan and 1999 Equity Incentive Plan (collectively, the “Plans”). All of our options are awarded with an exercise price that is equal to the market price of our common stock on the date of the grant and accordingly, no compensation cost has been recognized in connection with options granted under the Plans. We use the Black-Scholes option pricing model to calculate the estimated stock option compensation expense based on the fair value of stock options granted. The following assumptions were used to calculate the estimated stock option compensation expense using the fair value method of accounting:

	Two Months Ended
	December 31,

	2004	2003

Risk-free interest rates	4.2% - 4.38%	4.18%
Expected life	6.89 years	6.38 years
Volatility	45.47%	47.29%
Expected dividends	None	None

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
      If the compensation cost for awards under the Plans had been determined in accordance with Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation,” as amended, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	Two Months Ended
	December 31,

	2004	2003

	(In thousands, except
	per share data)
Numerator — Basic
Net income:
As reported	$1,163	$5,448
Add: Total stock-based compensation expense as reported	540	239
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	1,888	1,825

Pro forma net income (loss)	$(185)	$3,862

Denominator — Basic
Weighted-average common stock shares outstanding	43,643	33,682

Basic income per share:
As reported	$.03	$.16
Pro forma	$.00	$.11
Numerator — Diluted
Net income:
As reported	$1,163	$5,448
Add: Total stock-based compensation expense as reported	540	239
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	1,888	1,825

Pro forma net income (loss)	$(185)	$3,862

Denominator — Diluted
Weighted-average common stock shares outstanding	45,313	34,782

Diluted income per share:
As reported	$.03	$.16
Pro forma	$.00	$.11
Adopted and Recently Issued Statements of Financial Accounting Standards
      In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Medicare Act”) was signed into law. The Medicare Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. On January 12, 2004 and May 19, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 106-1 (“FSP 106-1”) and 106-2 (“FSP 106-2”), respectively, both entitled “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP 106-2 supersedes FSP 106-1. FSP 106-2 provides guidance on accounting for the effects of the Medicare Act and requires specific disclosures. Based on an analysis of the Medicare Act, FSP 106-2, and facts available to us, we formed a conclusion that the majority of the health care benefits we provide to retirees is not actuarially equivalent to

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
Medicare Part D and therefore, the effects of the Medicare Act would not have a significant impact on our consolidated financial statements.
      If it is later determined that the drug benefit is actuarially equivalent based on new information available to us, a re-measurement of plan assets and obligations will be performed on the date that actuarial equivalence is determined and the effect of the subsidy will be treated as an actuarial gain. Currently, our measures of the accumulated post-retirement benefit obligation and net periodic pension costs of our post-retirement plans do not reflect any amount associated with the subsidy.
      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“Revised SFAS 123”). Revised SFAS 123 replaces SFAS 123 and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Revised SFAS 123 is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. Revised SFAS 123 requires that the costs resulting from all stock-based compensation transactions be recognized in the financial statements. Revised SFAS 123 applies to all stock-based compensation awards granted, modified or settled in interim or fiscal periods after the required effective date, and shall not apply to awards granted in periods before the required effective date, except if prior awards are modified, repurchased or cancelled after the effective date. Revised SFAS 123 also amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” to require that excess tax benefits from the exercises of stock-based compensation awards be reported as a financing cash inflow rather than as a reduction of taxes paid.
      Adoption of Revised SFAS 123 will require us to record an expense for our equity-related compensation plans using a fair value method. We are currently evaluating which transition method we will use upon adoption of Revised SFAS 123 and the potential impacts adoption could have on our compensation plans. Revised SFAS 123 will have a significant impact on our financial statements as we historically have recorded our compensation cost in accordance with APB 25, which does not require the recording of an expense for our equity-related compensation plans if options were granted at a price equal to the fair market value of the stocks on the grant date.
      In December 2004, the FASB issued FASB Staff Position No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” which provides guidance on applying FASB Statement No. 109, “Accounting for Income Taxes,” to the tax deduction on qualified production activities provided under the American Jobs Creation Act of 2004 (“the Act”). In addition, FASB issued FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” which provides guidance on the Act’s repatriation provision. The deduction for qualified production activities under the Act became effective January 1, 2005, and therefore was not available to us during our transition period; however, we are currently evaluating the impact of the provisions of the FASB guidance related to qualified production activities on our effective tax rate for future periods. The FASB has also provided guidance for the appropriate point at which a Company should reflect in its financial statements the effects of a one-time tax benefit on the repatriation of foreign earnings. Based on current facts and circumstances, we have concluded that we currently do not qualify for this one-time tax benefit.

Note 2.	Restatement of Consolidated Financial Statements
      During the preparation of our transition Form 10-Q for the two month period ended December 31, 2004, we determined that, while some of our book overdrafts had historically been reported as current liabilities, others were offset against cash and cash equivalent balances and should instead have been reported as current liabilities. Consequently, we have restated our consolidated balance sheets as of October 31, 2004 and 2003 to report the gross amounts of cash and cash equivalents and to change the classification of book overdraft balances from accrued expenses to book overdrafts. We have also made corresponding adjustments to our

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
consolidated statements of cash flows for the years ended October 31, 2004, 2003 and 2002, to reflect the book overdrafts as financing activities rather than operating activities. The restatement was based on the guidance in Financial Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts, an interpretation of APB Opinion No. 10 and FASB Statement No. 105,” (“FIN 39”), which permits offsetting of assets and liabilities only if the debtor has a valid, legal right of offset as defined by FIN 39. The restatement does not affect our previously reported stockholders’ equity as of any date, nor any of our previously issued consolidated statements of operations and comprehensive income.
      The effect of the restatements on the balance sheets at October 31, 2004 and 2003 is as follows:

	As of October 31, 2004

	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$32,299	$36,968	$69,267
All other current assets	989,693	—	989,693

Total current assets	1,021,992	36,968	1,058,960
All other assets	1,209,790	—	1,209,790

	$2,231,782	$36,968	$2,268,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$60,282	$60,282
Accrued expenses and other	83,831	(23,314)	60,517
All other current liabilities	451,590	—	451,590

Total current liabilities	535,421	36,968	572,389
Long-term liabilities	629,137	—	629,137

Total liabilities	1,164,558	36,968	1,201,526
Stockholders’ equity	1,067,224	—	1,067,224

	$2,231,782	$36,968	$2,268,750

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	As of October 31, 2003

	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$15,508	$20,767	$36,275
All other current assets	924,157	—	924,157

Total current assets	939,665	20,767	960,432
All other assets	1,227,947	—	1,227,947

	$2,167,612	$20,767	$2,188,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$30,271	$30,271
Accrued expenses and other	79,854	(9,504)	70,350
All other current liabilities	404,627	—	404,627

Total current liabilities	484,481	20,767	505,248
Long-term liabilities	918,058	—	918,058

Total liabilities	1,402,539	20,767	1,423,306
Stockholders’ equity	765,073	—	765,073

	$2,167,612	$20,767	$2,188,379

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
      The effect of the restatements on the statements of cash flows for the years ended October 31, 2004, 2003 and 2002 is as follows:

	Year Ended October 31, 2004

	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$61,704	$—	$61,704
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	36,732	(13,810)	22,922
All other adjustments to reconcile net income to net cash provided by operating activities	10,894	—	10,894

Total adjustments and changes	47,626	(13,810)	33,816

Net cash provided by operating activities	109,330	(13,810)	95,520

Cash flows from investing activities:	(19,016)	—	(19,016)

Cash flows from financing activities:
Net change in book overdraft	—	30,011	30,011
All other cash flows from financing activities	(73,523)	—	(73,523)

Net cash used by financing activities	(73,523)	30,011	(43,512)

Net increase in cash and cash equivalents	16,791	16,201	32,992
Cash and cash equivalents at beginning of year	15,508	20,767	36,275

Cash and cash equivalents at end of year	$32,299	$36,968	$69,267

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2003

	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$58,104	$—	$58,104
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	(12,126)	10,939	(1,187)
All other adjustments to reconcile net income to net cash provided by operating activities	120,165	—	120,165

Total adjustments and changes	108,039	10,939	118,978

Net cash provided by operating activities	166,143	10,939	177,082

Cash flows from investing activities:	(18,246)	—	(18,246)

Cash flows from financing activities:
Net change in book overdraft	—	(12,985)	(12,985)
All other cash flows from financing activities	(142,361)	—	(142,361)

Net cash used by financing activities	(142,361)	(12,985)	(155,346)

Net increase (decrease) in cash and cash equivalents	5,536	(2,046)	3,490
Cash and cash equivalents at beginning of year	9,972	22,813	32,785

Cash and cash equivalents at end of year	$15,508	$20,767	$36,275

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2002

	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$55,171	$—	$55,171
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	(5,851)	(20,442)	(26,293)
All other adjustments to reconcile net income to net cash provided by operating activities	39,187	—	39,187

Total adjustments and changes	33,336	(20,442)	12,894

Net cash provided by operating activities	88,507	(20,442)	68,065

Cash flows from investing activities:	(388,093)	—	(388,093)

Cash flows from financing activities:
Net change in book overdraft	—	21,197	21,197
All other cash flows from financing activities	286,160	—	286,160

Net cash provided by financing activities	286,160	21,197	307,357

Net increase (decrease) in cash and cash equivalents	(13,426)	755	(12,671)
Cash and cash equivalents at beginning of year	23,398	22,058	45,456

Cash and cash equivalents at end of year	$9,972	$22,813	$32,785

      The effect of the restatements on the summarized financial information of our reportable segments at October 31, 2004 and 2003 is as follows:

	As of October 31, 2004

	As Reported	Adjustments	As Restated

	(In thousands)
Total assets:
URS Division	$906,506	$34,487	$940,993
EG&G Division	237,913	—	237,913

	1,144,419	34,487	1,178,906
Corporate	1,692,632	2,481	1,695,113
Eliminations	(605,269)	—	(605,269)

Total assets	$2,231,782	$36,968	$2,268,750

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	As of October 31, 2003

	As Reported	Adjustments	As Restated

	(In thousands)
Total assets:
URS Division	$887,036	$20,767	$907,803
EG&G Division	202,700	—	202,700

	1,089,736	20,767	1,110,503
Corporate	1,667,239	—	1,667,239
Eliminations	(589,363)	—	(589,363)

Total assets	$2,167,612	$20,767	$2,188,379

      The effect of the restatements on the supplemental guarantor information at October 31, 2004 and 2003 is as follows:

	As of October 31, 2004

Corporate	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$23,310	$2,481	$25,791
All other current assets	25,957	—	25,957

Total current assets	49,267	2,481	51,748
All other assets	1,643,365	—	1,643,365

	$1,692,632	$2,481	$1,695,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$2,481	$2,481
Accrued expenses and other	17,903	—	17,903
All other current liabilities	38,881	—	38,881

Total current liabilities	56,784	2,481	59,265
Long-term liabilities	568,624	—	568,624

Total liabilities	625,408	2,481	627,889
Stockholders’ equity	1,067,224	—	1,067,224

	$1,692,632	$2,481	$1,695,113

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	As of October 31, 2004

Subsidiary Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$7,556	$24,755	$32,311
All other current assets	833,447	—	833,447

Total current assets	841,003	24,755	865,758
All other assets	142,944	—	142,944

	$983,947	$24,755	$1,008,702

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$48,069	$48,069
Accrued expenses and other	60,951	(23,314)	37,637
All other current liabilities	362,292	—	362,292

Total current liabilities	423,243	24,755	447,998
Long-term liabilities	59,690	—	59,690

Total liabilities	482,933	24,755	507,688
Stockholders’ equity	501,014	—	501,014

	$983,947	$24,755	$1,008,702

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	As of October 31, 2004

Subsidiary Non-Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,433	$9,732	$11,165
All other current assets	130,289	—	130,289

Total current assets	131,722	9,732	141,454
All other assets	28,750	—	28,750

	$160,472	$9,732	$170,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$9,732	$9,732
Accrued expenses and other	4,977	—	4,977
All other current liabilities	50,417	—	50,417

Total current liabilities	55,394	9,732	65,126
Long-term liabilities	823	—	823

Total liabilities	56,217	9,732	65,949
Stockholders’ equity	104,255	—	104,255

	$160,472	$9,732	$170,204

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	As of October 31, 2003

Corporate	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,099	$—	$9,099
All other current assets	21,953	—	21,953

Total current assets	31,052	—	31,052
All other assets	1,636,187	—	1,636,187

	$1,667,239	$—	$1,667,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$—	$—
Accrued expenses and other	34,286	—	34,286
All other current liabilities	11,698	—	11,698

Total current liabilities	45,984	—	45,984
Long-term liabilities	856,182	—	856,182

Total liabilities	902,166	—	902,166
Stockholders’ equity	765,073	—	765,073

	$1,667,239	$—	$1,667,239

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	As of October 31, 2003

Subsidiary Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,316	$12,791	$15,107
All other current assets	798,783	—	798,783

Total current assets	801,099	12,791	813,890
All other assets	153,307	—	153,307

	$954,406	$12,791	$967,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$22,295	$22,295
Accrued expenses and other	39,206	(9,504)	29,702
All other current liabilities	355,987	—	355,987

Total current liabilities	395,193	12,791	407,984
Long-term liabilities	61,320	—	61,320

Total liabilities	456,513	12,791	469,304
Stockholders’ equity	497,893	—	497,893

	$954,406	$12,791	$967,197

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	As of October 31, 2003

Subsidiary Non-Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$4,093	$7,976	$12,069
All other current assets	103,421	—	103,421

Total current assets	107,514	7,976	115,490
All other assets	27,816	—	27,816

	$135,330	$7,976	$143,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$7,976	$7,976
Accrued expenses and other	6,362	—	6,362
All other current liabilities	36,942	—	36,942

Total current liabilities	43,304	7,976	51,280
Long-term liabilities	556	—	556

Total liabilities	43,860	7,976	51,836
Stockholders’ equity	91,470	—	91,470

	$135,330	$7,976	$143,306

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2004

Corporate	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$61,704	$—	$61,704
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	114,115	—	114,115
All other adjustments to reconcile net income to net cash provided by operating activities	(103,072)	—	(103,072)

Total adjustments and changes	11,043	—	11,043

Net cash provided by operating activities	72,747	—	72,747

Cash flows from investing activities:	(1,333)	—	(1,333)

Cash flows from financing activities:
Net change in book overdraft	—	2,481	2,481
All other cash flows from financing activities	(57,203)	—	(57,203)

Net cash used by financing activities	(57,203)	2,481	(54,722)

Net increase in cash and cash equivalents	14,211	2,481	16,692
Cash and cash equivalents at beginning of year	9,099	—	9,099

Cash and cash equivalents at end of year	$23,310	$2,481	$25,791

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2004

Subsidiary Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$130,243	$—	$130,243
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	(91,866)	(13,810)	(105,676)
All other adjustments to reconcile net income to net cash provided by operating activities	(2,901)	—	(2,901)

Total adjustments and changes	(94,767)	(13,810)	(108,577)

Net cash provided by operating activities	35,476	(13,810)	21,666

Cash flows from investing activities:	(14,124)	—	(14,124)

Cash flows from financing activities:
Net change in book overdraft	—	25,774	25,774
All other cash flows from financing activities	(16,112)	—	(16,112)

Net cash provided (used) by financing activities	(16,112)	25,774	9,662

Net increase in cash and cash equivalents	5,240	11,964	17,204
Cash and cash equivalents at beginning of year	2,316	12,791	15,107

Cash and cash equivalents at end of year	$7,556	$24,755	$32,311

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2004

Subsidiary Non-Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$3,832	$—	$3,832
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	12,863	—	12,863
All other adjustments to reconcile net income to net cash provided by operating activities	(15,588)	—	(15,588)

Total adjustments and changes	(2,725)	—	(2,725)

Net cash provided by operating activities	1,107	—	1,107

Cash flows from investing activities	(3,559)	—	(3,559)

Cash flows from financing activities:
Net change in book overdraft	—	1,756	1,756
All other cash flows from financing activities	(208)	—	(208)

Net cash provided (used) by financing activities	(208)	1,756	1,548

Net increase (decrease) in cash and cash equivalents	(2,660)	1,756	(904)
Cash and cash equivalents at beginning of year	4,093	7,976	12,069

Cash and cash equivalents at end of year	$1,433	$9,732	$11,165

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2003

Corporate	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$58,104	$—	$58,104
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	194,605	—	194,605
All other adjustments to reconcile net income to net cash provided by operating activities	(113,168)	—	(113,168)

Total adjustments and changes	81,437	—	81,437

Net cash provided by operating activities	139,541	—	139,541

Cash flows from investing activities:	291	—	291

Cash flows from financing activities:
Net change in book overdraft	—	(4,176)	(4,176)
All other cash flows from financing activities	(126,733)	—	(126,733)

Net cash used by financing activities	(126,733)	(4,176)	(130,909)

Net increase (decrease) in cash and cash equivalents	13,099	(4,176)	8,923
Cash and cash equivalents at beginning of year	(4,000)	4,176	176

Cash and cash equivalents at end of year	$9,099	$—	$9,099

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2003

Subsidiary Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$120,935	$—	$120,935
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	(203,009)	10,939	(192,070)
All other adjustments to reconcile net income to net cash provided by operating activities	105,863	—	105,863

Total adjustments and changes	(97,146)	10,939	(86,207)

Net cash provided by operating activities	23,789	10,939	34,728

Cash flows from investing activities:	(14,385)	—	(14,385)

Cash flows from financing activities:
Net change in book overdraft	—	(8,361)	(8,361)
All other cash flows from financing activities	(15,310)	—	(15,310)

Net cash used by financing activities	(15,310)	(8,361)	(23,671)

Net increase (decrease) in cash and cash equivalents	(5,906)	2,578	(3,328)
Cash and cash equivalents at beginning of year	8,222	10,213	18,435

Cash and cash equivalents at end of year	$2,316	$12,791	$15,107

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2003

Subsidiary Non-Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$5,207	$—	$5,207
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	689	—	689
All other adjustments to reconcile net income to net cash provided by operating activities	(3,083)	—	(3,083)

Total adjustments and changes	(2,394)	—	(2,394)

Net cash provided by operating activities	2,813	—	2,813

Cash flows from investing activities:	(4,152)	—	(4,152)

Cash flows from financing activities:
Net change in book overdraft	—	(448)	(448)
All other cash flows from financing activities	(318)	—	(318)

Net cash used by financing activities	(318)	(448)	(766)

Net decrease in cash and cash equivalents	(1,657)	(448)	(2,105)
Cash and cash equivalents at beginning of year	5,750	8,424	14,174

Cash and cash equivalents at end of year	$4,093	$7,976	$12,069

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2002

Corporate	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$55,171	$—	$55,171
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	21,607	—	21,607
All other adjustments to reconcile net income to net cash provided by operating activities	(44,638)	—	(44,638)

Total adjustments and changes	(23,031)	—	(23,031)

Net cash provided by operating activities	32,140	—	32,140

Cash flows from investing activities:	(341,802)	—	(341,802)

Cash flows from financing activities:
Net change in book overdraft	—	4,176	4,176
All other cash flows from financing activities	303,963	—	303,963

Net cash provided by financing activities	303,963	4,176	308,139

Net decrease in cash and cash equivalents	(5,699)	4,176	(1,523)
Cash and cash equivalents at beginning of year	1,699	—	1,699

Cash and cash equivalents at end of year	$(4,000)	$4,176	$176

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2002

Subsidiary Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$103,879	$—	$103,879
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	(37,301)	(20,442)	(57,743)
All other adjustments to reconcile net income to net cash provided by operating activities	(9,922)	—	(9,922)

Total adjustments and changes	(47,223)	(20,442)	(67,665)

Net cash provided by operating activities	56,656	(20,442)	36,214

Cash flows from investing activities:	(40,788)	—	(40,788)

Cash flows from financing activities:
Net change in book overdraft	—	18,782	18,782
All other cash flows from financing activities	(14,534)	—	(14,534)

Net cash provided (used) by financing activities	(14,534)	18,782	4,248

Net increase (decrease) in cash and cash equivalents	1,334	(1,660)	(326)
Cash and cash equivalents at beginning of year	6,888	11,873	18,761

Cash and cash equivalents at end of year	$8,222	$10,213	$18,435

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Year Ended October 31, 2002

Subsidiary Non-Guarantors	As Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net income	$1,653	$—	$1,653
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Accounts payable, accrued salaries and wages and accrued expenses	6,871	—	6,871
All other adjustments to reconcile net income to net cash provided by operating activities	(8,813)	—	(8,813)

Total adjustments and changes	(1,942)	—	(1,942)

Net cash used by operating activities	(289)	—	(289)

Cash flows from investing activities:	(5,503)	—	(5,503)

Cash flows from financing activities:
Net change in book overdraft	—	(1,761)	(1,761)
All other cash flows from financing activities	(3,269)	—	(3,269)

Net cash used by financing activities	(3,269)	(1,761)	(5,030)

Net decrease in cash and cash equivalents	(9,061)	(1,761)	(10,822)
Cash and cash equivalents at beginning of year	14,811	10,185	24,996

Cash and cash equivalents at end of year	$5,750	$8,424	$14,174

Note 3.	Property and Equipment
      Property and equipment consists of the following:

	December 31,	October 31,
	2004	2004

	(In thousands)
Equipment	$153,278	$149,144
Furniture and fixtures	20,855	20,414
Leasehold improvements	32,893	31,486
Construction in progress	4,328	4,802

	211,354	205,846
Accumulated depreciation and amortization	(105,228)	(99,448)

	106,126	106,398

Equipment, furniture and fixtures under capital leases	81,962	80,607
Accumulated amortization	(45,181)	(43,793)

	36,781	36,814

Property and equipment at cost, net	$142,907	$143,212

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
      As of December 31, 2004 and October 31, 2004, we capitalized internal-use software development costs of $58.9 million and $58.8 million, respectively. We amortize the capitalized software costs using the straight-line method over an estimated useful life of ten years.
      Property and equipment is depreciated using the following estimated useful lives:

Estimated Useful Life

Equipment	4 - 10 years
Capital leases	3 - 10 years
Furniture and fixtures	5 - 10 years
Leasehold improvements	9 months - 20 years
      Depreciation expense related to property and equipment was $6.4 million and $6.7 million for the two months ended December 31, 2004 and 2003, respectively.
      Amortization expense related to purchased intangible assets was $0.5 million for each of the two-month periods ended December 31, 2004 and 2003.

Note 4.	Employee Retirement Plans
Executive Plan
      In July 1999, as amended and restated in September 2003, we entered into a Supplemental Executive Retirement Agreement (the “Executive Plan”) with Martin M. Koffel, our Chief Executive Officer, to provide an annual lifetime retirement benefit. The components of our net periodic pension costs related to the Executive Plan for the two-month periods ended December 31, 2004 and 2003 were as follows:

	Two Months
	Ended
	December 31,

	2004	2003

	(In thousands)
Service cost	$—	$152
Interest cost	86	72

Net periodic benefit cost	$86	$224

Radian SERP and SCA
      In fiscal year 1999, we acquired and assumed some of the defined benefit pension plans and post-retirement benefit plans of Radian International, L.L.C. (“Radian”). These retirement plans cover a selected group of Radian employees and former employees who will continue to be eligible to participate in the retirement plans.
      The Radian defined benefit plans include a Supplemental Executive Retirement Plan (“SERP”) and a Salary Continuation Agreement (“SCA”), which are intended to supplement the retirement benefits provided by other benefit plans upon the participants attaining minimum age and years of service requirements. The

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
components of our net periodic pension costs related to the SERP and SCA for the two-month periods ended December 31, 2004 and 2003 were as follows:

	Two Months
	Ended
	December 31,

	2004	2003

	(In thousands)
Interest cost	$104	$118
Amortization of net loss	9	3

Net periodic benefit cost	$113	$121

      In fiscal year 2002, we acquired and assumed the obligations of the defined benefit pension plan (“EG&G pension plan”) and post-retirement medical plan (“EG&G post-retirement medical plan”) of EG&G Technical Services, Inc. These plans cover some of our hourly and salaried employees of the EG&G Division and a joint venture in which the EG&G Division participates. The components of our net periodic pension and post-retirement benefit costs relating to the EG&G pension plan and the EG&G post-retirement medical plan were as follows:
EG&G Pension Plan

	Two Months Ended
	December 31,

	2004	2003

	(In thousands)
Service cost	$1,025	$842
Interest cost	1,434	1,335
Expected return on plan assets	(1,516)	(1,413)
Amortization of:
Prior service cost	(345)	(288)
Net loss	298	17

Net periodic benefit cost	$896	$493

EG&G Post-Retirement Medical Plan

	Two Months
	Ended
	December 31,

	2004	2003

	(In thousands)
Service cost	$44	$42
Interest cost	46	46
Expected return on plan assets	(41)	(48)
Amortization of:
Net loss	15	1

Net periodic benefit cost	$64	$41

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

Note 5.	Current and Long-Term Debt
Senior Secured Credit Facility
      Our Senior Secured Credit Facility (“Credit Facility”) consists of two term loans, Term Loan A and Term Loan B, and a revolving line of credit. Borrowings under the Credit Facility bear interest at either a base rate or a Eurodollar rate plus, in each case, an interest rate margin that varies with our financial performance. As of December 31, 2004 and October 31, 2004, we had $353.8 million in principal amounts outstanding, respectively, under the term loan facilities. As of December 31, 2004 and October 31, 2004, the interest rates on both Term Loans were 4.42% and 3.94%, respectively.
      The sixth amendment to our Credit Facility, dated November 29, 2004, permitted us to change our fiscal year to a calendar year basis. The seventh amendment, dated January 27, 2005, reduced the interest rate margins on our Credit Facility by 0.25% and provided for an additional 0.25% reduction if either Standard & Poor’s or Moody’s upgrades us from our current credit ratings, which are BB and Ba2, respectively. The seventh amendment also eliminated restrictions on the amount of cash we are able to use in an acquisition.
      As of December 31, 2004, we were in compliance with all of our Credit Facility covenants.
Revolving Line of Credit
      As a part of our Credit Facility, we maintain a revolving line of credit to fund daily operating cash needs and to support standby letters of credit. During the ordinary course of business, the use of the revolving line of credit is driven by collection and disbursement activities. Our daily cash needs follow a predictable pattern that typically parallels our payroll cycles, which drive, if necessary, our short-term borrowing requirements.
      Our average daily revolving line of credit balances for the two-month periods ended December 31, 2004 and 2003 were $1.6 million and $8.2 million, respectively. The maximum amounts outstanding at any one point in time during the two-month periods ended December 31, 2004 and 2003 were $18.0 million and $33.1 million, respectively.
      As of December 31, 2004, we had drawn $18.0 million on our revolving line of credit and had outstanding standby letters of credit aggregating to $55.3 million, reducing the amount available to us under our revolving credit facility to $151.7 million. As of October 31, 2004, we had drawn $5.3 million on our revolving line of credit and had outstanding standby letters of credit aggregating to $56.1 million, reducing the amount available to us under our revolving credit facility to $163.6 million. The effective average interest rates paid on the revolving line of credit during the two months ended December 31, 2004 and 2003 were approximately 5.9% and 5.5%, respectively.
Other Indebtedness
      11 1/2% Senior Notes. As of December 31, 2004 and October 31, 2004, we had outstanding amounts of $130 million in 11 1/2% notes due 2009. Interest is payable semi-annually in arrears on March 15 and September 15 of each year. These notes are effectively subordinate to our Credit Facility, capital leases, notes payable and senior to our subordinated indebtedness, including our 12 1/4% notes, and our 6 1/2% debentures described below.
      12 1/4% Senior Subordinated Notes. As of December 31, 2004 and October 31, 2004, we had outstanding amounts of $10 million in 12 1/4% notes due and payable on February 14, 2005. Interest is payable semi-annually in arrears on May 1 and November 1 of each year. These notes are effectively subordinate to our Credit Facility, our 11 1/2% notes, capital leases and notes payable.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
      6 1/2% Convertible Subordinated Debentures. As of December 31, 2004 and October 31, 2004, we owed $1.8 million due 2012. Our 6 1/2% debentures are subordinate to our Credit Facility, our 11 1/2% notes, capital leases and notes payable.
      Notes payable, foreign credit lines and other indebtedness. As of December 31, 2004 and October 31, 2004, we had outstanding amounts of $13.4 million and $8.8 million, respectively, in notes payable and foreign lines of credit. Notes payable primarily include notes used as our financing vehicle to purchase office equipment, computer equipment and furniture. These notes have three-year to five-year original terms with interest rates ranging from approximately 4% to 11%. The weighted average interest rate was approximately 5.8% and 6.2%, respectively, at December 31, 2004 and October 31, 2004.
      We maintain foreign lines of credit, which are collateralized by the assets of our foreign subsidiaries. As of December 31, 2004, we had drawn $1.6 million under these foreign lines of credit, reducing the amount available to $1.6 million. As of October 31, 2004, we had not drawn on our foreign lines of credit and had $3.0 million available under these foreign lines of credit.
Fair Value of Financial Instruments
      The fair values of the 11 1/2% notes and the 12 1/4% notes will fluctuate depending on market conditions and our performance and at times may differ from their carrying values. As of December 31, 2004 and October 31, 2004, the total fair values of the 11 1/2% notes and the 12 1/4% notes were approximately $161.5 million for each of the two periods.

Note 6.	Commitments and Contingencies
      In the ordinary course of business, we are subject to certain contractual guarantees and governmental audits or investigations and we are involved in various legal proceedings that are pending against us and our subsidiaries alleging, among other things, breach of contract or tort in connection with the performance of professional services, the various outcomes of which cannot be predicted with certainty. We are including information regarding the following proceeding that were disclosed in Note 9 to our consolidated financial statements included in our amended Annual Report on Form 10-K/ A for the fiscal year ended October 31, 2004:

•	Saudi Arabia: Prior to our acquisition of Lear Seigler Services, Inc. (“LSI”) in August 2002, LSI provided aircraft maintenance support services on F-5 aircraft under a contract with a Saudi Arabian government ministry (the “Ministry”). LSI’s performance under the contract was completed in November 2000, but since that time various claims have been made against LSI, including breach of a joint venture and other agreements, and the failure to pay rent and taxes.

Two Saudi Arabian landlords have pursued claims over disputed rents and have received judgments in Saudi Arabian legal proceedings totaling $7.9 million. We continue to pursue defense disputing these claims and judgments.

During fiscal year 2004, an arbitration ruling by the International Chamber of Commerce (“ICC”) was issued against LSI that included a monetary award of $4.9 million to a joint venture partner (the “claimant”). During August 2004, the claimant filed an action in the United States District Court in Maryland to confirm and enforce the ICC award. We are contesting the confirmation and enforceability of portions of the award.

In addition, the Ministry directed payment of a performance bond issued in its favor under this contract in the amount of approximately $5.6 million. One of the conditions for closing out the contract and LSI’s obligations under the bond is the successful resolution of a pending tax assessment issued by the Saudi Arabian taxing authority assessing LSI approximately $5.1 million in taxes for the years 1999

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

through 2002. We disagree with the Saudi Arabian taxing authority’s assessment and are providing responses, additional information and documentation. However, Banque Saudi Fransi received the demand for release of the bond and notified LSI that it has released it to the Ministry and that it will seek to recover this amount in a proceeding against LSI. We have informed Banque Saudi Fransi that we believe the Ministry had no basis for seeking payment on the bond. LSI is also pursuing a claim against the Ministry for wrongfully demanding the bond.

We have adequately provided for any enforceable obligations arising relative to these contingencies, based on current facts and circumstances.

•	Lebanon: Prior to our acquisition of Dames and Moore Group, Inc., in 1999, which included wholly-owned subsidiary Radian, Radian entered into a contract to provide environmental remediation to a Lebanese company (“Solidere”) involved in the development and reconstruction of the central district of Beirut. Various disputes have arisen under this contract, including an allegation by Solidere that Radian breached the contract by, among other things, failing to reduce the level of chemical and biological constituents, including methane gas, at the project site to the contract level. The parties sought to resolve their disputes in an arbitration proceeding filed with the ICC.

During July 2004, an ICC arbitration panel ruled against Radian and ordered Radian to prepare a plan to reduce the level of methane gas at the project site to the contract level, to pay approximately $2.4 million in attorney fees and other expenses to Solidere, and authorized Solidere to withhold project payments. At December 31, 2004, Solidere had withheld project payments amounting to $11.4 million. We are complying with the terms of the ICC arbitration panel’s ruling and also continue to be actively engaged in attempting to resolve the various disputes directly with Solidere through alternate resolution strategies that may be more advantageous to both parties.

Solidere is also seeking damages for delays of up to $8.5 million and has drawn upon an $8.5 million bank guarantee at Saradar Bank, Sh.M.L. (“Saradar”) and in July 2004 Saradar filed a reimbursement claim in the First Court in Beirut, Lebanon to recover the $8.5 million bank guarantee from Radian and our co-defendant Wells Fargo Bank, N.A. We believe that we are not obligated under the bank guarantee and are vigorously defending this matter.

Prior to entering into the Solidere contract, Radian obtained a project-specific, $50 million insurance policy from Alpina Insurance Company (“Alpina”) with a $1 million deductible, which we believe is available to support our claims in excess of the deductible. The Solidere contract contains a $20 million limitation on damages. During October 2004, Alpina notified us of a denial of insurance coverage. Also, during October 2004, we filed a breach of contract and bad faith claim against Alpina in United States District Court for the Northern District of California seeking declaratory relief and monetary damages. In addition, during December 2004, Alpina paid us $375 thousand.

•	Tampa-Hillsborough County Expressway Authority: In 1999, we entered into an agreement with the Tampa-Hillsborough County Expressway Authority (the “Authority”) to provide foundation design and other services in connection with the construction of the Lee Roy Selmon Elevated Expressway structure in Tampa, Florida. In 2004, during construction, one pier out of over 200 piers subsided substantially, causing damage to a segment of the Expressway. The Authority has halted construction and has indicated it intends to pursue claims against us and potentially other parties associated with the project, claiming defects related to services provided. We are working with the Authority and other parties to develop a remediation plan and the costs associated with the remedy. Sufficient information is not currently available upon which to assess liabilities associated with a remediation plan.
      Currently, we have limits of $125 million per loss and $125 million in the aggregate annually for general liability, professional errors and omissions liability and contractor’s pollution liability insurance (in addition to other policies for some specific projects). These policies include self-insured claim retention amounts of

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
$4 million, $5 million and $5 million, respectively. In some actions, parties are seeking damages, including punitive or treble damages that substantially exceed our insurance coverage or are not insured.
      Excess limits provided for these coverages are on a “claims made” basis, covering only claims actually made during the policy period currently in effect. Thus, if we do not continue to maintain these policies, we will have no coverage for claims made after the termination date — even for claims based on events that occurred during the term of coverage. We intend to maintain these policies; however, we may be unable to maintain existing coverage levels. We have maintained insurance without lapse for many years with limits in excess of losses sustained.
      Although the outcome of our legal proceedings, audits or investigations cannot be predicted with certainty and no assurances can be provided, based on our previous experience in such matters, we do not believe that any of the legal proceedings, audits or investigations described above, individually or collectively, are likely to exceed established loss accruals or our various professional errors and omissions, project-specific and potentially other insurance polices and, therefore, we do not believe that they are likely to have a material adverse effect on our consolidated financial position, results of operations or cash flows.
      As of December 31, 2004, we had the following guarantee obligations and commitments:
      We have guaranteed the credit facility of one of our joint ventures, in the event of a default by the joint venture. This joint venture was formed in the ordinary course of business to perform a contract for the federal government. The term of the guarantee is equal to the remaining term of the underlying debt, which is 14 months. The maximum potential amount of future payments that we could be required to make under this guarantee at December 31, 2004, was $6.5 million.
      We also maintain a variety of commercial commitments that are generally made to support provisions of our contracts. In addition, in the ordinary course of business we provide letters of credit to clients and others against advance payments and to support other business arrangements. We are required to reimburse the issuers of letters of credit for any payments they make under the letters of credit.
      From time to time, we may provide guarantees related to our services or work. If our services under a guaranteed project are later determined to have resulted in a material defect or other material deficiency, then we may be responsible for monetary damages or other legal remedies. When sufficient information about claims on guaranteed projects is available and monetary damages or other costs or losses are determined to be probable, we recognize such guarantee losses. Currently, we have no material guarantee claims for which losses have been recognized.

Note 7.	Segment and Related Information
      We operate our business through two segments: the URS Division and the EG&G Division. Our URS Division provides a comprehensive range of professional planning and design, program and construction management, and operations and maintenance services to the U.S. federal government, state and local government agencies, and private industry clients in the United States and internationally. Our EG&G Division provides planning, systems engineering and technical assistance, operations and maintenance, and program management services to various U.S. federal government agencies, primarily the Departments of Defense and Homeland Security.
      These two segments operate under separate management groups and produce discrete financial information. Their operating results also are reviewed separately by management. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The information disclosed in our consolidated financial statements is based on the two segments that comprise our current organizational structure.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
      The following table presents summarized financial information of our reportable segments. “Eliminations” in the following tables include elimination of inter-segment sales and elimination of investment in subsidiaries.
      Total assets information for October 31, 2004 presented in the following has been restated to gross amounts of cash and cash equivalents as explained in Note 2, “Restatement of Consolidated Financial Statements”.

	December 31, 2004

		Property
	Net	and
	Accounts	Equipment
	Receivable	at Cost, Net	Total Assets

	(In thousands)
URS Division	$728,850	$132,277	$940,273
EG&G Division	212,802	7,254	230,573

	941,652	139,531	1,170,846
Corporate	—	3,376	1,715,036
Eliminations	—	—	(589,400)

Total	$941,652	$142,907	$2,296,482

	October 31, 2004

		Property
	Net	and
	Accounts	Equipment
	Receivable	at Cost, Net	Total Assets

	(In thousands)
		(Restated, See Note 2)
URS Division	$739,828	$133,444	$940,992
EG&G Division	212,210	6,299	237,913

	952,038	139,743	1,178,905
Corporate	—	3,469	1,695,114
Eliminations	—	—	(605,269)

Total	$952,038	$143,212	$2,268,750

	Two Months Ended December 31, 2004

		Operating	Depreciation
		Income	and
	Revenues	(Loss)	Amortization

	(In thousands)
URS Division	$370,285	$5,483	$5,593
EG&G Division	197,004	8,025	1,218
Eliminations	(292)	—	—

	566,997	13,508	6,811
Corporate	—	(4,664)	98

Total	$566,997	$8,844	$6,909

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Two Months Ended December 31, 2003

		Operating	Depreciation
		Income	and
	Revenues	(Loss)	Amortization

	(In thousands)
URS Division	$336,054	$17,467	$6,252
EG&G Division	153,709	8,917	907
Eliminations	(98)	—	—

	489,665	26,384	7,159
Corporate	—	(4,906)	41

Total	$489,665	$21,478	$7,200

      We define our segment operating income (loss) as total segment net income, before income tax and net interest expense. Our long-lived assets primarily consist of our property and equipment.
Geographic areas
      Our revenues by geographic areas are shown below:

	Two Months Ended
	December 31,

	2004	2003

	(In thousands)
Revenues
United States	$514,325	$446,959
International	53,403	43,498
Eliminations	(731)	(792)

Total revenues	$566,997	$489,665

Major Customers
      For the two months ended December 31, 2004 and 2003, we had multiple contracts with the following major customer, who contributed more than ten percent of our total consolidated revenues:

	URS Division	EG&G Division	Total

	(In millions)
Two months ended December 31, 2004
The U.S. Army(1)	$17.1	$91.2	$108.3
Two months ended December 31, 2003
The U.S. Army(1)	$13.3	$69.8	$83.1

(1)	The U.S. Army includes the U.S. Army Corps of Engineers.
Note 8.     Related Party Transaction
      On January 19, 2005, affiliates of Blum Capital Partners, L.P. (collectively, the “Blum Affiliates”) sold 2,000,000 shares of our common stock in an underwritten secondary offering. The general partner of Blum Capital Partners, L.P. is a member of our Board of Directors. The Blum Affiliates have granted the underwriter an option to purchase up to 300,000 additional shares of our common stock held by the Blum Affiliates to cover over-allotments, if any.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

Note 9.	Supplemental Guarantor Information
      Substantially all of our domestic operating subsidiaries have guaranteed our obligations under our Credit Facility, our 12 1/4% notes and our 11 1/2% notes (collectively, the “Notes”). Each of the subsidiary guarantors has fully and unconditionally guaranteed our obligations on a joint and several basis.
      Substantially all of our income and cash flows are generated by our subsidiaries. We have no operating assets or operations other than our investments in our subsidiaries. As a result, funds necessary to meet our debt service obligations are provided in large part by distributions or advances from our subsidiaries. Financial conditions and operating requirements of the subsidiary guarantors may limit our ability to obtain cash from our subsidiaries for the purposes of meeting our debt service obligations, including the payment of principal and interest on our Notes and our Credit Facility. In addition, although the terms of our Notes and our Credit Facility limit us and our subsidiary guarantors’ ability to place contractual restrictions on the flow of funds to us, legal restrictions, including local regulations, and contractual
      The following information sets forth our condensed consolidating balance sheets as of December 31, 2004 and October 31, 2004, and our condensed consolidating statements of operations and comprehensive income and cash flows for the two months ended December 31, 2004 and 2003. Elimination entries necessary to consolidate our subsidiaries are reflected in the eliminations column. Separate complete financial statements of our subsidiaries that guarantee our Credit Facility and our Notes would not provide additional material information that would be useful in assessing the financial condition of such subsidiaries.
      Total assets information for October 31, 2004 presented in the following has been restated to gross amounts of cash and cash equivalents as explained in Note 2, “Restatement of Consolidated Financial Statements.”

URS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET

	As of December 31, 2004

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$58,982	$34,696	$14,329	$—	$108,007
Accounts receivable	—	492,969	88,659	—	581,628
Costs and accrued earnings in excess of billings on contracts in process	—	344,656	54,087	—	398,743
Less receivable allowance	—	(31,933)	(6,786)	—	(38,719)

Net accounts receivable	—	805,692	135,960	—	941,652
Deferred income taxes	20,614	—	—	—	20,614
Prepaid expenses and other assets	9,525	8,383	955	—	18,863

Total current assets	89,121	848,771	151,244	—	1,089,136
Property and equipment at cost, net	3,376	124,886	14,645	—	142,907
Goodwill	1,004,680	—	—	—	1,004,680
Purchased intangible assets, net	7,749	—	—	—	7,749
Investment in subsidiaries	589,400	—	—	(589,400)	—
Other assets	20,710	16,208	15,092	—	52,010

	$1,715,036	$989,865	$180,981	$(589,400)	$2,296,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$59,765	$11,106	$—	$70,871
Current portion of long-term debt	29,116	17,582	1,640	—	48,338
Accounts payable and subcontractors payable	(3,197)	125,509	15,938	—	138,250
Accrued salaries and wages	4,158	147,431	19,415	—	171,004
Accrued expenses and other	21,656	32,614	4,631	—	58,901
Billings in excess of costs and accrued earnings on contracts in process	—	63,831	20,562	—	84,393

Total current liabilities	51,733	446,732	73,292	—	571,757
Long-term debt	483,933	24,601	50	—	508,584
Deferred income taxes	36,305	—	—	—	36,305
Other long-term liabilities	60,944	36,158	613	—	97,715

Total liabilities	632,915	507,491	73,955	—	1,214,361

Stockholders’ equity:
Total stockholders’ equity	1,082,121	482,374	107,026	(589,400)	1,082,121

	$1,715,036	$989,865	$180,981	$(589,400)	$2,296,482

URS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET

	As of October 31, 2004

	(Restated, See Note 2)
			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,791	$32,311	$11,165	$—	$69,267
Accounts receivable	—	493,654	82,285	—	575,939
Costs and accrued earnings in excess of billings on contracts in process	—	360,212	53,179	—	413,391
Less receivable allowance	—	(31,162)	(6,130)	—	(37,292)

Net accounts receivable	—	822,704	129,334	—	952,038
Deferred income taxes	16,612	—	—	—	16,612
Prepaid expenses and other assets	9,345	10,743	955		21,043

Total current assets	51,748	865,758	141,454	—	1,058,960
Property and equipment at cost, net	3,469	126,113	13,630	—	143,212
Goodwill	1,004,680	—	—	—	1,004,680
Purchased intangible assets, net	8,244	—	—	—	8,244
Investment in subsidiaries	605,269	—	—	(605,269)	—
Other assets	21,703	16,831	15,120	—	53,654

	$1,695,113	$1,008,702	$170,204	$(605,269)	$2,268,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$2,481	$48,069	$9,732	$—	$60,282
Current portion of long-term debt	24,361	17,200	58	—	41,619
Accounts payable and subcontractors payable	11,040	150,729	15,553	—	177,322
Accrued salaries and wages	3,480	132,866	16,829	—	153,175
Accrued expenses and other	17,903	37,637	4,977	—	60,517
Billings in excess of costs and accrued earnings on contracts in process	—	61,497	17,977	—	79,474

Total current liabilities	59,265	447,998	65,126	—	572,389
Long-term debt	475,935	26,095	88	—	502,118
Deferred income taxes	31,477	—	—	—	31,477
Other long-term liabilities	61,212	33,595	735		95,542

Total liabilities	627,889	507,688	65,949	—	1,201,526

Stockholders’ equity:
Total stockholders’ equity	1,067,224	501,014	104,255	(605,269)	1,067,224

	$1,695,113	$1,008,702	$170,204	$(605,269)	$2,268,750

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME

	Two Months Ended December 31, 2004

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
	(Unaudited)
Revenues	$—	$514,325	$53,403	$(731)	$566,997
Direct operating expenses	—	339,799	30,459	(731)	369,527

Gross profit	—	174,526	22,944	—	197,470
Indirect, general and administrative expenses	4,664	158,400	25,562	—	188,626

Operating income (loss)	(4,664)	16,126	(2,618)	—	8,844
Interest expense, net	6,218	310	33	—	6,561

Income (loss) before income taxes	(10,882)	15,816	(2,651)	—	2,283
Income tax expense (benefit)	(5,338)	7,758	(1,300)	—	1,120

Income (loss) before equity in net earnings of subsidiaries	(5,544)	8,058	(1,351)	—	1,163
Equity in net earnings of subsidiaries	6,707	—	—	(6,707)	—

Net income (loss)	1,163	8,058	(1,351)	(6,707)	1,163
Other comprehensive income:
Minimum pension liability adjustments, net of tax	—	4,141	—	—	4,141
Foreign currency translation adjustments	—	—	1,882	—	1,882

Comprehensive income	$1,163	$12,199	$531	$(6,707)	$7,186

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME

	Two Months Ended December 31, 2003

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$446,959	$43,498	$(792)	$489,665
Direct operating expenses	—	292,239	23,038	(792)	314,485

Gross profit	—	154,720	20,460	—	175,180
Indirect, general and administrative expenses	4,906	128,710	20,086	—	153,702

Operating income (loss)	(4,906)	26,010	374	—	21,478
Interest expense (income), net	12,162	312	(74)	—	12,400

Income (loss) before income taxes	(17,068)	25,698	448	—	9,078
Income tax expense (benefit)	(6,824)	10,276	178	—	3,630

Income (loss) before equity in net earnings of subsidiaries	(10,244)	15,422	270	—	5,448
Equity in net earnings of subsidiaries	15,692	—	—	(15,692)	—

Net income	5,448	15,422	270	(15,692)	5,448
Other comprehensive loss:
Foreign currency translation adjustments	—	—	(48)	—	(48)

Comprehensive income	$5,448	$15,422	$222	$(15,692)	$5,400

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Two Months Ended December 31, 2004

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$1,163	$8,058	$(1,351)	$(6,707)	$1,163

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98	6,132	679	—	6,909
Amortization of financing fees	978	—	—	—	978
Provision for doubtful accounts	—	2,223	450	—	2,673
Deferred income taxes	827	—	—	—	827
Stock compensation	1,058	—	—	—	1,058
Tax benefit of stock compensation	1,465	—	—	—	1,465
Equity in net earnings of subsidiaries	(6,707)	—	—	6,707	—
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	—	14,788	(7,075)	—	7,713
Prepaid expenses and other assets	(178)	2,358	—	—	2,180
Accounts payable, accrued salaries and wages and accrued expenses	19,297	(42,880)	5,784	(5,061)	(22,860)
Billings in excess of costs and accrued earnings on contracts in process	—	2,333	2,586	—	4,919
Other long-term liabilities	(268)	2,564	(122)	—	2,174
Other, net	88	622	29	5,061	5,800

Total adjustments and changes	16,658	(11,860)	2,331	6,707	13,836

Net cash provided (used) by operating activities	17,821	(3,802)	980	—	14,999

Cash flows from investing activities:
Capital expenditures	(15)	(859)	(723)	—	(1,597)

Net cash used by investing activities	(15)	(859)	(723)	—	(1,597)

Cash flows from financing activities:
Long-term debt principal payments	—	(990)	—	—	(990)
Long-term debt borrowings	—	21	—	—	21
Net borrowings under the line of credit	12,750	—	—	—	12,750
Net change in book overdraft	(2,481)	11,696	1,374	—	10,589
Capital lease obligation payments	(46)	(3,629)	(49)	—	(3,724)
Short-term note borrowings	—	—	1,583	—	1,583
Short-term note payments	(26)	(53)	—	—	(79)
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	5,188	—	—	—	5,188

Net cash provided by financing activities	15,385	7,045	2,908	—	25,338

Net increase in cash and cash equivalents	33,191	2,384	3,165	—	38,740
Cash and cash equivalents at beginning of year	25,791	32,311	11,165	—	69,267

Cash and cash equivalents at end of year	$58,982	$34,695	$14,330	$—	$108,007

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Two Months Ended December 31, 2003

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
	(unaudited)
Cash flows from operating activities:
Net income	$5,448	$15,422	$270	$(15,692)	$5,448

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41	6,481	678	—	7,200
Amortization of financing fees	1,343	—	—	—	1,343
Provision for doubtful accounts	—	754	328	—	1,082
Deferred income taxes	674	—	—	—	674
Stock compensation	398	—	—	—	398
Tax benefit of stock compensation	200	—	—	—	200
Equity in net earnings of subsidiaries	(15,692)	—	—	15,692	—
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	—	(30,177)	865	—	(29,312)
Prepaid expenses and other assets	(307)	1,614	(3,060)	—	(1,753)
Accounts payable, accrued salaries and wages and accrued expenses	(24,723)	(7,365)	3,381	48	(28,659)
Billings in excess of costs and accrued earnings on contracts in process	—	3,864	1,547	—	5,411
Other long-term liabilities	(246)	(158)	154	—	(250)
Other, net	308	(1,549)	(28)	(48)	(1,317)

Total adjustments and changes	(38,004)	(26,536)	3,865	15,692	(44,983)

Net cash provided (used) by operating activities	(32,556)	(11,114)	4,135	—	(39,535)

Cash flows from investing activities:
Capital expenditures	(886)	(1,759)	(185)	—	(2,830)

Net cash used by investing activities	(886)	(1,759)	(185)	—	(2,830)

Cash flows from financing activities:
Long-term debt principal payments	—	(275)	—	—	(275)
Long-term debt borrowings	—	20	—	—	20
Net payments under the line of credit	20,038	—	—	—	20,038
Net change in book overdraft	5,562	17,090	1,355	—	24,007
Capital lease obligation payments	(9)	(2,137)	(68)	—	(2,214)
Short-term note borrowings	—	—	—	—	—
Short-term note payments	—	(6)	—	—	(6)
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	871	—	—	—	871
Payment for financing fees	(1,607)	—	—	—	(1,607)

Net cash provided by financing activities	24,855	14,692	1,287	—	40,834

Net increase (decrease) in cash and cash equivalents	(8,587)	1,819	5,237	—	(1,531)
Cash and cash equivalents at beginning of year	9,099	15,107	12,069	—	36,275

Cash and cash equivalents at end of year	$512	$16,926	$17,306	$—	$34,744

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED

	April 1,	December 31,
	2005	2004

	(In thousands,
	except per share data)
ASSETS
Current assets:
Cash and cash equivalents, including $0 and $58,000 of short-term money market funds, respectively	$67,132	$108,007
Accounts receivable, including retainage of $45,672 and $43,844, respectively	561,990	579,953
Costs and accrued earnings in excess of billings on contracts in process	451,588	400,418
Less receivable allowances	(43,317)	(38,719)

Net accounts receivable	970,261	941,652
Deferred income taxes	22,725	20,614
Prepaid expenses and other assets	22,328	18,863

Total current assets	1,082,446	1,089,136
Property and equipment at cost, net	142,894	142,907
Goodwill	1,004,680	1,004,680
Purchased intangible assets, net	7,006	7,749
Other assets	51,199	52,010

	$2,288,225	$2,296,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$34,122	$70,871
Note payables and current portion of long-term debt	46,232	48,338
Accounts payable and subcontractors payable, including retainage of $14,161 and $13,302, respectively	164,020	138,250
Accrued salaries and wages	150,657	171,004
Accrued expenses and other	56,818	58,901
Billings in excess of costs and accrued earnings on contracts in process	90,502	84,393

Total current liabilities	542,351	571,757
Long-term debt	493,885	508,584
Deferred income taxes	39,758	36,305
Other long-term liabilities	97,933	97,715

Total liabilities	1,173,927	1,214,361

Commitments and contingencies (Note 5)
Stockholders’ equity:
Common shares, par value $.01; authorized 100,000 shares; 43,884 and 43,838 shares issued, respectively; and 43,832 and 43,786 shares outstanding, respectively	443	438
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	747,592	734,843
Accumulated other comprehensive income	5,752	6,418
Retained earnings	360,798	340,709

Total stockholders’ equity	1,114,298	1,082,121

	$2,288,225	$2,296,482

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME — UNAUDITED

	Three Months Ended

	April 1,	March 31,
	2005	2004

	(In thousands, except
	per share data)
Revenues	$922,000	$830,328
Direct operating expenses	588,839	521,075

Gross profit	333,161	309,253
Indirect, general and administrative expenses	288,785	267,697

Operating income	44,376	41,556
Interest expense, net	10,329	18,621

Income before income taxes	34,047	22,935
Income tax expense	13,960	9,170

Net income	20,087	13,765
Other comprehensive income (loss):
Foreign currency translation adjustments	(666)	1,016

Comprehensive income	$19,421	$14,781

Net income per common share:
Basic	$.46	$.40

Diluted	$.45	$.39

Weighted-average shares outstanding:
Basic	43,731	34,392

Diluted	44,823	35,125

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

	Three Months Ended

	April 1,	March 31,
	2005	2004

	(In thousands)
Cash flows from operating activities:
Net income	$20,087	$13,765

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,787	11,047
Amortization of financing fees	1,482	1,830
Costs incurred for extinguishment of debt	762	—
Provision for doubtful accounts	3,376	3,899
Deferred income taxes	1,342	(2,226)
Stock compensation	1,725	660
Tax benefit of stock compensation	1,522	3,570
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	(31,985)	9,384
Prepaid expenses and other assets	(3,500)	(2,680)
Accounts payable, accrued salaries and wages and accrued expenses	3,338	(1,041)
Billings in excess of costs and accrued earnings on contracts in process	6,109	(6,676)
Other long-term liabilities	251	1,063
Other liabilities, net	(756)	2,801

Total adjustments and changes	(6,547)	21,631

Net cash from operating activities	13,540	35,396

Cash flows from investing activities:
Capital expenditures, less equipment purchased through capital leases	(3,962)	(5,474)

Net cash from investing activities	(3,962)	(5,474)

Cash flows from financing activities:
Long-term debt principal payments	(11,067)	(21,858)
Long-term debt borrowings	—	346
Net borrowings/(payments) under the line of credit	(6,000)	17,297
Net change in book overdraft	(36,749)	(21,736)
Capital lease obligation payments	(3,511)	(3,372)
Short-term note borrowings	—	1,540
Short-term note payments	(1,614)	(46)
Proceeds from sale of common stock from employee stock purchase plan and exercise of stock options	9,508	16,609
Call premiums paid for debt extinguishment	(613)	—
Payments for financing fees	(407)	(3)

Net cash from financing activities	(50,453)	(11,223)

Net increase (decrease) in cash and cash equivalents	(40,875)	18,699
Cash and cash equivalents at beginning of period	108,007	34,744

Cash and cash equivalents at end of period	$67,132	$53,443

Supplemental information:
Interest paid	$9,715	$16,472

Taxes paid	$8,782	$18,235

Equipment acquired through capital lease obligations	$5,257	$4,966

See Notes to Consolidated Financial Statements

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED

Note 1.	Business, Basis of Presentation, and Accounting Policies
Overview
      The terms “we,” “us,” and “our” used in this quarterly report refer to URS Corporation and its consolidated subsidiaries unless otherwise indicated. We operate through two divisions: the URS Division and the EG&G Division. We offer a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, facilities, environmental, homeland security, defense systems, installations and logistics, commercial/industrial, and water/wastewater treatment projects. Headquartered in San Francisco, we operate in more than 20 countries with approximately 27,800 employees providing services to federal, state, and local government agencies, as well as to private industry clients in the United States and internationally.
      Effective January 1, 2005, we adopted a 52/53 week fiscal year ending on the Friday closest to December 31st, with interim quarters ending on the Fridays closest to March 31st, June 30th and September 30th. We filed a transition report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the two months ended December 31, 2004. Our 2005 fiscal year began on January 1, 2005 and will end on December 30, 2005.
      The accompanying unaudited interim consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These financial statements include the financial position, results of operation and cash flows of our wholly-owned subsidiaries and joint ventures required to be consolidated under Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46-R”). We participate in joint ventures formed for the purpose of bidding, negotiating and executing projects. Sometimes we function as the sponsor or manager of the projects performed by the joint venture. Investments in unconsolidated joint ventures are accounted for using the equity method. All significant intercompany transactions and accounts have been eliminated in consolidation.
      You should read our unaudited interim consolidated financial statements in conjunction with the audited consolidated financial statements and related notes contained in our amended Annual Report on Form 10-K/A for the fiscal year ended October 31, 2004. The results of operations for the three months ended April 1, 2005 are not indicative of the operating results for the full year or for future years.
      In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all normal recurring adjustments that are necessary for the presentation of our financial position, results of operations and cash flows for the interim periods presented.
      The preparation of our unaudited interim consolidated financial statements in conformity with GAAP necessarily requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and costs during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on information that is currently available. Changes in facts and circumstances may cause us to revise our estimates.
Cash and Cash Equivalents/ Book Overdraft
      At April 1, 2005 and March 31, 2004, we had book overdrafts for some of our disbursement accounts. These overdrafts represented transactions that had not cleared the bank accounts at the end of the reporting period. We transferred cash on an as-needed basis to fund these items as they cleared the bank in subsequent periods.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
Income Per Common Share
      Basic income per common share is computed by dividing net income by the weighted-average number of common shares outstanding for the period, excluding unvested restricted stock. Diluted income per common share is computed giving effect to all potentially dilutive shares of common stock that were outstanding during the period. Potentially dilutive shares of common stock consist of the incremental shares of common stock issuable upon the exercise of stock options or upon conversion of our 6 1/2% Convertible Subordinated Debentures (“6 1/2% debentures”). Diluted income per share is computed by dividing net income by the sum of the weighted-average common shares and potentially dilutive common shares that were outstanding during the period.
      A reconciliation of the numerator and denominator of basic and diluted income per common share is provided as follows:

	Three Months Ended

	April 1,	March 31,
	2005	2004

	(In thousands, except
	per share data)
Numerator — Basic
Net income	$20,087	$13,765

Denominator — Basic
Weighted-average common stock shares outstanding	43,731	34,392

Basic income per share	$.46	$.40

Numerator — Diluted
Net income	$20,087	$13,765

Denominator — Diluted
Weighted-average common stock shares outstanding	43,731	34,392
Effect of dilutive securities Stock options and restricted stock	1,092	733

	44,823	35,125

Diluted income per share	$.45	$.39

      Our 6 1/2% debentures are due in 2012 and are convertible into shares of our common stock at the rate of $206.30 per share. However, the effect of the assumed conversion of the 6 1/2% debentures was not included in our computation of diluted income per share because it would be anti-dilutive.
      We did not include 52 thousand and 28 thousand of potential shares associated with outstanding stock options in our computation of diluted income per share for the three months ended April 1, 2005 and March 31, 2004, respectively, because the exercise prices of the options were greater than the average per share market value of our common stock.
Stock-Based Compensation
      We award stock options to our employees under our 1991 Stock Incentive Plan and 1999 Equity Incentive Plan (collectively, the “Stock Option Plans”). These stock options are awarded with an exercise price that is equal to the market price of our common stock on the date of the grant. We also grant restricted stock, which are shares of common stock that are issued at no cost to key employees. In addition, we have an Employee Stock Purchase Plan (“ESPP”) under which eligible employees may authorize payroll deductions

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
of up to ten percent of their compensation, subject to Internal Revenue Code limitations, to purchase common stock at a price of 85 percent of the lower of the fair market value as of the beginning or end of the six-month offering period.
      As permitted under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), we continue to apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related accounting interpretations for stock-based compensation. Under APB 25, the compensation expense associated with employee stock awards is measured as the difference, if any, between the price to be paid by an employee and the fair value of the common stock on the grant date. Accordingly, we recognize no compensation expense with respect to stock-based option awards. Stock purchased through the ESPP as currently structured qualifies under a specific exception under APB 25, and as a result, we do not recognize any compensation expense with respect to such purchases either. Compensation expense is recognized for modifications of stock-based option awards in accordance with APB 25. In addition, we record compensation expense related to restricted stock over the applicable vesting period and such compensation expense is measured at the fair market value of the restricted stock at the date of grant.
      Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”), requires prominent disclosure of pro forma results in both annual and interim financial statements as if we had applied the fair value recognition provisions of SFAS 123. We use the Black-Scholes option pricing model to measure the estimated fair value of stock options and the ESPP. The following assumptions were used to estimate stock option and ESPP compensation expense using the fair value method of accounting:

			Employee Stock
	Stock Option Plans		Purchase Plan
	Three Months Ended		Three Months Ended

	April 1,	March 31,	April 1,	March 31,
	2005	2004	2005	2004

Risk-free interest rate	4.3% - 4.6%	3.8% - 4.3%	2.6%	1.0%
Expected life	6.71 years	6.98 years	0.5 year	0.5 year
Volatility	45.08%	46.70%	23.33%	34.31%
Expected dividends	None	None	None	None

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
      If the compensation cost for awards under the Stock Option Plans and the ESPP had been determined in accordance with SFAS 123, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended

	April 1,	March 31,
	2005	2004

	(In thousands, except
	per share data)
Numerator — Basic
Net income:
As reported	$20,087	$13,765
Add: Total stock-based compensation expense as reported, net of tax	677	259
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	1,525	1,432

Pro forma net income	$19,239	$12,592

Denominator — Basic
Weighted-average common stock shares outstanding	43,731	34,392

Basic income per share:
As reported	$.46	$.40
Pro forma	$.44	$.37
Numerator — Diluted
Net income:
As reported	$20,087	$13,765
Add: Total stock-based compensation expense as reported, net of tax	677	259
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	1,525	1,432

Pro forma net income	$19,239	$12,592

Denominator — Diluted
Weighted-average common stock shares outstanding	44,823	35,125

Diluted income per share:
As reported	$.45	$.39
Pro forma	$.43	$.36

Adopted and Recently Issued Statements of Financial Accounting Standards
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) replaces SFAS 123 and supersedes APB 25. In April 2005, the SEC adopted Rule 4-01(a) of Regulation S-X, which defers the required effective date of SFAS 123(R) to the first fiscal year beginning after June 15, 2005, instead of the first interim period beginning after June 15, 2005 as originally required. SFAS 123(R) will become effective for us on December 31, 2005 (the “Effective Date”), but early adoption is allowed. SFAS 123(R) requires that the costs resulting from all stock-based compensation transactions be recognized in the financial statements. SFAS 123(R) applies to all stock-based compensation awards granted, modified or settled in interim or fiscal periods after the required Effective Date, but does not apply to awards granted in periods before the required Effective Date, unless they are modified, repurchased or cancelled after the

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
Effective Date. SFAS 123(R) also amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” to require that excess tax benefits from the exercises of stock-based compensation awards be reported as a financing cash inflow rather than as a reduction of taxes paid.
      Upon adoption of SFAS 123(R), we will be required to record an expense for our stock-based compensation plans using a fair value method. We are currently evaluating which transition method we will use upon adoption of SFAS 123(R) and the potential impacts it will have on our compensation plans. SFAS 123(R) will impact our financial statements as we historically have recorded our stock-based compensation in accordance with APB 25, which does not require the recording of an expense for our stock-based compensation plans for options granted at a price equal to the fair market value of the stocks on the grant date and for the fair value of the ESPP.
      In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) to provide implementation guidance on SFAS 123(R). SAB 107 was issued to assist registrants in implementing SFAS 123(R) while enhancing the information that investors receive.
      In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs, and Amendment of Accounting Research Bulletin No. 43 (“ARB No. 43”), Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43 Chapter 4, “Inventory Pricing,” by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) be recognized as current period charges. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 will not have a material effect on our consolidated financial statements.
Reclassifications
      We have made reclassifications to our fiscal year 2004 financial statements to conform them to the fiscal year 2005 presentation. These reclassifications have no effect on consolidated net income, net cash flows and equity.

Note 2.	Property and Equipment
      Property and equipment consists of the following:

	April 1,	December 31,
	2005	2004

	(In thousands)
Equipment	$154,905	$153,278
Furniture and fixtures	20,902	20,855
Leasehold improvements	33,004	32,893
Construction in progress	5,908	4,328

	214,719	211,354
Accumulated depreciation and amortization	(110,150)	(105,228)

	104,569	106,126

Equipment, furniture and fixtures under capital leases	86,257	81,962
Accumulated amortization	(47,932)	(45,181)

	38,325	36,781

Property and equipment at cost, net	$142,894	$142,907

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
      As of April 1, 2005 and December 31, 2004, we capitalized internal-use software development costs of $59.3 million and $58.9 million, respectively. We amortize the capitalized software costs using the straight-line method over an estimated useful life of ten years.
      Property and equipment is depreciated using the following estimated useful lives:

Estimated Useful Life

Equipment	4 — 10 years
Capital leases	3 — 10 years
Furniture and fixtures	5 — 10 years
Leasehold improvements	9 months — 20 years
      Depreciation expense related to property and equipment was $9.1 million and $10.2 million for the three months ended April 1, 2005 and March 31, 2004, respectively.
      Amortization expense related to purchased intangible assets was $0.7 million and $0.8 million for the three months ended April 1, 2005 and March 31, 2004, respectively.

Note 3.	Employee Retirement Plans

Executive Plan
      In July 1999, as amended and restated in September 2003, we entered into a Supplemental Executive Retirement Agreement (the “Executive Plan”) with Martin M. Koffel, our Chief Executive Officer, to provide an annual lifetime retirement benefit. The components of our net periodic pension costs related to the Executive Plan for the three months ended April 1, 2005 and March 31, 2004 were as follows:

	Three Months Ended

	April 1,	March 31,
	2005	2004

	(In thousands)
Service cost	$—	$228
Interest cost	131	109

Net periodic benefit cost	$131	$337

Radian SERP and SCA
      In fiscal year 1999, we acquired and assumed some of the defined benefit pension plans and post-retirement benefit plans of Radian International, L.L.C. (“Radian”). These retirement plans cover a selected group of Radian employees and former employees who will continue to be eligible to participate in the retirement plans.
      The Radian defined benefit plans include a Supplemental Executive Retirement Plan (“SERP”) and a Salary Continuation Agreement (“SCA”), which are intended to supplement the retirement benefits provided by other benefit plans upon the participants attaining minimum age and years of service requirements. The

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
components of our net periodic pension costs related to the SERP and SCA for the three months ended April 1, 2005 and March 31, 2004 were as follows:

	Three Months Ended

	April 1,	March 31,
	2005	2004

	(In thousands)
Interest cost	$145	$177
Amortization of net loss	18	4

Net periodic benefit cost	$163	$181

EG&G Pension Plan
      In fiscal year 2002, we acquired and assumed the obligations of the defined benefit pension plan (“EG&G pension plan”) and post-retirement medical plan (“EG&G post-retirement medical plan”) of EG&G Technical Services, Inc. These plans cover some of our hourly and salaried employees of the EG&G Division and a joint venture in which the EG&G Division participates. The components of our net periodic pension and post-retirement benefit costs relating to the EG&G pension plan and the EG&G post-retirement medical plan were as follows:

	Three Months Ended

	April 1,	March 31,
	2005	2004

	(In thousands)
Service cost	$1,636	$1,165
Interest cost	2,135	1,954
Expected return on plan assets	(2,292)	(2,131)
Amortization of:
Prior service cost	(518)	(518)
Net loss	406	30

Net periodic benefit cost	$1,367	$500

EG&G Post-retirement Medical Plan

	Three Months Ended

	April 1,	March 31,
	2005	2004

	(In thousands)
Service cost	$70	$63
Interest cost	69	69
Expected return on plan assets	(64)	(72)
Amortization of:
Net loss	20	2

Net periodic benefit cost	$95	$62

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

Note 4.	Current and Long-Term Debt
Senior Secured Credit Facility
      Our Senior Secured Credit Facility (“Credit Facility”) consists of two term loans, Term Loan A and Term Loan B, and a revolving line of credit. Borrowings under the Credit Facility bear interest at either a base rate or a Eurodollar rate plus, in each case, an interest rate margin that varies with our financial performance. As of April 1, 2005 and December 31, 2004, we had $353.8 million in principal amounts outstanding under the term loan facilities for the respective two periods. As of April 1, 2005 and December 31, 2004, the interest rates on both Term Loans A and B were 4.46% and 4.42%, respectively.
      We had previously amended our Credit Facility on six separate occasions. The seventh amendment, dated January 27, 2005, reduced the interest rate margins on our Credit Facility by 0.25% and provided for an additional 0.25% reduction if either Standard & Poor’s or Moody’s upgrades us from our current credit ratings, which are BB and Ba2, respectively. The seventh amendment also eliminated restrictions on the amount of cash we are able to use in an acquisition.
      As of April 1, 2005, we were in compliance with all of our Credit Facility covenants.
Revolving Line of Credit
      As a part of our Credit Facility, we maintain a revolving line of credit to fund daily operating cash needs and to support standby letters of credit. During the ordinary course of business, the use of the revolving line of credit is driven by collection and disbursement activities. Our daily cash needs follow a predictable pattern that typically parallels our payroll cycles, which drive, if necessary, our short-term borrowing requirements.
      Our average daily revolving line of credit balances for the three-month periods ended April 1, 2005 and March 31, 2004 were $3.5 million and $24.4 million, respectively. The maximum amounts outstanding at any one point in time during the three-month periods ended April 1, 2005 and March 31, 2004 were $19.4 million and $55.0 million, respectively.
      As of April 1, 2005, we had drawn $12.0 million against our revolving line of credit and had outstanding standby letters of credit aggregating to $58.8 million, reducing the amount available to us under our revolving credit facility to $154.2 million. As of December 31, 2004, we had drawn $18.0 million against our revolving line of credit and had outstanding standby letters of credit aggregating to $55.3 million, reducing the amount available to us under our revolving credit facility to $151.7 million. The effective average interest rates paid on the revolving line of credit during the three months ended April 1, 2005 and March 31, 2004 were approximately 5.9% and 5.8%, respectively.
Other Indebtedness
      11 1/2% Senior Notes (“11 1/2% notes”). As of April 1, 2005 and December 31, 2004, we had outstanding amounts of $130 million due 2009. Interest is payable semi-annually in arrears on March 15 and September 15 of each year. These notes are effectively subordinate to our Credit Facility, capital leases, notes payable and senior to our 6 1/2% debentures described below.
      12 1/4% Senior Subordinated Notes (“12 1/4% notes”). On February 14, 2005, we retired the entire outstanding balance of $10 million. As of December 31, 2004, we owed $10 million.
      6 1/2% Convertible Subordinated Debentures. As of April 1, 2005 and December 31, 2004, we owed $1.8 million due 2012. Our 6 1/2% debentures are subordinate to our Credit Facility, our 11 1/2% notes, capital leases and notes payable.
      Notes payable, foreign credit lines and other indebtedness. As of April 1, 2005 and December 31, 2004, we had outstanding amounts of $10.7 million and $13.4 million, respectively, in notes payable and foreign lines

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
of credit. The weighted average interest rate of the notes was approximately 5.8% for each of the two periods at April 1, 2005 and December 31, 2004.
      We maintain foreign lines of credit, which are collateralized by the assets of our foreign subsidiaries. As of April 1, 2005, we had not drawn on our foreign lines of credit and had $3.1 million available under these facilities. As of December 31, 2004, we had drawn $1.6 million under our foreign lines of credit, reducing the amount available to $1.6 million. The interest rate was 7.3% for each of the two periods at April 1, 2005 and December 31, 2004.
Fair Value of Financial Instruments
      The fair values of the 11 1/2% notes and the 12 1/4% notes fluctuate depending on market conditions and our performance and at times may differ from their carrying values. On February 14, 2005, we retired the entire outstanding balance of $10 million on the 12 1/4% notes. As of April 1, 2005, the total fair value of the 11 1/2% notes was $148.2 million. As of December 31, 2004, the total fair values of the 11 1/2% notes and the 12 1/4% notes were approximately $161.5 million.
Costs Incurred for Extinguishment of Debt
      As a result of the retirement of our 12 1/4% notes, we incurred $0.8 million in costs to extinguish this note during the three months ended April 1, 2005, as detailed below:

12 1/4% Senior
Subordinated Notes

(In thousands)
Write-off of pre-paid financing fees, debt issuance costs and discounts	$149
Call premiums	613

Total	$762

      We did not incur any costs related to the extinguishment of debt during the three months ended March 31, 2004. The write-off of the pre-paid financing fees, debt issuance costs and discounts and the amounts paid for call premiums are included in the indirect, general and administrative expenses of our Consolidated Statements of Operations and Comprehensive Income.

Note 5.	Commitments and Contingencies
      In the ordinary course of business, we are subject to certain contractual guarantees and governmental audits or investigations and we are involved in various legal proceedings that are pending against us and our subsidiaries alleging, among other things, breach of contract or tort in connection with the performance of professional services, the various outcomes of which cannot be predicted with certainty. The following provides updated information regarding proceedings that were described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K/ A for the fiscal year ended October 31, 2004:

•	Saudi Arabia: Prior to our acquisition of Lear Seigler Services, Inc. (“LSI”) in August 2002, LSI provided aircraft maintenance support services on F-5 aircraft under a contract with a Saudi Arabian government ministry (the “Ministry”). LSI’s performance under the contract was completed in November 2000 and the following legal proceedings ensued:

Two Saudi Arabian landlords have pursued claims over disputed rents in Saudi Arabia. The Saudi Arabian landlord of the Al Bilad complex received a judgment in Saudi Arabia against LSI for $7.9 million. Another landlord has obtained a judgment also in Saudi Arabia against LSI for

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

$1.2 million. The second judgment is under appeal. We continue to pursue defenses disputing these claims and judgments, and are pursuing a countersuit against the landlord of the Al Bilad complex.

During fiscal year 2004, an arbitration ruling by the International Chamber of Commerce (“ICC”) was issued against LSI that included a monetary award of $5.5 million to a joint venture partner (the “claimant”). During August 2004, the claimant filed an action in the United States District Court in Maryland to confirm and enforce the ICC award and in April 2005, the District Court issued an order supporting the claimant’s award, which order we intend to appeal upon the issuance of formal judgment.

In addition, the Ministry directed payment of a performance bond issued in its favor under this contract in the amount of approximately $5.6 million. One of the conditions for closing out the contract and LSI’s obligations under the bond is the successful resolution of a pending tax assessment issued by the Saudi Arabian taxing authority assessing LSI approximately $5.1 million in taxes for the years 1999 through 2002. We disagree with the Saudi Arabian taxing authority’s assessment and are providing responses, additional information and documentation.

However, Banque Saudi Fransi paid the amount of the performance bond to the Ministry and filed a claim against LSI in a United Kingdom legal proceeding in the High Court of Justice, Queen’s Bench Division, Commercial Court to recover the $5.6 million. We believe the bank’s payment of the bond amount was inappropriate and a contractual violation of our performance bond agreement. On January 2005, LSI filed a claim against the Ministry in United States District Court in Texas for wrongful demand of the performance bond, to collect all outstanding accounts receivable, to collect a claim for additional housing costs incurred at the direction of the Ministry, and for other contractual violations of the F-5 Contract.

We have adequately provided for any enforceable obligations arising relative to these contingencies, based on current facts and circumstances.

•	Lebanon: Prior to our acquisition of Dames and Moore Group, Inc. in 1999, which included Radian International, LLC, a wholly-owned subsidiary (“Radian”), Radian entered into a contract to provide environmental remediation to a Lebanese company (“Solidere”) involved in the development and reconstruction of the central district of Beirut. Various disputes have arisen under this contract, including an allegation by Solidere that Radian breached the contract by, among other things, failing to reduce the level of chemical and biological constituents, including methane gas, at the project site to the contract level. The parties sought to resolve their disputes in an arbitration proceeding filed with the ICC.

During July 2004, an ICC arbitration panel ruled against Radian and ordered Radian to prepare a plan to reduce the level of methane gas at the project site to the contract level, to pay approximately $2.4 million in attorney fees and other expenses to Solidere, and authorized Solidere to withhold project payments. At April 1, 2005, Solidere had withheld project payments amounting to $10.3 million. In addition, we have deferred other costs amounting to $8.1 million. We are complying with the terms of the ICC arbitration panel’s ruling and also continue to be actively engaged in attempting to resolve the various disputes directly with Solidere through alternate resolution strategies that may be more advantageous to both parties.

Solidere is also seeking damages for delays of up to $8.5 million and has drawn upon an $8.5 million bank guarantee at Saradar Bank, Sh.M.L. (“Saradar”). In July 2004, Saradar filed a reimbursement claim in the First Court in Beirut, Lebanon to recover the $8.5 million bank guarantee from Radian and our co-defendant Wells Fargo Bank, N.A. We believe that we are not obligated under the bank guarantee and are vigorously defending this matter.

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

Prior to entering into the Solidere contract, Radian obtained a project-specific, $50 million insurance policy from Alpina Insurance Company (“Alpina”) with a $1 million deductible, which we believe is available to support our claims in excess of the deductible. The Solidere contract contains a $20 million limitation on damages. In October 2004, Alpina notified us of a denial of insurance coverage. We filed a breach of contract and bad faith claim against Alpina in United States District Court for the Northern District of California in October 2004 seeking declaratory relief and monetary damages.

•	Tampa-Hillsborough County Expressway Authority: In 1999, we entered into an agreement with the Tampa-Hillsborough County Expressway Authority (the “Authority”) to provide foundation design and other services in connection with the construction of the Lee Roy Selmon Elevated Expressway structure in Tampa, Florida. In 2004, during construction, one pier out of over 200 piers subsided substantially, causing damage to a segment of the Expressway. The Authority has recently completed and is implementing a plan to remediate the damage to the Expressway. The Authority is pursuing claims against us and potentially other parties associated with the Expressway, alleging defects caused by services provided. Sufficient information is not currently available to assess liabilities associated with a remediation plan.
      Currently, we have limits of $125 million per loss and $125 million in the aggregate annually for general liability, professional errors and omissions liability and contractor’s pollution liability insurance (in addition to other policies for some specific projects). These policies include self-insured claim retention amounts of $4 million, $7.5 million and $7.5 million, respectively. In some actions, parties are seeking damages, including punitive or treble damages that substantially exceed our insurance coverage or are not insured.
      Excess limits provided for these coverages are on a “claims made” basis, covering only claims actually made during the policy period currently in effect. Thus, if we do not continue to maintain these policies, we will have no coverage for claims made after the termination date — even for claims based on events that occurred during the term of coverage. We intend to maintain these policies; however, we may be unable to maintain existing coverage levels. We have maintained insurance without lapse for many years with limits in excess of losses sustained.
      Although the outcome of our legal proceedings, audits or investigations cannot be predicted with certainty and no assurances can be provided, based on our previous experience in such matters, we do not believe that any of the legal proceedings, audits or investigations described above, individually or collectively, are likely to exceed established loss accruals or our various professional errors and omissions, project-specific and potentially other insurance policies. However, the resolution of outstanding claims and litigation is subject to inherent uncertainty and it is reasonably possible that such resolution could have an adverse effect on us.
      As of April 1, 2005, we had the following guarantee obligations and commitments:
      We have guaranteed the credit facility of one of our joint ventures, in the event of a default by the joint venture. This joint venture was formed in the ordinary course of business to perform a contract for the federal government. The term of the guarantee is equal to the remaining term of the underlying debt, which is 11 months. The maximum potential amount of future payments that we could be required to make under this guarantee at April 1, 2005, was $6.5 million.
      We also maintain a variety of commercial commitments that are generally made to support provisions of our contracts. In addition, in the ordinary course of business we provide letters of credit to clients and others against advance payments and to support other business arrangements. We are required to reimburse the issuers of letters of credit for any payments they make under the letters of credit.
      From time to time, we may provide guarantees related to our services or work. If our services under a guaranteed project are later determined to have resulted in a material defect or other material deficiency, then we may be responsible for monetary damages or other legal remedies. When sufficient information about

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
claims on guaranteed projects is available and monetary damages or other costs or losses are determined to be probable, we recognize such guarantee losses. Currently, we have no material guarantee claims for which losses have been recognized.

Note 6.	Segment and Related Information
      We operate our business through two segments: the URS Division and the EG&G Division. Our URS Division provides a comprehensive range of professional planning and design, program and construction management, and operations and maintenance services to the U.S. federal government, state and local government agencies, and private industry clients in the United States and internationally. Our EG&G Division provides planning, systems engineering and technical assistance, operations and maintenance, and program management services to various U.S. federal government agencies, primarily the Departments of Defense and Homeland Security.
      These two segments operate under separate management groups and produce discrete financial information. Their operating results also are reviewed separately by management. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The information disclosed in our consolidated financial statements is based on the two segments that comprise our current organizational structure.
      The following table presents summarized financial information of our reportable segments. “Eliminations” in the following tables include elimination of inter-segment sales and elimination of investment in subsidiaries.

	April 1, 2005

		Property
	Net	and
	Accounts	Equipment
	Receivable	at Cost, Net	Total Assets

	(In thousands)
URS Division	$738,202	$132,222	$957,732
EG&G Division	232,059	6,951	263,013

	970,261	139,173	1,220,745
Corporate	—	3,721	1,736,508
Eliminations	—	—	(669,028)

Total	$970,261	$142,894	$2,288,225

	December 31, 2004

		Property
	Net	and
	Accounts	Equipment
	Receivable	at Cost, Net	Total Assets

	(In thousands)
URS Division	$728,850	$132,277	$940,273
EG&G Division	212,802	7,254	230,573

	941,652	139,531	1,170,846
Corporate	—	3,376	1,715,036
Eliminations	—	—	(589,400)

Total	$941,652	$142,907	$2,296,482

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)

	Three Months Ended April 1, 2005

		Operating	Depreciation
		Income	and
	Revenues	(Loss)	Amortization

	(In thousands)
URS Division	$608,069	$42,849	$8,331
EG&G Division	315,450	12,707	1,312
Eliminations	(1,519)	(97)	—

	922,000	55,459	9,643
Corporate	—	(11,083)	144

Total	$922,000	$44,376	$9,787

	Three Months Ended March 31, 2004

		Operating	Depreciation
		Income	and
	Revenues	(Loss)	Amortization

	(In thousands)
URS Division	$560,519	$39,108	$9,682
EG&G Division	270,110	10,918	1,293
Eliminations	(301)	—	—

	830,328	50,026	10,975
Corporate	—	(8,470)	72

Total	$830,328	$41,556	$11,047

      We define our segment operating income (loss) as total segment net income, before income tax and net interest expense. Our long-lived assets primarily consist of our property and equipment.
Geographic Areas
      Our revenues by geographic areas are shown below:

	Three Months Ended

	April 1,	March 31,
	2005	2004

	(In thousands)
Revenues
United States	$834,768	$757,772
International	88,097	74,199
Eliminations	(865)	(1,643)

Total revenues	$922,000	$830,328

URS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED — (Continued)
Major Customers
      For the three months ended April 1, 2005 and March 31, 2004, we had multiple contracts with the following major customer, who contributed more than ten percent of our total consolidated revenues:

	URS Division	EG&G Division	Total

	(In millions)
Three months ended April 1, 2005
The U.S. Army(1)	$25.6	$146.8	$172.4
Three months ended March 31, 2004
The U.S. Army(1)	$19.9	$120.6	$140.5

(1) The U.S. Army includes the U.S. Army Corps of Engineers.

Note 7.	Related Party Transaction
      On January 19, 2005, affiliates of Blum Capital Partners, L.P. (collectively, the “Blum Affiliates”) sold 2,000,000 shares of our common stock in an underwritten secondary offering. The general partner of Blum Capital Partners, L.P. is a member of our Board of Directors.

Note 8.	Supplemental Guarantor Information
      Substantially all of our domestic operating subsidiaries have guaranteed our obligations under our Credit Facility and our 11 1/2% notes. Each of the subsidiary guarantors has fully and unconditionally guaranteed our obligations on a joint and several basis.
      Substantially all of our income and cash flows are generated by our subsidiaries. We have no operating assets or operations other than our investments in our subsidiaries. As a result, the funds necessary to meet our debt service obligations are provided in large part by distributions or advances from our subsidiaries. Financial conditions and operating requirements of the subsidiary guarantors may limit our ability to obtain cash from our subsidiaries for the purposes of meeting our debt service obligations, including the payment of principal and interest on our 11 1/2% notes and our Credit Facility. In addition, although the terms of our 11 1/2% notes and our Credit Facility limit us and our subsidiary guarantors’ ability to place contractual restrictions on the flow of funds to us, legal restrictions, including local regulations, and contractual obligations associated with secured loans, such as equipment financings at the subsidiary level, may restrict the subsidiary guarantors’ ability to pay dividends, or make loans or other distributions to us.
      The following information sets forth our condensed consolidating balance sheets as of April 1, 2005 and December 31, 2004, and our condensed consolidating statements of operations and comprehensive income and cash flows for the three months ended April 1, 2005 and March 31, 2004. Elimination entries necessary to consolidate our subsidiaries are reflected in the eliminations column. Separate complete financial statements for our subsidiaries, which guarantee our Credit Facility and our 11 1/2% notes, would not provide additional material information that would be useful in assessing the financial condition of such subsidiaries.

URS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET

	As of April 1, 2005

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,485	$51,873	$13,774	$—	$67,132
Accounts receivable	—	476,202	85,788	—	561,990
Costs and accrued earnings in excess of billings on contracts in process	—	388,256	63,332	—	451,588
Less receivable allowance	—	(36,376)	(6,941)	—	(43,317)

Net accounts receivable	—	828,082	142,179	—	970,261
Deferred income taxes	22,725	—	—	—	22,725
Prepaid expenses and other assets	8,645	12,623	1,060	—	22,328

Total current assets	32,855	892,578	157,013	—	1,082,446
Property and equipment at cost, net	3,721	124,298	14,875	—	142,894
Goodwill	1,004,680	—	—	—	1,004,680
Purchased intangible assets, net	7,006	—	—	—	7,006
Investment in subsidiaries	669,028	—	—	(669,028)	—
Other assets	19,218	30,842	1,139	—	51,199

	$1,736,508	$1,047,718	$173,027	$(669,028)	$2,288,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$143	$27,225	$6,754	$—	$34,122
Note payables and current portion of long-term debt	27,352	18,823	57	—	46,232
Accounts payable and subcontractors payable	1,135	141,911	20,974	—	164,020
Accrued salaries and wages	2,764	127,111	20,782	—	150,657
Accrued expenses and other	20,809	32,233	3,776	—	56,818
Billings in excess of costs and accrued earnings on contracts in process	—	69,334	21,168	—	90,502

Total current liabilities	52,203	416,637	73,511	—	542,351
Long-term debt	469,706	24,168	11	—	493,885
Deferred income taxes	39,758	—	—	—	39,758
Other long-term liabilities	60,543	36,953	437	—	97,933

Total liabilities	622,210	477,758	73,959	—	1,173,927

Stockholders’ equity:
Total stockholders’ equity	1,114,298	569,960	99,068	(669,028)	1,114,298

	$1,736,508	$1,047,718	$173,027	$(669,028)	$2,288,225

URS CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET

	As of December 31, 2004

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$58,982	$34,696	$14,329	$—	$108,007
Accounts receivable	—	491,294	88,659	—	579,953
Costs and accrued earnings in excess of billings on contracts in process	—	346,331	54,087	—	400,418
Less receivable allowance	—	(31,933)	(6,786)	—	(38,719)

Net accounts receivable	—	805,692	135,960	—	941,652
Deferred income taxes	20,614	—	—	—	20,614
Prepaid expenses and other assets	9,525	8,383	955	—	18,863

Total current assets	89,121	848,771	151,244	—	1,089,136
Property and equipment at cost, net	3,376	124,886	14,645	—	142,907
Goodwill	1,004,680	—	—	—	1,004,680
Purchased intangible assets, net	7,749	—	—	—	7,749
Investment in subsidiaries	589,400	—	—	(589,400)	—
Other assets	20,710	30,359	941	—	52,010

	$1,715,036	$1,004,016	$166,830	$(589,400)	$2,296,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$—	$59,765	$11,106	$—	$70,871
Note payables and current portion of long-term debt	29,116	17,582	1,640	—	48,338
Accounts payable and subcontractors payable	(3,197)	125,509	15,938	—	138,250
Accrued salaries and wages	4,158	147,431	19,415	—	171,004
Accrued expenses and other	21,656	32,614	4,631	—	58,901
Billings in excess of costs and accrued earnings on contracts in process	—	63,831	20,562	—	84,393

Total current liabilities	51,733	446,732	73,292	—	571,757
Long-term debt	483,933	24,601	50	—	508,584
Deferred income taxes	36,305	—	—	—	36,305
Other long-term liabilities	60,944	36,158	613	—	97,715

Total liabilities	632,915	507,491	73,955	—	1,214,361

Stockholders’ equity:
Total stockholders’ equity	1,082,121	496,525	92,875	(589,400)	1,082,121

	$1,715,036	$1,004,016	$166,830	$(589,400)	$2,296,482

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended April 1, 2005

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
	(unaudited)
Revenues	$—	$834,768	$88,097	$(865)	$922,000
Direct operating expenses	—	540,881	48,823	(865)	588,839

Gross profit	—	293,887	39,274	—	333,161
Indirect, general and administrative expenses	11,083	239,782	37,920	—	288,785

Operating income (loss)	(11,083)	54,105	1,354	—	44,376
Interest expense, net	9,752	470	107	—	10,329

Income (loss) before income taxes	(20,835)	53,635	1,247	—	34,047
Income tax expense (benefit)	(8,543)	21,992	511	—	13,960

Income (loss) before equity in net earnings of subsidiaries	(12,292)	31,643	736	—	20,087
Equity in net earnings of subsidiaries	32,379	—	—	(32,379)	—

Net income	20,087	31,643	736	(32,379)	20,087
Other comprehensive loss:
Foreign currency translation adjustments	—	—	(666)	—	(666)

Comprehensive income	$20,087	$31,643	$70	$(32,379)	$19,421

	Three Months Ended March 31, 2004

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$757,772	$74,199	$(1,643)	$830,328
Direct operating expenses	—	484,798	37,920	(1,643)	521,075

Gross profit	—	272,974	36,279	—	309,253
Indirect, general and administrative expenses	8,470	224,913	34,314	—	267,697

Operating income (loss)	(8,470)	48,061	1,965	—	41,556
Interest expense (income), net	17,894	272	455	—	18,621

Income (loss) before income taxes	(26,364)	47,789	1,510	—	22,935
Income tax expense (benefit)	(10,541)	19,107	604	—	9,170

Income (loss) before equity in net earnings of subsidiaries	(15,823)	28,682	906	—	13,765
Equity in net earnings of subsidiaries	29,588	—	—	(29,588)	—

Net income	13,765	28,682	906	(29,588)	13,765
Other comprehensive income:
Foreign currency translation adjustments	—	—	1,016	—	1,016

Comprehensive income	$13,765	$28,682	$1,922	$(29,588)	$14,781

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Three Months Ended April 1, 2005

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
	(unaudited)
Cash flows from operating activities:
Net income	$20,087	$31,643	$736	$(32,379)	$20,087

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	144	8,525	1,118	—	9,787
Amortization of financing fees	1,482	—	—	—	1,482
Costs incurred for extinguishment of debt	762	—	—	—	762
Provision for doubtful accounts	—	3,269	107	—	3,376
Deferred income taxes	1,342	—	—	—	1,342
Stock compensation	1,725	—	—	—	1,725
Tax benefit of stock compensation	1,522	—	—	—	1,522
Equity in net earnings of subsidiaries	(32,379)	—	—	32,379	—
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	—	(25,658)	(6,327)	—	(31,985)
Prepaid expenses and other assets	844	(4,239)	(105)	—	(3,500)
Accounts payable, accrued salaries and wages and accrued expenses	(45,080)	36,746	11,185	487	3,338
Billings in excess of costs and accrued earnings on contracts in process	—	5,503	606	—	6,109
Other long-term liabilities	(401)	830	(178)	—	251
Other liabilities, net	411	(481)	(199)	(487)	(756)

Total adjustments and changes	(69,628)	24,495	6,207	32,379	(6,547)

Net cash from operating activities	(49,541)	56,138	6,943	—	13,540

Cash flows from investing activities:
Capital expenditures	(479)	(1,946)	(1,537)	—	(3,962)

Net cash from investing activities	(479)	(1,946)	(1,537)	—	(3,962)

Cash flows from financing activities:
Long-term debt principal payments	(10,000)	(1,067)	—	—	(11,067)
Net payments under the line of credit	(6,000)	—	—	—	(6,000)
Net change in book overdraft	143	(32,540)	(4,352)	—	(36,749)
Capital lease obligation payments	(69)	(3,408)	(34)	—	(3,511)
Short-term note payments	(39)	—	(1,575)	—	(1,614)
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	9,508	—	—	—	9,508
Call premiums paid for debt extinguishment	(613)	—	—	—	(613)
Payments for financing fees	(407)	—	—	—	(407)

Net cash from financing activities	(7,477)	(37,015)	(5,961)	—	(50,453)

Net increase (decrease) in cash and cash equivalents	(57,497)	17,177	(555)	—	(40,875)
Cash and cash equivalents at beginning of year	58,982	34,696	14,329	—	108,007

Cash and cash equivalents at end of year	$1,485	$51,873	$13,774	$—	$67,132

URS CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Three Months Ended March 31, 2004

			Subsidiary
		Subsidiary	Non-
	Corporate	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
	(Unaudited)
Cash flows from operating activities:
Net income	$13,765	$28,682	$906	$(29,588)	$13,765

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72	9,912	1,063	—	11,047
Amortization of financing fees	1,830	—	—	—	1,830
Provision for doubtful accounts	—	3,464	435	—	3,899
Deferred income taxes	(2,226)	—	—	—	(2,226)
Stock compensation	660	—	—	—	660
Tax benefit of stock compensation	3,570	—	—	—	3,570
Equity in net earnings of subsidiaries	(29,588)	—	—	29,588	—
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	—	21,471	(12,087)	—	9,384
Prepaid expenses and other assets	(442)	(1,368)	(870)	—	(2,680)
Accounts payable, accrued salaries and wages and accrued expenses	3,184	(10,070)	6,140	(295)	(1,041)
Billings in excess of costs and accrued earnings on contracts in process	—	(6,605)	(71)	—	(6,676)
Other long-term liabilities	(369)	1,319	113	—	1,063
Other liabilities, net	(446)	3,111	(159)	295	2,801

Total adjustments and changes	(23,755)	21,234	(5,436)	29,588	21,631

Net cash from operating activities	(9,990)	49,916	(4,530)	—	35,396

Cash flows from investing activities:
Capital expenditures	(423)	(4,471)	(580)	—	(5,474)

Net cash from investing activities	(423)	(4,471)	(580)	—	(5,474)

Cash flows from financing activities:
Long-term debt principal payments	(20,455)	(1,403)	—	—	(21,858)
Long-term debt borrowings	—	346	—	—	346
Net borrowings under the line of credit	17,297	—	—	—	17,297
Net change in book overdraft	(2,985)	(22,742)	3,991	—	(21,736)
Capital lease obligation payments	(51)	(3,058)	(263)	—	(3,372)
Short-term note borrowings	—	—	1,540	—	1,540
Short-term note payments	(37)	(9)	—	—	(46)
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	16,609	—	—	—	16,609
Payment for financing fees	(3)	—	—	—	(3)

Net cash from financing activities	10,375	(26,866)	5,268	—	(11,223)

Net increase (decrease) in cash and cash equivalents	(38)	18,579	158	—	18,699
Cash and cash equivalents at beginning of year	512	16,926	17,306	—	34,744

Cash and cash equivalents at end of year	$474	$35,505	$17,464	$—	$53,443

PROSPECTUS
$325,000,000
Offered by
URS CORPORATION
Common Stock
Preferred Stock
Depositary Shares
Warrants
Debt Securities
3,000,000 Shares of Common Stock
Offered by Selling Stockholders
          From time to time, we may sell common stock, preferred stock, warrants and/or debt securities with a total value of up to $325 million. Any preferred stock that we sell may be sold as shares of preferred stock or represented by depositary shares. Our payment obligations under any series of debt securities may be guaranteed by one or more of the co-registrants, which co-registrants will not be involved in the issuance of any other securities described in this prospectus.
          We will provide specific terms of these offerings and securities in supplements to this prospectus, including whether the debt securities are guaranteed by certain of our subsidiaries. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.
          The selling stockholders identified in this prospectus may sell up to 3,000,000 shares of our common stock in connection with this prospectus. Unless otherwise provided in a prospectus supplement, we do not expect to receive any proceeds from the sale of the shares by any selling stockholder. In the prospectus supplement relating to sales by selling stockholders, we will identify each selling stockholder and the number of shares of our common stock that each selling stockholder will be selling.
          Our common stock is traded on the New York Stock Exchange under the symbol “URS.” On February 18, 2004, the last reported sale price for our common stock, as reported on the New York Stock Exchange, was $29.97 per share.

          INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” CONTAINED IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
          THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

          The securities may be sold directly by us or the selling stockholders to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is March 1, 2004.

      You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.
ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of securities described in this prospectus in one or more offerings up to a total amount of $325 million, and our selling stockholders may sell up to 3,000,000 shares of our common stock. This prospectus provides you with a general description of the securities we and our selling stockholders may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities. Any prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

i

URS CORPORATION
Overview
      We are one of the largest professional engineering firms in the United States. We provide a comprehensive range of professional planning, design, program and construction management and operations and maintenance services to local, state and federal government agencies and large private sector clients through a network of more than 300 offices and contract-specific job sites across the U.S. and in more than 20 foreign countries.
      We are incorporated in Delaware and our principal corporate office is located at 600 Montgomery Street, 25th Floor, San Francisco, California 94111-2727. Our telephone number is (415) 774-2700. Information contained on our Web site does not constitute part of this prospectus. References in the prospectus to “URS,” “we,” “our,” “us” and the “Company” refer to URS Corporation, a Delaware corporation, and its subsidiaries.
THE SECURITIES WE AND THE SELLING STOCKHOLDERS MAY OFFER
      We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities with a total value of up to $325 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. In addition, the selling stockholders identified in this prospectus may sell up to 3,000,000 shares of our common stock under this prospectus. Any preferred stock that we may offer may be offered either as shares of preferred stock or be represented by depositary shares. This prospectus provides you with a general description of the securities we or any selling stockholders may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exchange or sinking fund terms, if any;

•	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.
      The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.
      THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
      We and the selling stockholders may sell the securities directly to investors or through agents, underwriters or dealers. We, the selling stockholders and our agents, underwriters or dealers, reserve the right to accept or reject all or part of any proposed purchase of securities. If we or the selling stockholders do offer securities through agents, underwriters or dealers, we will include in the applicable prospectus supplement:

•	the names of those agents, underwriters or dealers;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us and/or the selling stockholders.
Common Stock
      We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.
Preferred Stock
      We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 3,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. As of the date of this prospectus, there are no shares of preferred stock outstanding.
      We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.
Depositary Shares
      We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.
      Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. In this prospectus, we have summarized certain general features of the depositary shares. We will incorporate by reference into the registration statement of which this prospectus is a part the form of deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. We urge you to read the prospectus supplements related to any depositary shares being offered, as well as the complete deposit agreement and depositary receipt that contains the terms of the depositary shares.

Warrants
      We may issue warrants for the purchase of common stock, preferred stock, depositary shares and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock, depositary shares and/or debt securities, and the warrants may be attached to or separate from those securities.
      The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. We urge you to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the applicable series of warrants.
Debt Securities
      We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Our payment obligations under any series of debt securities may be guaranteed by one or more of the co-registrants, which co-registrants will not be involved in the issuance of any other securities described in this prospectus. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.
      The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

RISK FACTORS
      Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “RISK FACTORS” contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, which are incorporated herein by reference in their entirety (the “URS Risk Factors”).
      Investment in our securities involves risks. You should consider carefully the URS Risk Factors, as well as other information in this prospectus and any prospectus supplement before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the filings incorporated into this prospectus by reference contain forward-looking statements within the meaning of Section 17A of the Securities Act and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to the “safe harbor” created by those sections. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts,” or “will,” the negative of these words or words of similar import. Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended subsequent to our filing of such Annual Report on Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties include, among others, the following:

•	adverse effects associated with the current economic downturn, which could cause our revenues to decline and our financial condition to deteriorate;

•	any disruption in government funding for any of our multi-year government contracts from which we derive a substantial portion of our revenues, as any such disruption could adversely affect our government contracts and cause our revenues to suffer;

•	any deemed violation of procurement rules and regulations or other public sector liabilities to which we are subject as a government contractor, which could lead to fines or penalties or a loss of business;

•	any inability to complete existing government contracts or to compete successfully for new government contracts, which could harm our operations and adversely affect our future revenues;

•	any negative government audit, which could adversely result in an adjustment of our revenues and cost, impair our reputation and result in civil and criminal penalties;

•	unexpected terminations of all or some of our backlog of orders, which could negatively affect our anticipated revenues;

•	any inability to estimate accurately our overall risks, revenues or costs in performing services for our clients, which could cause us to have low profit margins or incur losses;

•	any inability to meet the performance standards of a project, which could result in higher costs and cause us to have low profit margins or incur losses;

•	our substantial indebtedness, which could adversely affect our financial condition;

•	any failure by our partners to perform their contractual obligations on a project, which could expose us to legal liability, loss of reputation and reduced profit or losses on that project;

•	our ability to generate or borrow enough cash to service our debt, which could result in bankruptcy or otherwise impair our ability to maintain sufficient liquidity to continue our operations;

•	our ability to service our debt if our subsidiaries do not make sufficient distributions to us;

•	restrictive covenants in our senior secured credit facility and the indentures relating to our outstanding notes and our other outstanding indebtedness, which may restrict our ability to pursue business strategies;

•	any incurrence of substantial costs of compliance with, or liabilities under, environmental laws and regulations;

•	changes in environmental laws, regulations and programs that could reduce demand for our environmental services and in turn impact our revenues;

•	any inadequacy of our insurance to cover any significant liability for damages due to legal proceedings;

•	any general decline in U.S. defense spending, which may harm our operations and adversely affect our future revenues;

•	our ability to compete successfully in our industry;

•	the fact that ownership of our common stock is concentrated among a few of our major stockholders, who could act in concert to take actions that favor their own personal interests to the detriment of our interests and those of our other stockholders;

•	any failure to attract and retain key professional personnel, which could impair our ability to provide services to our clients and otherwise conduct our business effectively;

•	risks associated with our international operations, which could adversely affect the results from these operations and our overall business;

•	risks associated with our employees traveling to high security risk countries, which may result in employee injury, repatriation costs or other unforeseen costs that could negatively impact our operations;

•	failure to successfully integrate our new accounting and project management systems, which could impair our cash flows and cause us to incur further costs to integrate or upgrade our systems;

•	negotiations with labor unions and possible work actions, which could divert management attention and disrupt operations, and new collective bargaining agreements or amendments to agreements that could increase our labor costs and operating expenses;

•	any failure to integrate acquired businesses or assets, which may prevent us from achieving the anticipated savings and other benefits on which the decision to consummate any acquisition would have been made;

•	our use of the percentage-of-completion method of accounting could result in a reduction or reversal of previously recorded revenues and profits;

•	any impairment of our intangible assets could negatively impact our earnings; and

•	provisions of Delaware law, our charter documents and the change in control provisions of our outstanding notes may impede or discourage a takeover, which could cause the market price of our stock to decline.

      Because the risks and uncertainties referred to above, as well as the risk factors incorporated by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges for URS for each of the periods indicated is as follows:

	Year Ended October 31,

	1999	2000	2001	2002	2003

Ratio of earnings to fixed charges	2.0x	1.7x	1.8x	1.8x	1.8x
      The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, fixed charges consist of interest expense, the amortization of debt discount, preferred stock dividends, and such portion of rental expense that is attributable to interest expense. Earnings consist of income before taxes plus fixed charges (excluding preferred stock dividends).
USE OF PROCEEDS
      Unless otherwise provided in a prospectus supplement, we currently intend to use the net proceeds from the sale of our securities under this prospectus for our general corporate purposes.
      Unless otherwise provided in a prospectus supplement, we do not expect to receive any proceeds from the sale of our common stock by the selling stockholders.
DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. Of the 50,000,000 shares of common stock authorized, 34,493,617 shares were outstanding as of February 17, 2004 and 7,151,578 shares have been reserved for issuance under our incentive plans and employee stock purchase plan. None of the preferred stock was outstanding as of February 17, 2004.
COMMON STOCK
      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

      The outstanding shares of our common stock are legally issued, fully paid and nonassessable. The common stock does not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.
PREFERRED STOCK
      Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 3,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. As of the date of this prospectus, there are no shares of preferred stock outstanding.
      The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of our company.
      Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.
      When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.
      Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Registration Rights
      Certain holders of shares of our common stock are entitled to certain rights with respect to registration of those shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense and subject to certain limitations, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration.
Anti-Takeover Provisions
      Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless before the date that the person became an “interested stockholder,” the board of directors approved either the “business combination” or the transaction which makes the person an “interested stockholder,” or after the date that the person became an “interested stockholder,” the business combination is approved by our board of directors and the vote of at least 66 2/3% of our outstanding voting stock that is not owned by the “interested stockholder.” Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who either owns 15% or more of our outstanding voting stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of our outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.
      By-law and Certificate of Incorporation Provisions. Our by-laws provide that special meetings of our stockholders may be called only by our president, by the board of directors pursuant to a written request of a majority of the board of directors or by a written request of stockholders owning at least 20% of our outstanding capital stock entitled to vote. Our certificate of incorporation also specifies that the board of directors may alter, amend or repeal our by-laws by resolution of a majority of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

These and other provisions contained in our certificate of incorporation and by-laws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Mellon Investor Services LLC.
Listing on the New York Stock Exchange
      Our common stock is listed on the New York Stock Exchange under the symbol “URS.”
DESCRIPTION OF DEPOSITARY SHARES
      We may offer fractional shares of preferred stock rather than full shares of preferred stock, and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.
      The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.
      The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. The following summaries of material provisions of the deposit agreement, the depositary shares and the depositary receipts are subject to, and qualified in their entirety by reference to, all of the provisions of the deposit agreement applicable to a particular offering of depositary shares. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.
Form
      Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form.
      These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.
Dividends and Other Distributions
      The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.
      If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.
Withdrawal of Underlying Preferred Stock
      Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.
Redemption of Depositary Shares
      If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.
Voting
      Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.
Conversion of Preferred Stock
      If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions that direct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder’s depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement
      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution or winding up.
Charges of Depositary
      We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.
Reports
      The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.
Limitation on Liability
      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counselor accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.
Resignation and Removal of Depositary
      The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS
      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock, depositary shares and/or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock, depositary shares and/or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.
      We will issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.
      We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.
General
      We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.
      Warrants for the purchase of debt securities will be in registered form only.

      If warrants for the purchase of common stock, preferred stock or depositary shares are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of any series of preferred stock or depositary shares with which the warrants are being offered and the number of warrants being offered with each share of common stock, preferred stock or depositary share;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;

•	the number of shares of common stock or preferred stock or depositary shares that can be purchased if a holder exercises the warrant and the price at which such common stock, preferred stock or depositary shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.
      Warrants for the purchase of common stock, preferred stock or depositary shares will be in registered form only.
      A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock, preferred stock or depositary shares are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or depositary shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “— Warrant Adjustments” below.
Exercise of Warrants
      Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock, preferred stock or depositary shares, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.
      A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

      If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock, preferred stock or depositary shares that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.
Amendments and Supplements to the Warrant Agreements
      We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.
Warrant Adjustments
      Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or depositary share warrant will be adjusted proportionately if we subdivide or combine our common stock, preferred stock or depositary shares, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants, preferred stock warrants and depositary share warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock, preferred stock or depositary shares, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.
      Except as stated above, the exercise price and number of securities covered by a common stock warrant, preferred stock warrant and depositary share warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.
      Holders of common stock warrants, preferred stock warrants and depositary share warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock, preferred stock or depositary shares, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, preferred stock or depositary shares, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.
      If one of the above transactions occurs and holders of our common stock, preferred stock or depositary shares are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants, preferred stock warrants and depositary share warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF DEBT SECURITIES
      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.
      While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.
      We will issue the senior notes under the senior indenture, which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.
      The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
      The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior and the subordinated indentures are identical.
General
      We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the form and terms of any guarantee of any debt securities;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights
      We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.
Consolidation, Merger or Sale
      The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.
      If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.
Events of Default Under the Indenture
      The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.
      If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.
      The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.
      Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
      A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.
      These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.
      We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
      We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “— Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities or any series;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.
      In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.
Discharge
      Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.
      In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
      We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
      At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
      Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
      We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
      If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.
Information Concerning the Debenture Trustee
      The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
      Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
      We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check, which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
      All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
Governing Law
      The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.
Subordination of Subordinated Debt Securities
      The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Guarantees
      Our payment obligations under any series of debt securities may be guaranteed by one or more of the co-registrants, which co-registrants will not be involved in the issuance of any other securities described in this prospectus. The terms of any such guarantee will be set forth in the applicable prospectus supplement.
LEGAL OWNERSHIP OF SECURITIES
      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
      Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
      As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
      We may terminate global securities or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
      For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders
      Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice, even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders, but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.
Special Considerations for Indirect Holders
      If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.
Global Securities
      A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.
      Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all global securities issued under this prospectus.
      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
      If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities
      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
      If securities are issued only as global securities, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations When a Global Security will be Terminated
      In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders. We have described the rights of holders and street name investors above.
      A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
SELLING STOCKHOLDERS
      The following table sets forth certain information, as of February 17, 2004, regarding the beneficial ownership of our common stock by the selling stockholders. This table is based upon information supplied to us by the selling stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the selling stockholders named in this table has shared voting power with respect to the shares indicated as beneficially owned. As of February 17, 2004, we had 34,493,617 shares of common stock outstanding.

				Shares Owned
	Shares Owned(1)			After Offering(2)
			Shares Being
	Number	Percent	Offered	Number	Percent

Blum Strategic Partners, L.P.(3)	5,845,104	16.9%	2,586,076	3,259,028	9.4%
BK Capital Partners IV, L.P.(4)	346,195	1.0%	153,169	193,026	*
Stinson Capital Partners (QP), L.P.(4)	230,810	*	102,118	128,692	*
Stinson Capital Partners, L.P.(4)	221,588	*	98,038	123,550	*
Stinson Capital Partners II, L.P.(4)	102,700	*	45,438	57,262	*
Stinson Capital Fund (Cayman), Ltd.(4)	34,267	*	15,161	19,106	*

*	Less than one percent.

(1)	Except as described below, we determined the number and percentage of shares that the selling stockholders’ beneficially own in accordance with Rule 13d-3 under the Securities Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power and also any shares which the selling stockholder has the right to acquire within 60 days of February 17, 2004 through the exercise of any stock option or other right.

(2)	Assumes all shares being registered by each selling stockholder under the registration statement are sold.

(3)	These shares may be deemed to be owned indirectly by Blum Strategic GP, L.L.C., the general partner of Blum Strategic Partners, L.P., and by Richard C. Blum, our vice chairman and a managing member of Blum Strategic GP, L.L.C. Both Blum Strategic GP, L.L.C. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(4)	These shares may be deemed to be owned indirectly by the following parties: (a) Blum Capital Partners, L.P., an investment manager with voting and investment discretion for Stinson Capital Fund (Cayman), Ltd., and the general partner at BK Capital Partners IV, L.P., Stinson Capital Partners, L.P., Stinson Capital Partners (QP), L.P. and Stinson Capital Partners II, L.P.; (b) Richard C. Blum & Associates, Inc. (“RCBA Inc.”), the sole general partner of Blum Capital Partners, L.P.; and (c) Richard C. Blum, our vice chairman and the chairman and a substantial stockholder of RCBA Inc. RCBA Inc., Blum Capital Partners, L.P. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.
      All expenses incurred with the registration of shares of common stock owned by the selling stockholders will be borne by us; provided that, we will not be obligated to pay any underwriting fees, discounts, or commissions in connection with such registration.
PLAN OF DISTRIBUTION
      Both the selling stockholders and we may sell securities pursuant to this prospectus in or outside the United States (a) through underwriters or dealers, (b) through agents or (c) directly to one or more purchasers, including our existing stockholders in a rights offering. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed. The prospectus supplement relating to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
      We or any selling stockholder may distribute securities from time to time in one or more transactions at a fixed price or prices, which may be changed at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
Sales Through Underwriters or Dealers
      If we or the selling stockholders use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
      If we or the selling stockholders use dealers in the sale of securities, the selling stockholders and we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.
Direst Sales and Sales Through Agents
      We or the selling stockholders may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our security holders. We or the selling stockholders may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.
      We or the selling stockholders may sell the securities through agents we or the selling stockholders designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
Delayed Delivery Contracts
      If we so indicate in the prospectus supplement, we or the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
      We or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us or the selling stockholders in the ordinary course of their business.
LEGAL MATTERS
      The validity of the issuance of the securities offered hereby will be passed upon by Cooley Godward llp, San Francisco, California.
EXPERTS
      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN GET MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:
Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, DC 20549
      You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you can review copies of this information and the registration statement through the SEC’s “EDGAR” (Electronic Data Gathering, Analysis and Retrieval) System, available on the SEC’s website (http://www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus, or information that we later file with the SEC modifies and replaces such information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than any portion of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	the annual report on Form 10-K for the year ended October 31, 2003, filed on January 22, 2004;

•	the definitive proxy statement for the annual meeting of stockholders, filed on February 17, 2004; and

•	the description of our common stock contained in our registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to URS Corporation, Attention: Corporate Secretary, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728, (415) 774-2700.

[INSIDE BACK COVER]

PHOTO:

From left to right: Emergency Preparedness Exercises; Helicopter Pilot Training; Logistics Management; Installation Management; Aircraft and Vehicle Maintenance; Flight and Simulation Training; EG&G logo; LSI logo.
Bottom: Defense System Development.

CAPTION:

The EG&G Division provides services to numerous U.S. federal government agencies, particularly the Departments of Defense and Homeland Security. We assist in the development and deployment of weapons systems, maintain and upgrade military aircraft and equipment, and operate military installations. EG&G also trains pilots for the U.S. Armed Forces, provides technical assistance for global threat reduction programs and conducts homeland security preparedness exercises in communities nationwide.